     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1998

                                                           REGISTRATION NO.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                       HOME SECURITY INTERNATIONAL, INC.
                      (NAME OF REGISTRANT IN ITS CHARTER)

         DELAWARE                    1731                    98-0169495
(STATE OR JURISDICTION OF     (PRIMARY STANDARD           (I.R.S. EMPLOYER
     INCORPORATION OR             INDUSTRIAL            IDENTIFICATION NO.)
      ORGANIZATION)

                             CLASSIFICATION CODE
                                   NUMBER)
                          LEVEL 7, 77 PACIFIC HIGHWAY
                            NORTH SYDNEY, NSW 2060
                            (011) (61-2) 9936-2424
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
   AND PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                                ---------------
                               RALPH STEPHENSON
                             50 CENTRAL PARK SOUTH
                              NEW YORK, NEW YORK
                                (212) 486-2713
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
           ARTHUR DON, ESQ.                      ALAN I. ANNEX, ESQ.
      FERNANDO R. CARRANZA, ESQ.              DAVID M. ENGLANDER, ESQ.
           D'ANCONA & PFLAUM                 CAMHY KARLINSKY & STEIN LLP
        30 NORTH LASALLE STREET                     1740 BROADWAY
              SUITE 2900                           SIXTEENTH FLOOR
        CHICAGO, ILLINOIS 60602             NEW YORK, NEW YORK 10019-4315
            (312) 580-2000                         (212) 977-6600
          FAX (312) 580-0923                     FAX (212) 977-8389

                                ---------------
  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                          PROPOSED
                                             PROPOSED      MAXIMUM
                                 AMOUNT      MAXIMUM      AGGREGATE   AMOUNT OF
    TITLE OF EACH CLASS OF       TO BE    OFFERING PRICE  OFFERING   REGISTRATION
 SECURITIES TO BE REGISTERED   REGISTERED  PER UNIT(1)    PRICE(1)       FEE
---------------------------------------------------------------------------------
 Common Stock(2).............  1,495,000      $10.25     $15,323,750    $4,522
---------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 (the "Securities Act"), based upon the average of the high and low prices of Common Stock as reported on the American Stock Exchange on July 16, 1998.
(2) Includes shares of Common Stock issuable upon exercise of the Underwriters' Over-Allotment Option.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION DATED JULY 20, 1998

PROSPECTUS
                                1,300,000 SHARES

                                      LOGO

                       HOME SECURITY INTERNATIONAL, INC.

                                  COMMON STOCK

  All 1,300,000 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), offered hereby (this "Offering") are being sold by Home Security International, Inc., a Delaware corporation (the "Company"). The Company's Common Stock is traded on the American Stock Exchange under the symbol "HSI". On July 16, 1998, the last reported sale price for the Common Stock on the American Stock Exchange was $10.25 per share. See "Price Range of Common Stock".

                                  -----------

  SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          UNDERWRITING
                                        PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                       THE PUBLIC        COMMISSIONS(1)        COMPANY(2)
------------------------------------------------------------------------------------------
Per Share........................        $                 $                   $
------------------------------------------------------------------------------------------
Total(3).........................        $                 $                   $
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".
(2) Before deducting estimated expenses of the offering, estimated at $508,000, payable by the Company.
(3) The Company has granted L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend"), the representative (the "Representative") of the several underwriters (the "Underwriters"), a 45-day option to purchase up to an aggregate of 195,000 additional shares of Common Stock to cover over-allotments, if any (the "Underwriters' Over-Allotment Option"). If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $     , $         and $         respectively. See "Underwriting".

                                  -----------

  The Shares offered by this Prospectus are offered by the several Underwriters subject to prior sale, when and if delivered to and accepted by the Underwriters, and subject to the right to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the Shares
will be made at the offices of L.H. Friend on or about             , 1998.

                L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

                The date of this Prospectus is           , 1998

                               ----------------

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS
         THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE
           COMMON STOCK OF THE COMPANY INCLUDING ENTERING STABILIZING
               BIDS OR IMPOSING PENALTY BIDS. SEE "UNDERWRITING".

                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus ("Prospectus"). As used throughout this Prospectus, unless the context otherwise requires, the terms "Company" or "Home Security International, Inc." refer to Home Security International, Inc., its wholly owned subsidiaries and its predecessor entities. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise indicated, the information in this Prospectus assumes the Underwriters' Over-Allotment Option is not exercised. All figures are in U.S. dollars unless otherwise noted. Investors should read the risk factors related to the purchase of Common Stock of the Company. See "Risk Factors".

                                  THE COMPANY

  The Company is a direct sales company which, through an extensive distributor network (the "Distributor Network"), sells, installs and services a residential security alarm system marketed under the trade name SecurityGuard, principally in Australia and New Zealand, with expanding international operations in Europe, South Africa and North America. The Company's security system (the "SecurityGuard System"), which includes a SecurityGuard alarm, a smoke alarm/detector, a fire extinguisher, and a fire blanket, provides home protection to a customer's premises through interior heat sensitive motion detectors, flashing lights, a siren, window decals and a centralized processing unit ("CPU") with the ability to communicate signals to a central monitoring station. In order to capitalize on its base of customers with installed SecurityGuard Systems (which the Company believes to be approximately 165,000), the Company is continually seeking additional methods of generating recurring revenue, including the sale of extended warranties to its customers and the introduction of on-line alarm monitoring services in Australia and New Zealand in the next twelve months.

  The Company's business success is dependent upon the continued successful implementation of its "Direct Sales Marketing Program" by its Distributor Network. The Direct Sales Marketing Program is a systematic approach to selling the Company's products through low cost lead generation, telemarketing and in home sales appointments. The program's focus is on middle income families and retirees, a market which the Company believes has been historically underserved by the security alarm industry. Sales leads are generated using various methods, including referrals from in home sales appointments, shopping center "drop box" promotions and the collection of crime awareness and fire safety surveys conducted in shopping centers and in targeted neighborhoods. These leads are then utilized by telemarketers to set up in home sales appointments, during which the sales representatives make a crime awareness and fire safety presentation and then demonstrate the functionality of the SecurityGuard System. In order to increase the effectiveness of its Direct Sales Marketing Program, the Company requires participants in its Distributor Network to regularly participate in comprehensive training seminars developed by the Company relating to all aspects of its Direct Sales Marketing Program.

  The Distributor Network is a structured sales hierarchy of "Independent Agents", "Area Distributors" and "Distributors" who are compensated solely on the basis of sales of the Company's SecurityGuard Systems. The Company believes that it possesses an advantage over other direct sales companies since advancement through the Distributor Network is based exclusively on the participant's success in sales of the Company's products, rather than recruitment of other sales representatives. The Independent Agents, who are the entry level participants in the Distributor Network, are motivated by an attractive sales commission structure, as well as the opportunity to become Area Distributors who own and operate their own distribution business. Independent Agents are promoted based on a proven ability to sell the Company's products over a defined period of time. Each Area Distributor purchases products from the Company for resale to end users through Independent Agents who operate out of their offices. Successful Area Distributors, in turn, can become Distributors who earn an override on sales by the Company made to their attributed Area Distributors, as well as continuing to earn profits on the sales made by its distribution business. The Company believes that the Distributor Network, in addition to offering a potential for substantial individual compensation and profit, is an effective motivational tool which emphasizes peer ranking and recognition in order to improve sales performance. The Company also believes the Distributor Network gives it a significant strategic advantage over its competitors by limiting the capital investment needed to grow the Company, since its Area Distributors and Distributors are responsible for most costs associated with running their distribution businesses (including all recruitment, telemarketing and SecurityGuard System installation costs). See "Business--Distributor Network".

  The Company's net sales increased by 38% from $23.2 million for the nine months ended March 31, 1997 to $32.1 million for the nine months ended March 31, 1998, and its net income increased by 100% from $1.8 million for the nine months ended March 31, 1997 to $3.6 million for the nine months ended March 31, 1998. The Company's net sales growth is primarily attributable to its significant increase in unit sales of its alarm system, which in Australia and New Zealand have increased by 34% from 26,812 units for the nine months ended March 31, 1997 to 35,891 units for the nine months ended March 31, 1998 and in its international markets have increased by 210% from 1,618 units for the nine months ended March 31, 1997 to 5,028 units for the nine months ended March 31, 1998.

  The Company's strategy is to expand its operations by increasing the size of the Distributor Network in those countries in which it now operates and initiating the Distributor Network in new international markets. The Company also expects to increase sales by generating sources of recurring revenue from its existing base of customers with installed alarms through the sale of extended warranties and the introduction of on-line monitoring services. In addition, in order to enhance sales, create operating efficiencies and improve margins, the Company has recently acquired a 50% interest in FAI Finance Corporation Pty Ltd ("FFC"), a consumer finance company primarily in the business of financing purchases of the SecurityGuard System in Australia and New Zealand (the "FFC Transaction") and, upon completion of this Offering, will acquire a 75% interest in Ness Security Products Pty Ltd ("Ness"), which manufactures the SecurityGuard alarm (the "Ness Transaction"). The acquisitions are principally intended to ensure that each of FFC and Ness continues to focus its primary business efforts on the Company's interests, as well as to produce certain operating efficiencies by more thoroughly integrating their businesses with that of the Company. See "Business--Strategic Acquisitions".

  The principal executive office of the Company is located at Level 7, 77 Pacific Highway, North Sydney, NSW 2060 Australia and its telephone number is (011) (61-2) 9936-2424.

                              RECENT DEVELOPMENTS

FFC Transaction

  On December 31, 1997, the Company purchased 50% of the shares (the "FFC Shares") of FFC from FAI Insurances Limited ("FAI Insurances"), a significant shareholder of the Company. FFC, a consumer finance company with operations in Australia and New Zealand, financed approximately 74% of the Company's financed sales, and 56% of all sales by the Company of the SecurityGuard System to end users in Australia and New Zealand for the nine months ended March 31, 1998. The purchase price for the FFC Shares of $7,016,525 was paid through the delivery of a five year promissory note (the "FFC Note"), which bears interest at a rate of 7.75% per annum payable monthly in arrears and is secured by the FFC Shares. Pursuant to the terms of the FFC Note, as amended, the Company is required to utilize any funds raised in any equity offering subsequent to the FFC Transaction to pay down the FFC Note (the "FFC Note Payment"), if available after paying the cash portion of the purchase price in the Ness Transaction (see "Business--Strategic Acquisitions"). As part of the FFC Transaction, the Company received an option (the "FFC Option"), at no additional cost, exercisable within four years of the date of the FFC Transaction, to purchase the remaining 50% interest in FFC from FAI Insurances, for the same consideration plus 50% of the net change in FFC's retained earnings from the date of the FFC Transaction until the date the FFC Option is exercised. If the FFC Option is exercised the purchase price will be financed by FAI Insurances over a four year period from the date the FFC Option is exercised on terms comparable to the FFC Note. See "Business--Strategic Acquisitions" and "Certain Transactions--Transactions with FAI Insurances".

Ness Transaction

  On July 17, 1998, the Company entered into a stock purchase agreement ("Stock Purchase Agreement"), whereby the Company agreed to purchase all of the issued and outstanding common stock of International Integrated Home Security Limited ("IIHSL"), a British Virgin islands holding company. IIHSL is the holder of 75.04% of the issued and outstanding common stock of Ness. Ness is a leading manufacturer of security alarm products in Australia and the Company's sole supplier of the SecurityGuard alarm. For the nine months ended March 31, 1998, approximately 78% of Ness' revenues were derived from sales of the SecurityGuard alarm to the Company. The purchase price for all of the issued and outstanding common stock of IIHSL will consist of the following: (i) 400,000 shares of Common Stock, (ii) warrants convertible into 360,000 shares of Common Stock at an exercise price of $13.00, which will be exercisable through the year 2003 (the "Ness Warrants") and (iii) $11,157,000 in cash (the "Cash Portion"). A portion of the proceeds of this Offering will be used to pay the Cash Portion. The closing of the Ness Transaction, which will occur immediately following the closing of this Offering, is conditioned on the occurrence of certain events, including the Company's successful closing of this Offering. See "Business--Strategic Acquisitions."

                                  THE OFFERING

 Common Stock Offered by
  The Company............................... 1,300,000 shares of Common Stock.
 Common Stock Outstanding After the
  Offering (1) (2).......................... 6,850,500 shares of Common Stock.
 Use of Proceeds............................ To finance the Cash Portion of the Ness Transaction and to pay
                                              down the FFC Note.
 American Stock Exchange Symbol............. HSI

--------
(1) Includes 400,000 shares of Common Stock to be issued in connection with the Ness Transaction.
(2) Excludes (i) an aggregate of 750,000 shares of Common Stock subject to options issued under the Company's 1997 Stock Option Plan and 20,000 shares of Common Stock subject to options issued under the Company's 1997 Non-Employee Director Stock Option Plan, all at an exercise price of $10.00 per share; (ii) 240,000 shares of Common Stock reserved for issuance upon the exercise of warrants granted by the Company to the managing underwriters (collectively, the "IPO Representatives") of the Company's initial public offering conducted in July 1997 ("IPO"), at an exercise price of $16.50 per share (the "IPO Warrants"); and (iii) 360,000 shares of Common Stock reserved for issuance upon the exercise of the Ness Warrants. See "Description of Securities--Warrants".

                     SUMMARY SELECTED FINANCIAL INFORMATION

SUMMARY STATEMENT OF OPERATIONS DATA:

                                                                    NINE MONTHS ENDED PRO FORMA NINE
                                    YEARS ENDED JUNE 30,                MARCH 31,      MONTHS ENDED
                          ----------------------------------------- ----------------- MARCH 31, 1998
                           1993    1994     1995    1996     1997     1997     1998   AS ADJUSTED(1)
                          ------- -------  ------- ------- -------- -------- -------- --------------
                                    (in thousands, except per share and unit sales data)
 Net sales..............  $11,093 $10,629  $21,437 $26,701 $ 33,465 $ 23,232 $ 32,158    $ 36,369
 Gross profit...........    5,162   3,901    7,218   9,116    9,191    6,453   13,293      20,501
 Income (Loss) from
  operations............      852     (54)   2,127   2,510    3,138    2,407    5,210       8,544
 Interest income, net...        2       5       65     203      784      555      215         223
 Net income (loss)......      492     (74)   1,470   1,659    2,292    1,838    3,573       4,837
 Diluted net income per
  share of Common
  Stock(2)..............                                   $   0.51 $   0.41 $   0.69    $   0.70
 Diluted weighted
  average shares of
  Common Stock
  outstanding(2)........                                      4,500    4,500    5,157       6,906
UNIT SALES DATA:(3)
 Unit sales.............   11,744  12,235   25,280  31,669   38,071   26,812   40,919      40,919
 Cumulative unit sales..   16,947  29,182   54,462  86,131  124,202  112,943  165,121     165,121

SUMMARY BALANCE SHEET DATA:

                                                                    PRO FORMA
                                                                      AS OF
                                         AS OF         AS OF      MARCH 31, 1998
                                     JUNE 30, 1997 MARCH 31, 1998 AS ADJUSTED(4)
                                     ------------- -------------- --------------
                                                   (in thousands)
 Cash and cash equivalents.........     $   --        $ 5,803        $ 2,939
 Working capital (deficit).........      (1,754)        2,900          3,808
 Total assets......................      15,957        30,326         48,605
 Total debt, including current
  portion..........................         --          5,726          1,353
 Shareholders' equity..............       9,790        16,798         35,463

--------
(1) Gives effect to the following transactions as if they had occurred at the beginning of the period: (i) the FFC Transaction; (ii) the Ness Transaction; (iii) the IPO; and (iv) this Offering. See "Pro Forma Financial Statements".
(2) Pro forma diluted net income per share of Common Stock and pro forma weighted average shares of Common Stock outstanding are computed after giving effect to the transactions listed in Note 1 above.
(3) Unit sales represents sales of the SecurityGuard System during the applicable period and cumulative unit sales represents the aggregate sales of the SecurityGuard System since the Company began operations in 1988.
(4) Gives effect to the issuance of 400,000 shares pursuant to the Ness Transaction, the issuance of 1,300,000 shares pursuant to this Offering, and the application of the estimated net proceeds therefrom (and a portion of existing cash reserves) to repay certain indebtedness. See "Use of Proceeds".

                                 RISK FACTORS

  An investment in the Shares involves a high degree of risk and is not recommended for any investor who cannot afford to lose his or her entire investment. In evaluating an investment in the Shares, investors should carefully consider the following factors, in addition to the other information in the Prospectus. See "Certain Forward Looking Statements" for further information concerning certain of these risks.

  Risk of International Expansion. Although the Company's sales historically have been generated in the Australian and New Zealand markets, the Company has initiated expansion programs in Europe, South Africa and North America. There can be no assurance that the Company will be able to market, sell and deliver its products and services successfully in these new markets. A key component of the Company's strategy is deployment of its Direct Sales Marketing Program in markets outside of Australia and New Zealand through its Distributor Network. Although the Company believes that the implementation of the Distributor Network in those markets limits the Company's costs related to expansion, the Company is still required to bear certain start-up costs when entering new markets, including costs related to obtaining regulatory approval of the SecurityGuard System and other pre-operational start-up costs. The expenses associated with establishing the Distributor Network in new markets during any period may substantially affect the Company's operating results during that period. In addition, for the Company to expand successfully into a new market, the Company must obtain a sufficient number and density of customers in that market to support the additional investment made by the Company, and establish a relationship with a local financing company that will finance the purchase of products by customers. There can be no assurance that the required customer numbers and density in any new market will be achieved or that a relationship with a local financing company in that market will be established. If the revenues generated by the Company in new and existing markets are not sufficient to offset the expense of establishing and maintaining the infrastructure to facilitate expansion of the operations, the Company's business, operating results and financial condition could be materially adversely affected. The Company is also subject to certain risks inherent in operating globally, including international monetary conditions, tariffs, import licenses, trade policies, domestic and foreign tax policies and foreign manufacturing regulations. Furthermore, varying climatic conditions in countries in which the Company operates or intends to commence operations may affect the performance of the alarm system, thereby requiring modification of its design.

  Dependence on Consumer Financing. For the nine months ended March 31, 1998, approximately 75% of the sales of SecurityGuard Systems by participants of the Distributor Network to consumers were financed on an installment basis. The Company's distributors in Australia and New Zealand have the option of offering potential consumers financing from FFC (see "Business--Strategic Acquisitions") or other financing organizations. In each of the other markets in which the Distributor Network operates, the Company has arranged for a local financing company to make financing available to purchasers in the market. The availability of consumer financing in new international markets and the continued availability of consumer finance in existing markets will be a significant factor in determining whether the Company will succeed in these markets. Any changes in interest rates or credit quality requirements of financing organizations may adversely affect sales of the Company's products and therefore have a material adverse effect on the Company. There can be no assurance that financing will be available on terms which are attractive to consumers and suitable for the Company's operations.

  Currency Fluctuations and Duty Rates. Although the Company's principal operations are concentrated in Australia and New Zealand, it conducts operations throughout the world. (See "Risk Factors--Geographic Concentration".) Accordingly, the Company's financial performance could be adversely affected by fluctuations in currency exchange rates as well as changes in duty rates. Furthermore, as the Company reports its financial results in U.S. dollars, a significant movement in the value of the U.S. dollar against certain international currencies, particularly the Australian dollar ("AUD"), could have a material adverse effect on the Company's reported financial position and results of operations. The AUD has declined in value relative to the U.S. dollar from .7452 on July 1, 1997 to .6608 on March 31, 1998 and as of July 16, 1998 was valued at .6290 as compared to the U.S. dollar. The change in valuation has resulted in lower reported revenues than budgeted when translated into U.S. dollars for the nine months ended March 31, 1998. The Company has experienced gains and losses in recent periods due to transactions in foreign currencies. The Company hedged a portion of its foreign exchange risk against the U.S. dollar through an AUD $2.5 million dollar collar hedge and an AUD $1.0 million dollar forward contract, both of which expired on June 30, 1998. Although the Company is not in the business of currency hedging, it may from time to time engage in hedge arrangements. Nevertheless, there can be no assurance that the Company will be successful in limiting risks related to currency fluctuations and that changes in exchange rates will not have a material adverse effect on the Company or its results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  Risk Associated With Acquisitions. The Company's success will depend, in part, on its ability to integrate its recent acquisition of FFC and the proposed acquisition of Ness, which will occur upon the closing of this Offering, into the Company's core sales business. There can be no assurance that the Company will be able to successfully integrate such businesses into its operations without substantial costs, delays or other problems, that either FFC or Ness will have a positive effect on the Company's profitability in an amount sufficient to justify the investment therein or that the Company will be able to realize expected operating and economic efficiencies in the operation of either Ness or FFC following such acquisitions. In addition, integration of such acquisitions may require a substantial amount of time from key management personnel. If the Company does not manage these acquisitions effectively, its business, financial condition and results of operations could be materially adversely affected. See "Business--Strategic Acquisitions".

  Management of Growth. An important element of the Company's business strategy has been and continues to be expansion of its Distributor Network beyond its present base of operations. This expansion has placed and will continue to place substantial demands on the Company's management, operational resources and system of financial controls. The Company's future operating results will depend in part on the Company's ability to continue to implement and maintain operating and financial systems and to expand, train and manage its employees and members of its Distributor Network. Additionally, management of growth may limit the time available to the Company's management to devote to other operational, financial and strategic issues. There can be no assurance that the Company will successfully implement and maintain the necessary operational and financial systems or successfully obtain, integrate and utilize the personnel, management, operational and financial resources required to manage a developing and expanding business in new markets. Failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company's results of operations and financial condition.

  Government Regulation. The Company must receive approval from the various regulatory and licensing authorities for each country, state and local area in which it operates. The Company may be required to obtain formal approval to operate the Direct Sales Marketing Program and for the construction, design, functionality, acceptability or merchantable quality of the SecurityGuard System. The time that it takes to secure these approvals in any market will affect the Company's growth and ability to establish a presence in such markets. In certain jurisdictions, the Company has been required to obtain licenses or permits prior to the commencement of operations. The loss of such licenses or permits, or the establishment of conditions to the granting or retention of such licenses or permits, could have a material adverse effect on the Company. In certain jurisdictions the Company may also be required to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. Although the Company believes that it is presently in substantial compliance with all licensing and regulatory requirements in each jurisdiction in which it operates, there can be no assurance the Company will be able to secure the necessary regulatory approvals in all of the countries or smaller geographic areas in which it seeks to operate or that it will continue receiving regulatory approvals for its existing activities. Recently, a trend has emerged on the part of local governmental authorities to adopt various laws and regulations aimed at reducing the number of false alarms. Enactment of such measures could have a material affect on the Company's future business and results of operations. See "Business--Government Regulation".

  Dependence On Key Management Executives. The success of the Company's business is largely dependent upon the active participation of Bradley D. Cooper and other executive officers. The loss or interruption of the continued services for any reason of one or more of the Company's key officers or the inability of the Company to hire or retain qualified executives may have a material adverse effect on the Company's business. Although Mr. Cooper's principal occupation is as the Company's Chief Executive Officer and Chairman, he has significant interests in other operating companies, and periodically gives speeches and writes articles on sales motivation techniques. The Company has "key-man" life insurance policies on Mr. Cooper, Terrence J. Youngman (President), David Appleby (Vice President of International Business Development) and Geoffrey D. Knowles (Vice President of Marketing) for $5 million, $1 million, $2 million and $2 million respectively. See "Management".

  Recruitment of Independent Agents. The Company is dependent on the continued recruitment of new Independent Agents to serve as sales agents for the Distributor Network. The Distributor Network faces competition in the recruitment of sales agents from other organizations, some of which are not in the security alarm industry. The Company's ability to maintain or increase its sales growth in the future will depend in part upon the number and quality of Independent Agents that the Distributor Network can recruit and the Company can train. There can be no assurance that a sufficient number of Independent Agents will be recruited or retained by the Distributor Network.

  Competition. The security alarm industry in each country where the Company operates is highly competitive and there can be no assurance that the Company will be able to compete successfully in the future. Although the Company has achieved rapid growth in the sale of the SecurityGuard System in Australia and New Zealand, there is no assurance that the Company will have continued success in these countries. Although the Company believes that the Distributor Network provides it with a competitive advantage over other security alarm companies in Australia and New Zealand, the loss of any such competitive position could have a material adverse effect on the Company. In marketing the SecurityGuard System outside Australia and New Zealand, the Company competes with larger national and international companies who may be better capitalized and who conduct media advertising, which the Company does not currently utilize. In the United States, the Company faces competition from alarm installation and monitoring companies which are better capitalized than the Company and which offer low-priced installations of security systems. Competitive pressure may require the Company to reduce its prices to achieve in other countries the growth rate it has experienced in Australia and New Zealand. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. See "Business--Competition".

  Quarterly Variations In Operating Results. The Company has historically experienced fluctuations in its quarterly operating results and expects to experience fluctuations of its quarterly operating results in the future. These fluctuations have been caused by many factors, including, among others, the opening and closing of distributor offices, the volume and timing of customer generation, competitive pricing pressures, local and national crime rates in the markets in which the Distributor Network operates, general economic conditions, foreign currency fluctuations and seasonality. The Company's sales can be hampered by unfavorable weather conditions, holidays and reduced hours of daylight. The Company's budgeted expenses are based, to some extent, on its expectations of future sales and customer growth. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall due to levels of new sales that are lower than anticipated. Given the possibility of quarterly fluctuations, the Company believes that comparisons of the results of its operation for preceding quarters are not necessarily meaningful and that the results for any one quarter should not be relied upon as an indication of future performance. In the event that the Company's revenues or operating results for any quarter are lower than expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  Geographic Concentration. Sales in Australia and New Zealand for the fiscal years ended June 30, 1995, June 30, 1996 and June 30, 1997 and for the nine months ended March 31, 1998 accounted for approximately 95%, 94%, 94% and 89%, respectively, of the Company's total net sales. The Company expects that sales in Australia and New Zealand will continue to account for a significant portion of the Company's net sales in the future. The performance of the Company may be adversely affected by any change in regional economic conditions or other factors affecting these markets. See "Business--Geographic Operations".

  Product Concentration. To date, sales of the SecurityGuard System and related services accounted for substantially all of the Company's sales, and will continue to account for substantially all sales in the foreseeable future. Decline in the demand for this product, whether as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--SecurityGuard System" and "Business--Services".

  Risks of Liability. Most of the alarm installation agreements and other agreements pursuant to which the Company and the Distributor Network sell the SecurityGuard System and related services contain provisions and disclaimers limiting liability to customers. These provisions and disclaimers are intended to reduce the risk of liability to the Company for the acts or omissions of employees or Distributor Network representatives and for system failures. However, in the event of litigation with respect to such matters, there can be no assurance that these liability limiting provisions and disclaimers will be enforceable. While the Company currently carries insurance of various types, including general liability and errors and omissions insurance, the loss experience of the Company and other security service companies may affect the availability and cost of such insurance in the future. Certain of the Company's insurance policies and the laws of some jurisdictions may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence or wanton behavior. The cost and effect of litigation could have a material adverse effect on the Company.

  Benefits to Affiliates. The Company will use a portion of the proceeds of this Offering to pay the Cash Portion of the Ness Transaction to International Home Security Investments Limited, of which Paul Brown is the sole beneficial owner, and which will beneficially own 10.5% of the Company's Common Stock upon the closing of the Ness Transaction. The Company is required to use the remainder of the proceeds of this Offering to pay down the FFC Note, which is held by FAI Insurances. See "Business--Strategic Acquisitions" and "Management--Directors and Executive Officers".

  Adverse Publicity. Direct sales companies are occasionally the subject of print articles and broadcast programs which present a negative view of such companies and that emphasize their use of high pressure sales practices. Although the Company maintains an active training and compliance program to deter abusive sales practices by the participants in the Distributor Network, the Company and the Distributor Network occasionally have received adverse publicity. The Company has been the subject of isolated news articles accusing its sales agents of high pressure sales practices including focusing on customers' fears by using photographs of burglarized homes to encourage purchases of the SecurityGuard System, and for charging above market financing rates to consumers who cannot afford the product. Publicity of this nature could have a material adverse affect on the Company's sales and earnings.

  Limitations on Enforceability of Judgments. A substantial portion of the assets of the Company are, and for the foreseeable future will be, located outside the United States. In addition, all or a substantial portion of the assets of directors, executive officers and experts residing outside the United States are or may be located outside of the United States, primarily in Australia. As a result, it may not be possible to effect service of process in the United States on such directors and executive officers, such experts or on the Company's subsidiaries or to enforce, collect or realize upon, judgments against such persons obtained in United States courts which are predicated upon civil liability under United States securities laws. The Company has been advised by its special Australian counsel, Dibbs, Crowther & Osborne, that there are doubts as to the enforceability of civil liabilities imposed by United States courts and as to the ability of stockholders to pursue in Australian courts claims based on the contents of this Prospectus or otherwise predicated on United States federal securities laws against the Company or its directors, executive officers and experts.

  Foreign Taxation. Because the Company is a United States corporation which generates substantially all of its income from non-U.S. operations, its income will generally be subject to taxation in different jurisdictions. Certain operations of the Company conducted outside the United States or by foreign subsidiaries, in addition to being subject to taxation in foreign jurisdictions, are also subject to various provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which impose special taxes in certain circumstances on foreign subsidiaries of United States corporations. While the Company will generally receive foreign tax credits for taxes paid in foreign jurisdictions which can be offset against United States tax liabilities, there can be no assurance that the Company will generate sufficient United States income to fully utilize such foreign tax credits.

  Anti-takeover Considerations. Certain provisions of the Company's By-Laws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. For example, these provisions allow a staggered board of directors and the issuance, without stockholder approval, of preferred stock with rights and privileges senior to the Common Stock. The issuance of preferred stock could result in the dilution of the voting power of the shares of Common Stock purchased in this Offering and could have a dilutive effect on earnings per share. The Company is also subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business ventures with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Securities--Certain Provisions of the Company's Charter and Delaware Law".

  Limited Experience of the Representative. Although the Representative has co-managed over fifty public offerings, it has served as the sole managing underwriter of only one public offering. However, the senior officers of the Representative overseeing the Offering have served, with various firms, as the lead investment bankers for more than one hundred registered public offerings over the last fifteen years. There can be no assurances that the Representative's lack of public offering experience will not have a material adverse effect on the Offering or the trading market for the Company's Common Stock following the Offering. See "Underwriting".

  Potential Adverse Effect of Warrants and Company Options. The Company issued warrants to purchase an aggregate of 240,000 shares of Common Stock to the IPO Representatives which are exercisable at a price of $16.50 per share (the "IPO Warrants") and will issue warrants to purchase an aggregate of 360,000 shares pursuant to the Ness Transaction which are exercisable at a price of $13.00 per share (the "Ness Warrants"). See "Description of Securities--Warrants". Additionally, the Company has reserved 50,000 shares of Common Stock for issuance under its 1997 Non-Employee Director Stock Option Plan and 750,000 shares of Common Stock for issuance under its employee 1997 Stock Option Plan of which 20,000 and 750,000 options, respectively, have been issued, all at an exercise price of $10.00 per share. See "Management--Stock Compensation Plans". The holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of the other security holders. As long as the IPO Warrants, Ness Warrants and other Company options remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the holders of the IPO Warrants, the Ness Warrants and other Company options may exercise such warrants or options at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those under which the existing warrants or options are exercisable. See "Description of Securities" and "Certain Transactions".

  Risk Associated With the Potential Acquisition of the Remaining Interest of FFC and/or Ness. The Company may choose to proceed with the acquisition of the remaining 50% interest in FFC that it does not currently own by exercising the FFC Option, and is currently negotiating with the management of Ness to acquire the 24.96% interest it will not acquire pursuant to the Ness Transaction. If the consideration for either such transaction consists of cash, a substantial portion of the Company's available cash may have to be used to consummate the transaction. If the consideration for either transaction consists of Common Stock or other securities, stockholders of the Company could suffer dilution of their interests in the Company. In addition, the consummation of either transaction could involve acquisition related charges. See "Business--Strategic Acquisitions".

  Shares Eligible For Future Sale. Sales of shares of Common Stock by existing shareholders or by existing holders of outstanding options and warrants, under Rule 144 of the Act, pursuant to the exercise of registration rights or otherwise, could have an adverse effect on the price of the Common Stock. The holders of the IPO Warrants will be able to sell publicly the Common Stock issuable upon exercise thereof, either through the exercise of certain registration rights, or for shares issued pursuant to the "cashless exercise" provisions thereof, pursuant to Rule 144. See "Description of Securities" and "Underwriting".

  No Dividends. The Company does not anticipate paying dividends on its Common Stock for the foreseeable future. Dividends will only be paid at such time as the cash flow of the Company is sufficient to justify such payments, provided that there are no restrictions on payment of dividends under credit or other agreements. See "Dividend Policy".

  Possible Illiquidity of Trading Market. The Common Stock is listed on the American Stock Exchange. To continue to be listed on the American Stock Exchange, the Company must continue to satisfy certain maintenance standards. If the Company is unable to maintain the standards for continued quotation on the American Stock Exchange, the Common Stock could be subject to delisting by the American Stock Exchange. In such event, an investor would find it more difficult to dispose of the Shares, or to obtain accurate quotations as to their price.

  Potential Volatility of Stock Price. The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Such broad market fluctuations may adversely affect the market price of the Common Stock. In addition, the market price of the Common Stock may prove to be highly volatile. Announcements of innovations or new commercial products by the Company or its competitors, developments or disputes concerning proprietary rights, regulatory developments in countries in which the Company operates, as well as period to period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Common Stock.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,300,000 shares of Common Stock being offered hereby are estimated to be approximately $13,995,000, at an assumed Offering price of $12.00 per share and after deducting the underwriting discounts and commissions and Offering expenses payable by the Company. The Company intends to use (i) $11,157,000 to pay the Cash Portion of the Ness Transaction and (ii) $2,838,000 of the net proceeds to paydown the FFC Note. The remainder of the FFC Note will be paid off utilizing the existing cash reserves of the Company. Based on the amount outstanding in principal and interest under the FFC Note at March 31, 1998 of $5,726,000, approximately $2,888,000 of the Company's existing cash reserves would be required to pay off the FFC Note. However, since the FFC Note is denominated in AUD, the actual amount of existing cash reserves required to pay off the FFC Note will vary from the amount set forth above unless the AUD value relative to U.S. dollars on the date of payment of the FFC Note is identical to the relative value on March 31, 1998.

                                DIVIDEND POLICY

  Except for a final dividend distribution to FAI Insurances made prior to the initial public offering ("IPO") of approximately $5.8 million (including a partial return of capital of $0.6 million), the Company has paid no dividends on the Common Stock and does not anticipate doing so for the foreseeable future. Dividends will only be paid at such time as the cash flow of the Company is sufficient to justify such payments. The Company anticipates that all earnings, if any, for the foreseeable future will be retained to finance the growth and development of the business, including the operations of FFC. See "Certain Transactions--Transactions with FAI Insurances", and "Pro Forma Financial Statements".

                          PRICE RANGE OF COMMON STOCK

  On July 15, 1997, the Company commenced the initial public offering of its Common Stock, which has been traded on the American Stock Exchange since that date.

  The following table sets forth the high and low closing sale prices of the Common Stock as reported by the American Stock Exchange for the periods indicated.

      FISCAL 1998                                                HIGH     LOW
      -----------                                               ------- -------
      First Quarter (July 15-September 30)..................... $14.875 $10.000
      Second Quarter (October 1-December 31)...................  13.250   9.000
      Third Quarter (January 1-March 31).......................  11.375   9.062
      Fourth Quarter (April 1-June 30).........................  13.875  10.000
      FISCAL 1999
      -----------
      First Quarter (July 1-July 16 )..........................  13.000  10.250

  On July 16, 1998, the last reported sale price of the Common Stock as reported by the American Stock Exchange was $10.25. Based on information obtained from the Company's transfer agent, there are seven holders of record of the Common Stock and the Company believes that the number of beneficial owners of its Common Stock is in excess of 250.

                                CAPITALIZATION

  The following table sets the capitalization of the Company as of March 31, 1998 as adjusted to reflect (i) the issuance and sale by the Company of 1,300,000 shares of Common Stock in this Offering (at an assumed Offering price of $12.00 per share) and application of the net proceeds therefrom after deducting estimated underwriting discounts and commissions and Offering expenses payable by the Company and (ii) the issuance of 400,000 shares of Common Stock and the Ness Warrants pursuant to the Ness Transaction. The capitalization information set forth in the table below is unaudited and qualified by, and should be read in conjunction with the pro forma financial statements, the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                AS OF
                                                           MARCH 31, 1998
                                                        ----------------------
                                                                 ADJUSTED FOR
                                                                 THIS OFFERING
                                                                 AND THE NESS
                                                        ACTUAL    ACQUISITION
                                                        -------  -------------
                                                           (in thousands)
   Total Debt (1)...................................... $ 5,726     $ 1,353
   Shareholders' Equity
     Preferred Stock, $.001 value; 1,000,000 shares
      authorized; none outstanding.....................     --          --
     Common Stock $.001 value; 20,000,000 shares
      authorized; 5,150,500 shares outstanding,
      6,850,500 as adjusted for the sale of 1,300,000
      shares of Common Stock pursuant to this Offering,
      and 400,000 shares of Common Stock issued
      pursuant to the Ness Transaction (2).............       5           7
   Additional Paid in Capital(3).......................  16,111      34,774
   Secured Note........................................  (2,375)     (2,375)
   Foreign Currency Translation Reserve................    (470)       (470)
   Retained Earnings...................................   3,527       3,527
                                                        -------     -------
       Total Shareholders' Equity......................  16,798      35,463
                                                        -------     -------
       Total Capitalization............................ $22,524     $36,816
                                                        =======     =======

--------
(1) Represents the current and long-term debt of the Company. Pursuant to the terms of the FFC Note, the Company is required to utilize the net proceeds of this Offering in excess of the Cash Portion of the Ness Transaction to pay down the FFC Note. The Company will utilize a portion of its cash reserves to extinguish the remainder of the FFC Note.
(2) Excludes (i) an aggregate 750,000 shares of Common Stock subject to options issued under the Company's 1997 Stock Option Plan and 20,000 shares of Common Stock subject to options issued under Company's 1997 Non-Employee Director Stock Option Plan, all at an exercise price of $10.00 per share, (ii) 240,000 shares of Common Stock reserved for issuance upon exercise of the IPO Warrants and (iii) 360,000 shares of Common Stock reserved for issuance upon the exercise of the Ness Warrants. See "Management--Stock Compensation Plans" and "Description of Securities-- Warrants".
(3) The "Adjusted" Additional Paid in Capital figure includes the value attributed to the Ness Warrants in the Stock Purchase Agreement relating to the Ness Transaction.

                        SELECTED FINANCIAL INFORMATION

  The selected financial information set forth below has been derived from the financial data of the Company, its subsidiaries and its predecessor entities, including FAI Home Security Pty Limited, FAI Home Security (ENZED) Limited, FAI Home Security (NZ) Trust and FAI Home Security (NZ) Limited. The selected statement of operations and balance sheet data of the Company as of and for the years ended June 30, 1993, 1994, 1995, 1996 and 1997 have been derived from the audited consolidated financial statements of the Company. See "Consolidated Financial Statements of Home Security International--Note 1". The selected statement of operations and balance sheet data as of and for the nine month periods ended March 31, 1997 and 1998, are unaudited, but in the opinion of management include all adjustments necessary for a fair presentation of such data. The selected financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in the Prospectus. The pro forma financial data as of and for the nine months ended March 31, 1998 is unaudited, and has been derived from the financial data of the Company after giving effect to the FFC Transaction, the Ness Transaction, the IPO and this Offering as though such transactions had occurred at the beginning of such period. See "Pro Forma Financial Statements".

STATEMENT OF OPERATIONS DATA:

                                                                                                PRO FORMA
                                                                          NINE MONTHS ENDED    NINE MONTHS
                                     YEARS ENDED JUNE 30,                     MARCH 31,           ENDED
                          ----------------------------------------------  ------------------  MARCH 31, 1998
                           1993     1994      1995      1996      1997      1997      1998    AS ADJUSTED(1)
                          -------  -------  --------  --------  --------  --------  --------  --------------
                                     (in thousands, except per share and unit sales data)
 Net sales..............  $11,093  $10,629  $ 21,437  $ 26,701  $ 33,465  $ 23,232  $ 32,158     $ 36,369
 Cost of goods sold.....   (5,931)  (6,728)  (14,219)  (17,585)  (24,274)  (16,779)  (18,865)     (15,868)
                          -------  -------  --------  --------  --------  --------  --------     --------
 Gross profit...........    5,162    3,901     7,218     9,116     9,191     6,453    13,293       20,501
 General and
  administrative
  expenses..............   (4,310)  (3,955)   (5,091)   (6,606)   (6,053)   (4,046)   (8,083)     (11,348)
 Research and
  development...........      --       --        --        --        --        --        --          (609)
                          -------  -------  --------  --------  --------  --------  --------     --------
 Income (Loss) from
  operations............      852      (54)    2,127     2,510     3,138     2,407     5,210        8,544
 Interest income, net...        2        5        65       203       784       555       215          223
                          -------  -------  --------  --------  --------  --------  --------     --------
 Income before taxes,
  equity in income of
  affiliated companies
  and minority interest.      854      (49)    2,192     2,713     3,922     2,962     5,425        8,767
 Income tax expense.....     (362)     (25)     (722)   (1,054)   (1,630)   (1,124)   (1,949)      (3,338)
                          -------  -------  --------  --------  --------  --------  --------     --------
 Income (Loss) before
  equity in income of
  affiliated companies
  and minority interest.      492      (74)    1,470     1,659     2,292     1,838     3,476        5,429
 Equity in income of
  affiliated companies..      --       --        --        --        --        --         97           61
 Minority interest......      --       --        --        --        --        --        --          (653)
                          -------  -------  --------  --------  --------  --------  --------     --------
 Net income (loss)......  $   492  $   (74) $  1,470  $  1,659  $  2,292  $  1,838  $  3,573     $  4,837
                          =======  =======  ========  ========  ========  ========  ========     ========
 Diluted net income per
  share of Common
  Stock(2)..............                                        $   0.51  $   0.41  $   0.69     $   0.70
                                                                ========  ========  ========     ========
 Diluted weighted
  average shares of
  Common Stock
  outstanding(2)........                                           4,500     4,500     5,157        6,906
UNIT SALES DATA:(3)
 Unit sales.............   11,744   12,235    25,280    31,669    38,071    26,812    40,919       40,919
 Cumulative unit sales..   16,947   29,182    54,462    86,131   124,202   112,943   165,121      165,121

--------
(1) Gives effect to the following transactions as if they had occurred at the beginning of the period: (i) the FFC Transaction; (ii) the Ness Transaction; (iii) the IPO; and (iv) this Offering. See "Pro Forma Financial Statements".
(2) Pro forma diluted net income per share of Common Stock and pro forma weighted average shares of Common Stock outstanding are computed after giving effect to the transactions listed in Note 1 above.
(3) Unit sales represents the sales of the SecurityGuard System during the applicable period and cumulative unit sales represents the aggregate sales of the SecurityGuard System since the Company began operations in 1988.

BALANCE SHEET DATA:

                                                                                    PRO FORMA
                                     AS OF JUNE 30,               AS OF MARCH 31,     AS OF
                          --------------------------------------  --------------- MARCH 31, 1998
                           1993    1994    1995   1996    1997     1997    1998   AS ADJUSTED(1)
                          ------  ------  ------ ------- -------  ------- ------- --------------
                                                    (in thousands)
 Cash and cash
  equivalents...........  $  (42) $  247  $1,230 $   370 $   --   $   236 $ 5,803    $ 2,939
 Working capital
  (deficit).............    (279)     (1)  1,684   3,451  (1,754)   4,896   2,900      3,808
 Total assets...........   1,748   2,281   7,671  13,384  15,957   20,985  30,326     48,605
 Total debt, including
  current portion.......     191     557     --      --      --     1,750   5,726      1,353
 Shareholders' equity...     408     369   3,912   9,894   9,790   14,044  16,798     35,463

--------
(1) Gives effect to the issuance of 400,000 shares pursuant to the Ness Transaction, the issuance of 1,300,000 shares pursuant to this Offering, and the application of the estimated net proceeds therefrom (and a portion of existing cash reserves) to repay certain indebtedness. See "Use of Proceeds".

                        PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION

  The accompanying unaudited pro forma statement of operations for the year ended June 30, 1997 has been prepared after giving effect to the pro forma adjustments described in the notes thereto as if the acquisition of the International Assets, the FFC Transaction, the Ness Transaction, the IPO and this Offering had occurred on July 1, 1996. The pro forma statement of operations for the nine month period ended March 31, 1998 has been prepared as if this Offering, the FFC Transaction and the Ness Transaction had taken place on July 1, 1997. The unaudited pro forma balance sheet as of March 31, 1998 has been prepared as if this Offering and the Ness Transaction took place on March 31, 1998.

  The sale of the shares, pursuant to this Offering, has been reflected in the pro forma financial statements assuming a $12.00 per share offering price, net of underwriting commission and issue costs. The funds raised from this Offering are being used to pay the cash portion of the consideration for the Ness Transaction, with the remainder used to retire a portion of the FFC Note. Pro forma earnings per share amounts have been included in the pro forma statements of operations assuming the shares issued pursuant to the events included in the respective statements of operations were outstanding during the periods described therein.

  The unaudited pro forma financial statements do not purport to represent what the results of operations or financial condition of the Company would actually have been for the corresponding period if the respective events or transactions described above had in fact been in effect throughout such period or to project the results of operations or financial condition of the Company for any future date or period.

  The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of the Company, the Cooper International Group and FFC, including the notes thereto, and other financial information included elsewhere in the Prospectus.

    PRO FORMA STATEMENT OF OPERATIONS FOR NINE MONTHS ENDED MARCH 31, 1998

                              HSI
                          CONSOLIDATED      IIHSL                       PRO FORMA
                           MARCH 31,   CONSOLIDATED(1)  PRO FORMA       MARCH 31,
                              1998     MARCH 31, 1998  ADJUSTMENTS NOTE   1998
                          ------------ --------------- ----------- ---- ---------
                                   (in thousands, except per share data)
Net sales...............    $ 32,158      $ 18,855      $(14,644)  (2)  $ 36,369
Cost of goods sold--
 other                       (18,865)      (11,279)       14,644   (2)   (15,500)
--inventory revaluation.         --            --           (368)  (3)      (368)
                            --------      --------                      --------
Gross profit............      13,293         7,576                        20,501
General and
 administrative
 expenses...............      (8,083)       (2,748)         (517)  (4)   (11,348)
Research and
 development............         --           (609)                         (609)
                            --------      --------                      --------
Income from operations..       5,210         4,219                         8,544
Interest income
 (expense), net.........         215          (103)          111   (5)       223
                            --------      --------                      --------
Income before income
 taxes, equity in income
 of affiliated companies
 and minority interest..       5,425         4,116                         8,767
Income tax expense......      (1,949)       (1,498)          109   (6)    (3,338)
                            --------      --------                      --------
Income before equity in
 income of affiliated
 companies and minority
 interest...............       3,476         2,618                         5,429
Equity in income of
 affiliated companies...          97           --            (36)  (7)        61
Minority interest.......         --           (758)          105   (8)      (653)
                            --------      --------                      --------
Net income (loss).......    $  3,573      $  1,860                      $  4,837
                            ========      ========                      ========
Diluted weighted average
 shares of Common Stock
 outstanding............       5,157                       1,749   (9)     6,906
Diluted net income per
 share of Common Stock..    $   0.69                                    $   0.70

--------
(1) The consolidated information reported for IIHSL reflects 100% of the statement of operations data of Ness, adjusted by the "Minority Interest" line entry to reflect IIHSL's historical ownership of 71.04% of Ness, which increased to 75.04% in June 1998. See Note 8 below.
(2) Represents elimination of all sales and purchases between Ness and the Company for the nine months ended March 31, 1998.
(3) Represents elimination of profit recognized by Ness on the net change in inventory carried by the Company for the nine months ended March 31, 1998.
(4) Represents the sum of (i) an amortization charge for the period of $470,000 resulting from the amortization of intangible assets of $12,532,000 arising from the Ness Transaction using an amortization period of 20 years; and (ii) the depreciation expense for the period of $47,000 resulting from the depreciation expense on the fair value revaluation of plant and equipment arising from the Ness Transaction of $316,000.
(5) Represents the reduction in interest expense resulting from the repayment of the FFC Note utilizing $2,838,000 of the proceeds of this Offering and $2,888,000 of the Company's cash reserves.
(6) Represents the tax effect of the adjustments referred to in Notes 2, 3, 4 and 5 listed above. The amortization of intangible assets has no tax effect. Taxation expense has been calculated at the Australian effective tax rate of 36%.

(7) Represents the Company's 50% equity in income (loss) of affiliated companies for the six months ended December 31, 1997 as computed below.

             (Pro Forma Reconciliation of Equity in Income (Loss) of Affiliated Companies for the six months ended December 31, 1997)

                                                FFC       PRO FORMA
                                            CONSOLIDATED ADJUSTMENTS PRO FORMA
                                            ------------ ----------- ---------
      Income before taxes..................  $ 938,000    $(539,000) $ 399,000
      Income tax expense...................   (336,000)     194,000   (141,000)
                                             ---------               ---------
      Net income...........................  $ 602,000               $ 258,000
                                             =========               =========
      50 percent equity in income of FFC...                          $ 129,000
      Amortization of goodwill.............                           (165,000)
                                                                     ---------
      Equity in loss of affiliated
       companies...........................                          $ (36,000)
                                                                     =========

  The equity in loss of affiliated companies has been calculated on a pro forma basis after adjusting for the inclusion of an interest expense on the loan balances due from FFC to FAI Insurances and FAI General Insurances Limited, a subsidiary of FAI Insurances. Prior to January 1, 1998 these loans were non interest bearing. Pro forma interest has been charged monthly in arrears at the historic Westpac Banking Corporation ("Westpac") indicator rate.
  Equity in loss of affiliated companies is calculated after amortization of goodwill of $6,586,000 arising from the FFC Transaction. Goodwill has been amortized as if the FFC Transaction had taken place on July 1, 1997, over a period of 20 years, which would result in an amortization charge for the six month period ended December 31, 1997 of $165,000.
(8) Represents the adjustment needed to reflect IIHSL's acquisition of an additional 4% interest in Ness in June 1998.
(9) Represents issuance of 400,000 shares of Common Stock in connection with the Ness Transaction and the issuance of 1,300,000 of Common Stock in connection with this Offering and the dilutive effect, if any, of all outstanding options and warrants.

        PRO FORMA STATEMENT OF OPERATIONS FOR YEAR ENDED JUNE 30, 1997

                                                                      PRO                       PRO FORMA
                       HSI      INTERNATIONAL    PRO FORMA           FORMA                     ADJUSTMENTS        PRO
                   CONSOLIDATED  9 MONTHS TO  ADJUSTMENTS FOR       FOR 1997   IIHSL JUNE 30,   FOR 1998         FORMA
                     JUNE 30,     MARCH 30,         1997             TRANS-         1997         TRANS-         JUNE 30,
                       1997       1997 (1)    TRANSACTIONS (2) NOTE ACTIONS   CONSOLIDATED (8) ACTIONS (9) NOTE   1997
                   ------------ ------------- ---------------- ---- --------  ---------------- ----------- ---- --------
                                              (in thousands, except per share data)
Net sales........    $ 33,465      $ 1,398        $   --            $ 34,863      $16,193       $(14,701)  (10) $ 36,355
Cost of sales
 --related party.      (3,647)         --           3,647      (3)       --           --                             --
 --inventory
  revaluation....         --           --                                --           --            (269)  (11)     (269)
 --other.........     (20,627)        (770)                          (21,397)      (9,451)        14,701   (10)  (16,147)
                     --------      -------                          --------      -------                       --------
Gross profit.....       9,191          628                            13,466        6,742                         19,939
General and
 administrative
 expenses--
 related party...         560         (560)                              --           --                             --
General and
 administrative
 expenses--other.      (6,613)      (1,140)          (148)     (4)    (7,901)      (3,554)          (690)  (12)  (12,145)
Research and
 development.....         --           --                                --          (595)                          (595)
                     --------      -------                          --------      -------                       --------
Income from
 operations......       3,138       (1,072)                            5,565        2,593                          7,199
Interest income
 (expense), net..         784         (284)          (405)     (5)        95         (193)                           (98)
                     --------      -------                          --------      -------                       --------
Income before
 income taxes,
 equity in loss
 of affiliated
 companies and
 minority
 interest........       3,922       (1,356)                            5,660        2,400                          7,101
Income tax
 expense.........      (1,630)         --          (1,063)     (6)    (2,693)        (720)           119   (13)   (3,294)
                     --------      -------                          --------      -------                       --------
Income before
 equity in loss
 of affiliated
 companies and
 minority
 interest........       2,292       (1,356)                            2,967        1,680                          3,807
Equity in loss of
 affiliated
 companies.......         --           --                                --           --             (22)  (14)      (22)
Minority
 interest........         --           --                                --          (444)            67   (15)     (377)
                     --------      -------                          --------      -------                       --------
Net income
 (loss)..........    $  2,292      $(1,356)                         $  2,967      $ 1,236                       $  3,408
                     ========      =======                          ========      =======                       ========
Diluted weighted
 average shares
 of Common Stock
 outstanding.....       4,500                         651      (7)     5,151                       1,700   (16)    6,851
Diluted net
 income per share
 of Common Stock.    $   0.51                                       $   0.58                                    $   0.50

-------
(1) The consolidated financial statements of the Company include the results of operations of the International Assets from April 1, 1997 to June 30, 1997. The remaining nine months results (July 1, 1996 to March 30, 1997) of the year presented above reflect the results of the International Assets prior to their sale to the Company, and are included in this Pro Forma Statement of Operations as if the International Assets had been acquired by the Company on July 1, 1996.

  Footnotes related to Pro Forma Adjustments for the 1997 Transactions:

(2) The 1997 Transactions include the acquisition of the International Assets and the IPO.
(3) Represents reversal of royalty expenses charged by FAI Insurances of $3,647,000 for use of the FAI name, since the Company was granted the right to use the FAI name for no ongoing charge in connection with the Reorganization.
(4) Represents additional amortization of intangible assets of $148,000 to arrive at a full year amortization of $540,000, which consists of amortization of the goodwill of $10,803,000 arising from the purchase of the Australian operations prior to 1997 and the purchase of the International Assets, using an amortization period of 20 years. This amortization period is consistent with the period used for similar assets acquired.
(5) Represents reversal of (i) interest charges on a loan made by FAI Insurances to the previous owner of the International Assets for $291,000, as the loan was not assumed by the Company when it acquired the International Assets; (ii) a $60,000 interest charge incurred by the Company on a loan from FFC; and (iii) interest income of $756,000, received on the Company's loan to an affiliate of FAI Insurances.

(6) Represents the tax effect of the adjustments referred to in Notes 3, 4 and 5 listed above. The interest charge reversal and amortization of intangible assets has no tax effect. Taxation expense has been calculated at the Australian effective tax rate of 36%.
(7) Represents the issuance of 250,000 shares of Common Stock to Bradley D. Cooper and the issuance of 400,500 shares of Common Stock in connection with the IPO.

  Footnotes related to IIHSL and the Pro Forma Adjustments for the 1998
Transactions:

(8) The consolidated information reported for IIHSL reflects 100% of the statement of operations date of Ness, adjusted by the "Minority Interest" line entry to reflect IIHSL's historical ownership of Ness, which increased from 51.84% to 71.04% in January 1997, and subsequently increased to 75.04% in June 1998. See Note 15 below.

(9) The 1998 Transactions include the FFC Transaction, the Ness Transaction and this Offering.

(10) Represents elimination of all sales and purchases between Ness and the Company for the year ended June 30, 1997.
(11) Represents elimination of profit recognized by Ness on the net change in inventory carried by the Company for the twelve months ended June 30, 1997.
(12) Represents the sum of (i) an amortization charge for the period of $627,000 resulting from the amortization of intangible assets of $12,532,000 arising from the Ness Transaction using an amortization period of 20 years; and (ii) the depreciation expense for the period of $63,000 resulting from the depreciation expense on the fair value revaluation of plant and equipment arising from the Ness Transaction of $316,000.
(13) Represents the tax effect of the adjustments referred to in Notes 10, 11 and 12 listed above. The amortization of intangible assets has no tax effect. Taxation expense has been calculated at the Australian effective tax rate of 36%.
(14) Represents the Company's 50% equity in income of FFC for the year ended June 30, 1997 as computed below.
 (Pro Forma Reconciliation of Equity in Income (loss) of Affiliated Companies for the year ended June 30, 1997)

                                                FFC       PRO FORMA
                                            CONSOLIDATED ADJUSTMENTS PRO FORMA
                                            ------------ ----------- ---------
      Income before taxes..................  $1,684,000   $(765,000) $ 920,000
      Income tax expense...................    (580,000)    275,000   (305,000)
                                             ----------              ---------
      Net income...........................  $1,104,000              $ 615,000
                                             ==========              =========
      50 percent equity in income of FFC...                          $ 307,000
      Amortization of goodwill.............                           (329,000)
                                                                     ---------
      Equity in loss of affiliated
       companies...........................                          $ (22,000)
                                                                     =========

    The equity in loss of affiliated companies has been calculated on a pro forma basis after adjusting for the inclusion of an interest expense on the loan balances due from FFC to FAI Insurances and FAI General Insurances Limited. Prior to January 1, 1998 these loans were non-interest bearing. Pro forma interest has been charged monthly in arrears at the historic Westpac indicator rate.
    Equity in loss of affiliated companies is calculated after amortization of goodwill of $6,586,000 arising from the FFC Transaction. Goodwill has been amortized as if the FFC Transaction had taken place on July 1, 1996, over a period of 20 years, which would result in an amortization charge for the twelve month period ended June 30, 1997 of $329,000.
(15) Represents the adjustments needed to reflect IIHSL's acquisition of an additional 4% interest in Ness in June 1998.
(16) Represents issuance of 400,000 shares of Common Stock in connection with the Ness Transaction and the issuance of 1,300,000 shares of Common Stock in connection with this Offering.

                  PRO FORMA BALANCE SHEET AS OF MARCH 31, 1998

                               HSI         IIHSL
                           CONSOLIDATED CONSOLIDATED                   PRO FORMA
                            MARCH 31,    MARCH 31,    PRO FORMA        MARCH 31,
                               1998         1998     ADJUSTMENTS NOTE    1998
                           ------------ ------------ ----------- ----  ---------
                                         (in thousands)
ASSETS
Current assets
  Cash and cash
   equivalents............   $ 5,803      $    24      $(2,888)   (1)   $ 2,939
  Accounts receivable,
   net....................     1,246        4,565       (3,326)   (2)     2,485
  Inventories.............     2,791        4,351                         7,142
  Prepaid expenses and
   other current assets...     1,226           97         (150)   (3)     1,173
                             -------      -------      -------          -------
    Total current assets..    11,066        9,037       (6,364)          13,739
                             -------      -------      -------          -------
Non-current assets
  Investment in affiliated
   companies..............     7,775          --                          7,775
  Plant and equipment,
   net....................     1,060        1,579          316    (4)     2,955
  Intangibles, net........     9,737          865       12,532    (5)    23,134
  Deferred income taxes...       685          385         (114)   (5)       955
  Other non-current asset.         3           44                            47
                             -------      -------      -------          -------
    Total non-current
     assets...............    19,260        2,873       12,734           34,866
                             -------      -------      -------          -------
    Total assets..........   $30,326      $11,910      $ 6,370          $48,605
                             =======      =======      =======          =======
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities
  Bank overdraft..........   $   --       $   503      $                $   503
  Note payable--FAI
   Insurances Group.......       694          --          (694)   (1)       --
  Accounts payable--trade.     4,424        2,422       (3,326)   (2)     3,520
  Accrued liabilities.....       944          564                         1,508
  Lease liability.........         6          234                           240
  Income taxes payable....     1,450        1,402                         2,852
  Deferred income.........       647          --                            647
  Current portion of long
   term borrowings........       --           661                           661
                             -------      -------      -------          -------
    Total current
     liabilities..........     8,165        5,786       (4,020)           9,931
                             -------      -------      -------          -------
Non-current liabilities
  Long term lease
   liability..............        10          575                           585
  Accrued liabilities.....       115           77                           191
  Deferred income.........       206          --                            206
  Long term borrowings....       --           165                           165
  Payables--related party.       --           527                           527
  Note payable--FAI
   Insurances Group.......     5,032          --        (5,032)   (1)       --
                             -------      -------      -------          -------
    Total non-current
     liabilities..........     5,363        1,344       (5,032)           1,674
                             -------      -------      -------          -------
    Total liabilities.....    13,528        7,130       (9,052)          11,605
                             -------      -------      -------          -------
Minority interest.........                  1,537                         1,537
Shareholders' equity
  Common stock............         5            1            1    (6)         7
  Additional paid-in
   capital................    16,111          --        18,663    (6)    34,774
  Secured note issue......    (2,375)         --           --            (2,375)
  Foreign currency
   translation adjustment.      (470)        (340)         340    (7)      (470)
  Retained earnings.......     3,527        3,582       (3,582)   (7)     3,527
                             -------      -------      -------          -------
    Total shareholders'
     equity...............    16,798        3,243       15,422           35,463
                             -------      -------      -------          -------
    Total liabilities and
     shareholders' equity.   $30,326      $11,910      $ 6,370          $48,605
                             =======      =======      =======          =======

--------
(1) Represents the cash effect of the Ness Transaction and this Offering summarized as follows:

      Net proceeds from the Offering (increased by prepaid
       offering expenses at March 31, 1998)..................... $ 13,995,000
      Cash Portion..............................................  (11,157,000)
      Repayment of the FFC Note--current........................     (694,000)
      --long term...............................................   (5,032,000)
                                                                 ------------
          Cash reserves utilized................................ $ (2,888,000)
                                                                 ============

(2) Represents the elimination of accounts receivable and accounts payable between the Company and Ness of $3,326,000.
(3) Represents prepaid offering expenses as of March 31, 1998.
(4) Represents the fair value revaluation of plant and equipment of $316,000 arising from the Ness Transaction.
(5) Represents the goodwill generated from the Ness Transaction computed as follows:

      Ness Transaction price (AUD $25,400,000)................... $ 15,977,000
      Net identifiable assets of IIHSL...........................   (3,243,000)
      Plant and equipment revaluation............................     (316,000)
      Tax effect of plant and equipment revaluation..............      114,000
                                                                  ------------
          Purchase price in excess of tangible and other
           intangible net assets................................. $ 12,532,000
                                                                  ============
(6) Represents the Common Stock and Additional Paid-in-Capital resulting from this Offering and the Ness Transaction computed as follows:
      Issuance of 400,000 shares of Common Stock at $10.25 per
       share..................................................... $  4,100,000
      Issuance of 360,000 warrants (valued at $2 per share)......      720,000
      Offering of 1,300,000 shares (assuming $12 per share)......   15,600,000
      Underwriting commission and issue costs....................   (1,756,000)
                                                                  ------------
          Total.................................................. $ 18,664,000
                                                                  ============

(7) Elimination of Ness foreign currency translation adjustment and retained earnings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a direct sales company which, through the Distributor Network, sells, installs and services a residential security alarm system marketed under the trade name SecurityGuard, principally in Australia and New Zealand, with expanding international operations in Europe, South Africa and North America.

  The Company's revenues from SecurityGuard System sales are recorded upon shipment by the Company to Area Distributors and Distributors and are net of any discounts. Revenues related to extended warranties are recognized over the life of the warranty agreement with the customer, although payment is received in full at the beginning of the agreement. In the face of increased competition in the industry, there can be no assurance that the Company will not face increased pricing pressure, which in turn could lead to changes in the selling price of the SecurityGuard System or services furnished by the Company. The impact of any such price changes on the Company's revenue or operating results cannot be accurately determined.

  On June 30, 1997, the Company acquired from FAI Insurances Limited and certain of its subsidiaries ("FAI Insurances") (i) the Australian and New Zealand security alarm operations ("Australia and New Zealand Operations") of FAI Insurances and (ii) the assets of FAI Insurances' security alarm operations outside Australia and New Zealand (which were previously purchased by FAI Insurances from Bradley D. Cooper on March 31, 1997) ("International Assets") (collectively, the "Reorganization"). Pursuant to the Reorganization, the Company's previous existing royalty agreement with FAI Insurances, which provided for the payment of commissions for each SecurityGuard System sold in exchange for the use of the "FAI" name and logo was replaced by a no cost license agreement (the "License Agreement") with FAI Insurances for the continued use of the "FAI" name and logo. As a result of the Reorganization, the Company's financial statements have been prepared using the U.S. GAAP "common control" concept. Under this concept, the financial statements of the Company include the results of operations of the Company's predecessor entities operated by FAI Insurances (i.e., FAI Home Security Pty Limited, FAI Home Security (ENZED) Limited, FAI Home Security (NZ) Trust and FAI Home Security (NZ) Limited) as if the Company had owned such entities before the Reorganization. Additionally, the Company has included in its financial statements for the year ended June 30, 1997 the results for three months of operations (April 1, 1997-- June 30, 1997) of the International Assets purchased by FAI Insurances on March 31, 1997 from Bradley D. Cooper and subsequently transferred to the Company as part of the Reorganization. The inclusion of the operating results of that business for the three month period had no material impact on the Company's results for the year ended June 30, 1997. See "Certain Transactions--Transactions Involving Bradley D. Cooper".

  On December 31, 1997, the Company acquired a 50% equity interest in FFC. The purchase price of $7,016,525 for the FFC Shares was paid by the Company through delivery of the FFC Note which provides for periodic principal payments over a five year period, and bears interest at a per annum rate of 7.75% payable monthly in arrears. FFC is a consumer and business finance company operating in Australia and New Zealand. FFC specializes in the provision of consumer credit, primarily to purchasers of the SecurityGuard System through sales finance arrangements with the Company and participants in the Distributor Network, and also through personal loan and insurance products which are not currently part of the Company's business. For the nine months ended March 31, 1998 approximately 80% of the principal amount of loans made by FFC were derived from consumer loans to finance purchases of the SecurityGuard System by end users in Australia and New Zealand. FFC is also experiencing growth in its business from sources other than the Company, particularly in the personal loan market. See "Business--Strategic Acquisitions".

  The consolidated financial statements are translated into U.S. dollars to reflect the Company's reporting currency. The assets and liabilities are translated at the balance sheet date exchange rate. The statements of operations data for each period have been translated at the average exchange rate throughout such period. The resulting translation effects are reflected in shareholders' equity.

  On October 1, 1997, the Company entered into an AUD $2.5 million collar hedge which expired on June 30, 1998. The contract was taken out to secure a foreign currency translation rate within a band of 0.7200 and 0.7461 for AUD conversion to U.S. dollars. Additionally, on December 4, 1997 the Company entered into a forward contract selling AUD $1.0 million for U.S. dollars at
0.6800 which also expired on June 30, 1998. These contracts have been marked to market with a gain of U.S. $122,207 being recorded for the nine months ended March 31, 1998.

  The Company is currently in the process of evaluating its information technology infrastructure ("ITI") for Year 2000 compliance. The Company will utilize both internal and external resources to test its ITI for Year 2000 compliance and if necessary, to reprogram or replace any non-compliant ITI. The Company does not expect that the cost to modify its ITI, if necessary, to be Year 2000 compliant will be material to its financial condition or results of operations. The Company is also communicating with suppliers, financial institutions and others to coordinate Year 2000 compliance.

RESULTS OF OPERATIONS

  The following table summarizes the Company's operating results as a percentage of net sales for the periods indicated.

                                                                   NINE MONTHS
                                               YEAR ENDED JUNE        ENDED
                                                     30,            MARCH 31,
                                              -------------------  ------------
                                              1995   1996   1997   1997   1998
                                              -----  -----  -----  -----  -----
                                                 (UNAUDITED)       (UNAUDITED)
   Net sales................................  100.0% 100.0% 100.0% 100.0% 100.0%
   Cost of goods sold.......................   66.3%  65.9%  72.5%  72.2%  58.7%
                                              -----  -----  -----  -----  -----
   Gross profit.............................   33.7%  34.1%  27.5%  27.8%  41.3%
   Management fees received--related party..    1.4%   --     1.7%   2.2%   --
   General and administrative expenses......   25.2%  24.7%  19.8%  19.6%  25.1%
                                              -----  -----  -----  -----  -----
   Income from operations...................    9.9%   9.4%   9.4%  10.4%  16.2%
   Interest income net......................    0.3%   0.8%   2.3%   2.4%   0.7%
                                              -----  -----  -----  -----  -----
   Income before income taxes, equity in
    income of affiliated companies..........   10.2%  10.2%  11.7%  12.8%  16.9%
   Income tax expense.......................    3.3%   4.0%   4.9%   4.9%   6.1%
                                              -----  -----  -----  -----  -----
   Income before equity in income of
    affiliated companies....................    6.9%   6.2%   6.8%   7.9%  10.8%
   Equity in income of affiliated companies.    --     --     --     --     0.3%
                                              -----  -----  -----  -----  -----
   Net income...............................    6.9%   6.2%   6.8%   7.9%  11.1%

Comparison of Nine Months ended March 31, 1998 and March 31, 1997.

  Net Sales: Net sales increased by $8.9 million or 38% from $23.2 million for the nine months ended March 31, 1997 to $32.1 million for the nine months ended March 31, 1998. The increase in net sales was primarily due to the following factors: (i) a 24% increase in net sales in the Australia and New Zealand markets, from $23.2 million for the nine months ended March 31, 1997 to $28.7 million for the nine months ended March 31, 1998, which was attributable to a 34% increase in unit sales in Australia and New Zealand from 26,812 units for the nine months ended March 31, 1997 to 35,891 units for the nine months ended March 31, 1998; and (ii) the inclusion in the nine months ended March 31, 1998 of $3.5 million from the European, South African and North American markets, which was not part of the Company's results for the nine months ended March 31, 1997. Unit sales in these markets for the nine months ended March 31, 1998 were 5,028 compared to 1,618 for the nine months ended March 31, 1997, an increase of 210%. Sales during the 1997 period were made by entities related to Bradley D. Cooper which owned the International Assets during that period. See "Certain Transactions--Transactions Involving Bradley D. Cooper".

  Cost of Goods Sold: Cost of goods sold increased by $2.1 million from $16.8 million to $18.9 million. This represented a decrease, as a percentage of net sales, from 72% to 58% for the nine months ended March 31, 1997 and 1998, respectively. This decrease, however, was partly due to the elimination of the royalty fee charged for the use of the FAI name by FAI Insurances during the nine month period ended March 31, 1997. As adjusted to exclude this related party royalty charge of $2.7 million, cost of goods for the nine months ended March 31, 1997 would have been $14.1 million, which was 61% of revenues. This reduction from 61% to 58% was due primarily to a change in the Chief Executive Officer's compensation package, from a commission basis (recorded in cost of goods sold) for the nine months ended March 31, 1997, to a base salary plus 10% of net profit after tax (recorded in general and administrative expenses) for the nine months ended March 31, 1998.

  Management Fees Received--Related Party: Management fees received from a related party for the nine months ended March 31, 1997 comprises management fee income totaling $0.5 million, which for the nine months ended March 31, 1998, is eliminated as an intercompany transaction.

  General and Administrative Expenses: General and administrative expenses were $8.1 million for the nine months ended March 31, 1998, compared to $4.5 million for the nine months ended March 31, 1997. General and administrative expenses for the nine months ended March 31, 1998, however, included $2.0 million of expenses relating to the European, North American and South African operations, which were not part of the Company's operations in the nine months ended March 31, 1997. Included in the $2.0 million is a provision of $0.2 million due to delays in the product approval process in Belgium and a $0.15 million charge was expensed in relation to the establishment of the U.S. market. Total general and administrative expenses, as a percentage of net sales (as adjusted to exclude the management fee income of $0.5 million received from a related party in the 1997 period) increased to 25.1% for the nine months ended March 31, 1998 compared to 19.6% for the nine months ended March 31, 1997. The re-classification of the Chief Executive Officer's compensation package resulted in an increase of $0.9 million or 3% as a percentage of net sales for the nine months ended March 31, 1998 as compared to the nine months ended March 31, 1997.

  Income From Operations: Net income from operations increased from $2.4 million for the nine months ended March 31, 1997 to $5.2 million for the nine months ended March 31, 1998. As adjusted to exclude the related party royalty payments (which were eliminated pursuant to the License Agreement) and the management fee income received from a related party, income from operations increased $0.6 million from $4.6 million for the nine months ended March 31, 1997 compared to $5.2 million for the nine months ended March 31, 1998.

  Interest Income: Interest income decreased from $555,000 for the nine months ended March 31, 1997 to $334,000 for the nine months ended March 31, 1998. However, the nine months ended March 31, 1997 included related party interest income of $491,000. Excluding interest income received from related parties for the nine months ended March 31, 1997, interest income increased from $64,000 to $307,000 for the nine months ended March 31, 1997 and 1998 respectively. The increase during the 1998 period was attributable to higher cash balances.

  Interest Expense: Interest expense for the nine months ended March 31, 1998 is $118,000. This includes interest payments of $111,000 to FAI Insurances pursuant to the FFC Note. For the nine months ended March 31, 1997 there was no interest expense for the Company.

  Income Tax Expense: The effective rate of tax decreased from 38% for the nine months ended March 31, 1997 to 36% for the nine months ended March 31, 1998. This is attributable to the introduction during the 1998 period of income earned in the United Kingdom, South Africa and Canada all of which have lower tax rates than Australia.

  Equity in Income of Affiliated Companies: Equity in income of affiliates for the nine months ended March 31, 1998 was $0.1 million. This was calculated by taking the Company's 50% share of FFC's net income of $0.18 million for the three months ended March 31, 1998 and deducting amortization of goodwill for the same period of $0.08 million. There was no equity in income of affiliates for the nine months ended March 31, 1997 as the FFC Transaction took place on December 31, 1997.

  Net Income: Net income increased from $1.8 million for the nine months ended March 31, 1997 to $3.6 million for the nine months ended March 31, 1998. However, as described above, the period ended March 31, 1997 included related party charges of $2.7 million in royalty payments, interest income of $0.5 million and management fee income of $0.5 million. As adjusted to exclude these related party charges and interest income, net income increased 24% from $2.9 million for the nine months ended March 31, 1997 to $3.6 million for the nine months ended March 31, 1998.

Comparison of fiscal years ended June 30, 1997 and June 30, 1996

  Net Sales. Net sales increased by $6.8 million or 25% from $26.7 million for the fiscal year ended June 30, 1996 to $33.5 million for the fiscal year ended June 30, 1997. This increase was primarily due to continued growth of unit sales in the New Zealand market. Net sales in the Australian market increased by approximately $0.6 million (2.5%) from $21.9 million for the fiscal year ended June 30, 1996 to $22.5 million for the fiscal year ended June 30, 1997.

  Cost of Goods Sold. Cost of goods sold increased by $6.7 million from fiscal year 1996 to fiscal year 1997. As a percentage of net sales, cost of goods sold increased from 66% for the fiscal year ended June 30, 1996 to 73% for the fiscal year ended June 30, 1997. This increase was due, in part, to the increased cost of goods from the manufacturer for an updated version of the SecurityGuard alarm with enhanced features, increases in commission and bonus payments to senior executives related to sales volumes and increases in royalty fees paid to related parties for use of the FAI brand name. This royalty, which was eliminated for all periods after June 30, 1997, increased as a percentage of revenues from 10% for the fiscal year ended June 30, 1996 to 11% for the fiscal year ended June 30, 1997. Excluding related party expenses such as royalty charges for both periods, cost of goods sold, as a percentage of revenues, increased from 56% of total revenue for the fiscal year ended June 30, 1996 to 62% for the fiscal year ended June 30, 1997. See "Management--Executive Employment Agreements," and "Certain Transactions-- Transactions with FAI Insurances".

  General and Administrative Expenses. General and administrative expenses were $6.6 million for both the fiscal years ended June 30, 1996 and 1997. As a percentage of net sales, total general and administrative expenses decreased to 20% in the fiscal year ended June 30, 1997 from 25% for the fiscal year ended June 30, 1996. The decrease as a percentage of net sales for the fiscal year ended June 30, 1997 compared to the fiscal year ended June 30, 1996, reflects the economies of scale of operating the Distributor Network, since increases in net sales did not entail a proportionate increase in overhead. Furthermore, the decrease in general and administrative expenses reflects changes to the Chief Executive Officer's employment agreement made during fiscal 1997, which made him responsible for all costs of support staff, travel, accommodation and other expenses related to the performance of his duties as Chief Executive Officer of the Company. For fiscal 1997, these expenses were encompassed by the commission structure used to compensate the Chief Executive Officer and for such period were therefore included in cost of goods sold rather than general and administrative expense. Additionally, the Company received a management fee of $0.5 million (net of management fees paid to FFC) from FAI Insurances in connection with the management of the international operations. See "Certain Transactions--Transactions Involving Bradley D. Cooper". General and administrative expenses also include a charge of $0.4 million for the amortization of goodwill which was expensed in the fiscal year ended June 30, 1997 compared to $0.2 million for the fiscal year ended June 30, 1996.

  Income from Operations. Income from operations increased from $2.5 million for the fiscal year ended June 30, 1996 to $3.1 million for the fiscal year ended June 30, 1997. If royalty payments to FAI Insurances for the use of the FAI name and other related party charges and income were excluded for both periods, net income from operations would have increased from $5.3 million for the fiscal year ended June 30, 1996 to $6.8 million for the fiscal year ended June 30, 1997. See "Certain Transactions--Transactions with FAI Insurances".

  Interest Income. Interest income was approximately $0.8 million for the fiscal year ended June 30, 1997 compared to $0.2 million for the fiscal year ended June 30, 1996. This was due to the higher loan balances with a related party, FFC, during the year ended June 30, 1996. See "Certain Transactions-- Transactions with FAI Insurances".

  Income Tax Expense. The effective rate of tax increased from 39% for the fiscal year ended June 30, 1996 to 42% for the fiscal year ended June 30, 1997. This was due to the non-deductibility of goodwill amortization of $0.4 million during fiscal year ended June 30, 1997.

  Net Income. Net income increased from $1.7 million for the fiscal year ended June 30, 1996 to $2.3 million for the fiscal year ended June 30, 1997.

Comparison of fiscal year ended June 30, 1996 and June 30, 1995

  Net Sales. Net sales increased by 25% from $21.4 million for the fiscal year ended June 30, 1995 to $26.7 million for the fiscal year ended June 30, 1996. Net sales in the fiscal year ended June 30, 1995 included $6.2 million in direct retail sales and in-house finance sales (i.e., not through the Distributor Network), as compared to $1.9 million in fiscal year ended June 30, 1996. This increase in net sales was primarily the result of the increase in the amount of units sold into the Australian market during the fiscal year ended June 30, 1996 compared to the fiscal year ended June 30, 1995.

  Cost of Goods Sold. Cost of goods sold remained stable at 66% of net sales although increasing in absolute terms from $14.2 million to $17.6 million for the fiscal years ended June 30, 1995 and 1996, respectively. Product costs from the manufacturer remained stable throughout the fiscal year ended June 30, 1996.

  General and Administrative Expenses. General and administrative expenses were $6.6 million (net of management fees) in the fiscal year ended June 30, 1996 and $5.1 million for the fiscal year ended June 30, 1995. As a percentage of net sales, general and administrative expenses decreased from 26% to 25% during the fiscal year ended June 30, 1996 compared to the fiscal year ended June 30, 1995. This decrease reflects the completion of the shift to the Distributor Network for fiscal year ended June 30, 1996 from direct retail sales utilized during the year ended June 30, 1995, and the benefits of certain economies of scale.

  Income from Operations. Income from operations remained relatively constant as a percentage of net sales at 10%, but showed an increase in absolute figures from $2.1 million for fiscal year ended June 30, 1995 to $2.5 million for fiscal year ended June 30, 1996. If royalty payments to FAI Insurances for the use of the FAI name are excluded, net income from operations increased 29% to $5.3 million for fiscal year ended June 30, 1996 from $4.1 million for the fiscal year ended June 30, 1995. See "Certain Transactions--Transactions with FAI Insurances".

  Interest Income. Interest income was approximately $251,000 for the fiscal year ended June 30, 1996, compared to $65,000 for the fiscal year ended June 30, 1995. This increase was due to an increase in funds on deposit during the year and a significant increase in interest received from loans to a related party, FFC. See "Certain Transactions--Transactions with FAI Insurances".

  Income Tax Expense. The effective rate of tax increased to 39% for the fiscal year ended June 30, 1996 from 33% for the fiscal year ended June 30, 1995. This was due to an increase in Australia's basic corporate tax rate.

  Net Income. Net income increased by $190,000, or by 13%, from $1.5 million for the fiscal year ended June 30, 1995 to $1.7 million for the fiscal year ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The principal source of the Company's liquidity historically has been, and in the future is expected to be, cashflow from operations. The Company currently has no credit facility with a bank or other financial institution, although it believes appropriate facilities would be available on reasonable terms if needed.

  In July 1997 the Company sold a total of 450,500 shares of Common Stock pursuant to the IPO (including 150,500 shares pursuant to an over-allotment option) at an issue price of $10.00, and obtained net proceeds of $3,497,670. In addition, prior to the IPO, 250,000 shares of Common Stock of the Company were sold to Bradley D. Cooper at the IPO price for cash of $125,000 and a secured note of $2,375,000. See "Certain Transactions--Transactions Involving Bradley D. Cooper".

  On October 1, 1997, the Company entered into an AUD $2.5 million collar hedge which expired on June 30, 1998. The contract was taken out to secure a foreign currency translation rate within a band of 0.7200 and 0.7461 for AUD conversion to U.S. dollars. Additionally, on December 4, 1997 the Company entered into a forward contract selling AUD $1.0 million for U.S. dollars at
0.6800 which also expired on June 30, 1998. These contracts have been marked to market with a gain of U.S. $122,207 being recorded for the nine months ended March 31, 1998.

  On December 31, 1997 the Company entered into the FFC Transaction. The purchase price of $7,016,525 was paid by delivery of the FFC Note, which is payable over a period of five years, with interest at a rate of 7.75% per annum payable monthly in arrears. The first installment of $1,631,750 was paid on January 2, 1998 and the next principal installment of $694,117 is due on December 31, 1998. For the three months ended March 31, 1998 interest in the amount of $111,000 was paid under the FFC Note. The Company was also granted the FFC Option to purchase the remaining 50% equity interest in FFC from FAI Insurances, for the same consideration paid by the Company for the FFC Shares plus 50% of the net change in FFC's retained earnings from the date of the FFC Transaction until the date the FFC Option is exercised.

  Cashflow from operations decreased from $3.3 million for the nine months ended March 31, 1997 to $3.0 million for the nine months ended March 31, 1998. The reduction in cash flow provided by operations reflects the use of cash to support the current expansion of the Company's international operations. The increase in inventories during the nine months ended March 31, 1998 reflects increased sales in the international operations, the transition from air to sea freight and the need to ensure sufficient levels of stock were available for the commencement of operations in Germany.

  Accounts receivable increased during the nine months ended March 31, 1998 as a result of the continued expansion of the Distributor Network in the nine months ended March 31, 1998.

  Net cash used in investing activities decreased from a deficit of $3.5 million during the nine months ended March 31, 1997 to a deficit of $0.7 million during the nine months ended March 31, 1998. This was a result of the settlement of related party balances.

  Net cash generated from financing activities increased from a deficit of $0.1 million during the nine months ended March 31, 1997 to a surplus of $3.5 million. This increase primarily resulted from the sale of shares in the IPO in July 1997.

  The Company believes that internally generated cashflows plus the proceeds of this Offering (which will be used to complete the Ness Transaction and satisfy, along with cash on hand, the balance of the FFC Note) will be adequate to support currently planned business operations over the next twelve months. The Company's strategy for growth is based on the expansion of its Distributor Network into existing and new markets, with the costs of such expansion largely borne by the distributor. It is expected excess cashflows generated by the Company will be used in part to fund the expansion of FFC's operations and will be used to acquire the 24.96% interest of Ness it will not own following the closing of the Ness Transaction. Additionally, the Company may from time to time, use excess cash flows to make strategic acquisitions or other investments. Notwithstanding that the Company's costs in expanding its Distributor Network are expected to be limited, the Company may be required to obtain additional capital to fund growth from other financing sources if the cashflow generated by the Australian and New Zealand operations is insufficient to meet the cash requirements of developing the international operations. Potential sources of such capital may include proceeds from bank financing or additional offerings of the equity or debt securities of the Company. There can be no assurance that such capital will be available on acceptable terms from these or other potential sources. The lack of such capital could have a material adverse effect on the Company's operations.

                                   BUSINESS

OVERVIEW

  The Company is a direct sales company which, through an extensive distributor network (the "Distributor Network"), sells, installs and services a residential security alarm system marketed under the tradename SecurityGuard, principally in Australia and New Zealand, with expanding international operations in Europe, South Africa and North America. The Company's security system (the "SecurityGuard System"), which includes a SecurityGuard alarm, a smoke alarm/detector, a rechargeable fire extinguisher, and a fire blanket, provides home protection to a customer's premises through an interior heat sensitive motion detector, flashing lights, a siren, window decals and a centralized processing unit ("CPU") with the ability to communicate signals to a central monitoring station. In order to capitalize on its base of customers with installed SecurityGuard Systems (which the Company believes to be approximately 165,000), the Company is continually seeking additional methods of generating recurring revenue, including the sale of extended warranties to its customers and the introduction of on-line alarm monitoring services in Australia and New Zealand in the next twelve months.

  The Company was founded by Bradley D. Cooper and commenced business in Sydney, Australia in 1988. At its inception, the Company sold alarms through part-time dealers who purchased franchises from the Company. In May 1991, the Company adopted a more traditional sales structure by shifting to commission-based compensation for its employees/agents, who were given extensive in-house sales training. Although this approach allowed the Company to expand and establish an office in Melbourne, Australia and to grow to five offices in Australia within a year and a half, the growth and the income generation of its sales force plateaued. In response to this development, in early 1993, the Company implemented the Distributor Network strategy, which converted the existing Company owned and operated branch offices to independently owned and operated distribution offices, and converted the Company employed salespersons to independent distributors responsible for their own costs. The Company believes that this shift to the Distributor Network strategy is responsible for the rapid growth in unit sales since that time. Since the first independent distribution office launched its operations in September 1993, the Company has grown to a total of sixty-seven distribution offices in Australia and New Zealand, with an additional eighteen offices in Europe, South Africa and North America.

  In 1990 50% of the Company was sold to FAI Insurances and the remaining 50% was sold to FAI Insurances in a series of transactions during 1994 and 1995. In November 1995, FAI Insurances sold the home security operations of the Company outside Australia and New Zealand to Bradley Cooper. On March 31, 1997, FAI Insurances reacquired the business and substantially all of the assets of the international operations from Mr. Cooper. See "Certain Transactions--Transactions Involving Bradley D. Cooper". Thereafter, on June 30, 1997, the Company completed the Reorganization, and thereby began operations as a Delaware corporation. Following the Reorganization, in July 1997 the Company completed the IPO. See "Certain Transactions--Transactions with FAI Insurances."

SECURITY ALARM INDUSTRY

  According to the IBIS Information Service Report on the Security and Investigative Services L7864, printed April 14, 1997 (the "IBIS Report") the security alarm industry in Australia derives 90% of its revenue from businesses and 10% from households, and is concentrated among four companies, including the Company, Brambles Industries Ltd., Chubb Security Holdings Australia Ltd. and Tempo Services Ltd., who account for approximately 68% of the market. The IBIS Report indicated that gross sales for the entire industry for 1995-1996 were AUD $866 million and that the real rate of growth during that year was estimated at 3.5%. The Company's management believes that growth in the residential security alarm industry is attributable to a number of factors. First, it appears that media coverage of crime, along with political discussions concerning its causes and remedies, have increased public consciousness of crime. Second, a number of insurance companies offer premium discounts to customers with security and fire detection systems or require their customers to maintain such systems as a condition of coverage. Third, the worldwide residential market for security alarms remains relatively unpenetrated. Fourth, there is an industry trend toward reducing installation costs to increase affordability.

  The Company believes that the security alarm services industry is characterized by the following attributes:

    High Degree of Fragmentation. Although residential security alarm services in Australia, New Zealand and worldwide are consolidating, the industry remains highly fragmented, consisting of major international companies and a large number of local and regional companies within each geographic market. The fragmented nature of the industry can be attributed to the low capital requirements associated with performing basic installation and maintenance of security alarm systems. However, the business of a full service, integrated security services company providing central station monitoring services is capital intensive, and the Company believes that the high fixed costs of establishing both central monitoring stations and full service operations contribute to the small number of national competitors in each international market.

    Continued Product Diversification and Integration of Services. The products and services marketed in the residential security alarm industry range from alarm systems that provide basic intrusion and fire detection to sophisticated systems incorporating features such as closed circuit television and access control. A recent trend in the residential security alarm industry has been increased integration of different types of products into single systems provided by single vendors. The Company believes that this trend is a result of the need for enhanced security services on a more cost-effective basis. Whereas basic alarm systems were once adequate for many businesses and homes, it appears that many consumers now demand remote control access and monitoring integrated into a single system to provide for their overall security needs. A security alarm system which provides burglar and fire alarm monitoring and remote control, all integrated into one central system, not only provides enhanced security services, but also is more cost-effective than separate systems installed by separate vendors. Accordingly, the Company is aggressively positioning itself to take advantage of this trend by expanding the services offered to its customers to include 24-hour monitoring services. In this environment, the Company believes that it can gain a competitive advantage over smaller companies in the industry that do not have the infrastructure or the expertise to support the larger and more sophisticated integrated systems.

    Advances in Digital Communications Technology. Alarm systems use either hardwired or wireless technology for systems installed on subscribers' premises and may include digital, multiplex and wireless (radio) technologies for the transmission of alarm signals to a central monitoring center. Prior to the development of digital communications technology, alarm monitoring required a dedicated telephone line, which made long-distance monitoring uneconomic. Consequently, alarm monitoring companies were required to maintain a large number of geographically dispersed monitoring stations in order to achieve a national or regional presence. The development of digital communications technology eliminated the need for dedicated telephone lines, reducing the cost of monitoring services to the subscriber and permitting the monitoring of subscriber accounts over a wide geographic area from a central monitoring station. The elimination of local monitoring stations has not only decreased the cost of providing alarm monitoring services, it has also substantially increased the economies of scale for larger alarm service companies. In addition, the concurrent development of microprocessor-based control panels has substantially reduced the cost of the subscriber equipment available to consumers in the residential and commercial markets and has substantially reduced service costs because many diagnostic and maintenance functions can be performed from a vendor's office without sending a technician to the customer's premises.

STRATEGY

  The Company expects to increase sales by continuing to focus its sales efforts on markets underserved by the security alarm industry and through generating sources of recurring revenue by offering its existing base of customers with installed alarms security related services, such as extended warranties and on-line monitoring services. In addition, the Company expects to expand its operations by initiating the Distributor Network in new international markets and by increasing the size of the Distributor Network in those countries in which it now operates. The Company is also seeking to become more efficient and cost-effective by taking advantage of the increased economies of scale afforded by its growth and through the integration of its strategic acquisitions, which should allow the Company to realize increased profits. Each of the key elements of the Company's growth strategy is discussed below.

  Focus on Underserved Markets. The Company's sales and marketing efforts are focused on demographic groups which have traditionally been underserved by the security alarm industry. The Company aggressively markets its products to middle income families and retired persons in contrast to a majority of its competitors, which tend to focus their attention on the upper middle class market. The Company believes that by focusing its marketing on the underserved markets it currently serves, the Company will continue to reach a customer base which has been historically ignored by the security alarm industry.

  Additional Services and Recurring Revenue. The Company continually seeks to generate additional and recurring revenue from its existing base of customers with previously installed SecurityGuard Systems (which the Company believes to be approximately 165,000). To this end, the Company currently sells extended warranties to its customers (to supplement the one year limited warranty which accompanies the sale of the SecurityGuard System) and intends to offer online security alarm monitoring services to its customers in Australia and New Zealand within the next twelve months. The Company currently offers, as part of the SecurityGuard System, twenty-four hour emergency response services, which is provided by local security patrol persons upon telephonic notification that an alarm has sounded. In May 1998 the Company began offering on-line monitoring services on a limited basis to its customers in South Africa and intends to offer on-line monitoring in other markets when the Company's base of customers with installed SecurityGuard Systems in any such region is sufficient to support such an operation.

  International Expansion. The Company believes that in actively expanding its international operations and placing greater emphasis on those operations it can create a significant source of future growth. The Company intends to expand its international operations via the controlled growth model it employed to successfully grow its Australian and New Zealand operations. The Company's strategy is to develop a limited number of distribution offices in each new market it enters while learning the intricacies and nuances of selling to such market before aggressively expanding its distributor base in that market. This plan will be implemented by the Company's existing senior management team who will spend extended periods of time in markets targeted for expansion in order to more effectively direct the growth of the international operations. After targeting a region for expansion, the Company generally appoints a limited number of Distributors for that region. These Distributors are responsible for establishing operations in the designated region and report directly to the Company's head office in Australia. The Distributors bear all costs of commencing operations in their respective market, other than initial recruitment and product approval expenses. Prior to appointment in a new market, each Distributor must successfully complete an intensive twelve week training program.

  Increased Penetration of Existing Geographic Markets. The Company believes that its success is directly related to its increased penetration of existing geographic markets. By actively expanding the Distributor Network in existing geographic markets via increasing the number of independent sales agents and distributors, the Company believes that it will be able to increase account density in those regions and thereby enhance the efficiency of its operations and its distributors. By increasing sales in a given area, the Company believes that it will increase operating efficiencies associated with providing its 24 hour emergency response services and warranty maintenance. Also by increasing the number of SecurityGuard System installations in each distributor area in which it has already secured customers, it will be able to provide monitoring to its customers at a lower marginal cost. Additionally, as the Company penetrates a new market it develops a reputation for providing quality products and superior customer service and community awareness of the Company is heightened, which leads to the generation of additional sales leads.

  Vertical Integration. In order to enhance sales and improve operating efficiencies and margins, the Company has recently closed one strategic acquisition and will close a second strategic acquisition upon the closing of this Offering. Pursuant to the FFC Transaction, the Company recently acquired a 50% equity interest in FFC, a consumer business finance company operating in Australia and New Zealand, along with the FCC Option to purchase the remaining 50% equity interest in FFC at any time prior to December 31, 2001. FFC was originally founded primarily to provide financing for the Company's security alarm sales, particularly for those consumers not normally serviced by traditional financing companies, such as retired persons and single parents. Although for the nine months ended March 31, 1998, approximately 80% of the principal amount of all consumer loans made by FFC were made to finance SecurityGuard System purchases in Australia and New Zealand, in recent years FFC has begun diversifying its products and services to become less dependent on the Company as a source of business. The acquisition of FFC by the Company helps ensure that the operations of FFC will continue to primarily serve the Company's interests. In addition, the Company believes the FFC Transaction is critical to the future growth of the Company because it reduces an operational risk by ensuring the availability of credit to purchasers of the SecurityGuard System in Australia and New Zealand, of whom, during the nine months ended March 31, 1998, approximately 75% financed their purchase. It is also anticipated that FFC will market additional products and services to the Company's customers as a way for FFC to generate additional revenue.

  The Company, upon completion of this Offering, is also acquiring a 75% interest in Ness, the manufacturer of the SecurityGuard alarm. Ness is a leading designer and manufacturer of security and safety related products within Australia. Sales of the SecurityGuard alarm to the Company represented approximately 78% of Ness' sales during the nine months ended March 31, 1998, which has resulted in attempts by Ness to diversify its product line and thereby increase sales to other companies. Consummating the Ness Transaction ensures that the business operations of Ness will be primarily focused on serving the interests of the Company. The acquisition of Ness will also reduce certain operational risks by affording the Company better control over production times and schedules, which have become more important in light of the greater lead times required to ensure timely delivery of the Company's products in international markets. The Company also believes it will be able to reduce the manufacturing cost of the SecurityGuard alarm by more effectively negotiating with Ness' suppliers. Furthermore, the Company will effectively achieve a higher profit margin on the sale of the SecurityGuard System by recovering in income 75% of the price mark-up currently charged by Ness to the Company. Ness also has an award winning research and development staff which will facilitate the development of enhancements to the SecurityGuard System, including a dialer to assist the Company in providing future monitoring services to its existing base of customers.

GEOGRAPHIC OPERATIONS

  The Company has been actively selling SecurityGuard Systems for approximately eight years in Australia and New Zealand and believes it is one of the fastest growing residential security alarm businesses in the market. Currently there are fifty-five distributor offices in Australia and twelve distributor offices in New Zealand. The Company has experienced significant increases in unit sales of alarm systems in Australia and New Zealand over the past five fiscal years. Unit sales in Australia and New Zealand have increased from 11,744 units in fiscal year 1993 to 36,892 units in fiscal year 1997, and increased from 26,812 units for the nine months ended March 31, 1997 to 35,891 units for the nine months ended March 31, 1998.

  The Company is actively expanding its international operations and is placing increasing importance on those operations as a significant source of future growth. The Company believes that the characteristics and growth of the Australian and New Zealand markets are representative of the conditions that exist in the other countries in which the Company operates or plans to commence operations. The Company currently maintains a total of eighteen international distributor offices located in Belgium (one), Canada (three), Germany (one), the Netherlands (three), South Africa (one), the United Kingdom (seven) and the United States (two). Of the eighteen international offices, nine were opened during the nine months ended March 31, 1998; two in the United States, five in the United Kingdom, and two in the Netherlands. Unit sales for the international markets have increased from 1,157 units in fiscal year 1995 to 2,649 units in fiscal year 1997 and have increased from 1,618 units for the nine months ended March 31, 1997 to 5,028 units for the nine months ended March 31, 1998.

  Over the next two years the Company intends to continue its international expansion by adding distribution offices in established markets and entering new markets. The planned international expansion efforts outside Australia and New Zealand may cause an increase in expenses from time to time, without necessarily generating a corresponding increase in revenue. Additionally, the lack of availability of financing in new regions could significantly impact the successful expansion of the Company's operations. See "Risk Factors--Risk of International Expansion"; "Risk Factors--Dependence on Consumer Financing." There can be no assurance that the success of the Distributor Network and corresponding operating results in Australia and New Zealand can be replicated throughout the world.

THE SECURITYGUARD SYSTEM

  The SecurityGuard alarm is a two time winner of the prestigious Australian Design Award (1992 and 1996) and a winner of the Australian Design Mark
(1996). The Australian Design Mark and the Australian Design Award are awarded by Standards Australia, an independent not-for-profit organization which utilizes industry and design experts to evaluate products for excellence. To attain the Australian Design Mark, a product must achieve excellence in four key areas: (i) the design process; (ii) the product; (iii) the manufacture of the product; and (iv) the product lifecycle. Generally, a product must first achieve the Australian Design Mark to be eligible to receive the Australian Design Award. In special circumstances products that are innovative and original in design can achieve the Australian Design Award without first receiving the Australian Design Mark. Due to its innovative design, in 1992 the SecurityGuard alarm received the Australian Design Award prior to receiving the Australian Design Mark. In 1996, the SecurityGuard alarm was only one of 37 products to achieve the Australian Design Mark, and thereafter was only one of eight products to achieve Australian Design Award status in that year.

  The basic SecurityGuard alarm provides protection for two openings to the premises through interior heat sensitive motion detectors, a siren, flashing lights, window decals and a CPU with the ability to communicate signals to the Company's proposed central monitoring station. In addition to the SecurityGuard alarm, as part of the SecurityGuard System, the Company provides the customer with a smoke alarm/detector, a fire extinguisher and a fire blanket. The Company's smoke alarm/detector features dual ionization chambers to limit false alarms, incorporates low battery warning beeps and when triggered, emits a loud persistent siren noise in the high frequency range of the audible sound spectrum. Smoke alarm/detectors are recommended by all fire and emergency services, and are now compulsory in new homes in certain areas. Customers have the option of adding sirens and motion detectors and increasing fire protection by means of additional smoke and heat detectors and alarms. The SecurityGuard System also features the ability to arm and disarm the alarm via a wireless remote control device which also acts as a "panic button". The remote control feature of the SecurityGuard System helps differentiate the Company's alarm from those of its competitors whose alarm systems generally require the input of a security code to arm and disarm the alarm. The Company's average fee for a SecurityGuard System, including options, was approximately AUD $2090 per account customer during 1997, including all installation service charges. Also included within the cost of each SecurityGuard System is a one year limited warranty on system parts and a one year limited warranty on labor.

  The SecurityGuard alarm is molded in an extruded polycarbonate casing and features double soldered circuitry, a sealed independent power source, battery back up and automatic testing of battery power supply. It is radio controlled with access through a radio transmitted, sixteen digit, binary code bit stream. It has a security key override switch, and a 120 decibel (at 1 meter) horn speaker installed within the alarm plus an external siren and blue flashing strobe light. The alarm features infra-red detection cells that respond effectively to body temperature, remote controls and a tuner set to optimum range, signal and strength. The alarm's volume is deliberately set at a level that causes extreme discomfort to human beings and should result in the invader leaving the premises. In addition, the volume of the alarm is sufficient to alert not just the home's residents, but also their neighbors, increasing the likelihood that the invader will be seen and apprehended. The alarm reacts instantaneously on detecting an intruder, reducing the intruder's ability to search for or remove valuables. Unlike silent alarms, which are linked to police stations or other patrols, the SecurityGuard System's immediate shrill alarm does not furnish the home invader with a pre-established or known response time. The design of the SecurityGuard alarm is not intended to assist in catching intruders, but to prevent protected homes from being burglarized or invaded and to minimize losses if they are invaded. The SecurityGuard System complies with the relevant Australian/NZ Standards AS2201.1/5. The system carries guarantees of quality and service on terms and conditions comparable to others in the industry.

  The SecurityGuard System installed by the Company is a wireless alarm system, which uses radio signals from transmitters incorporated into the protective devices to communicate activation signals from such devices to the customer's CPU. By comparison, hard-wire devices, which are characterized by substantially higher initial costs to the customer, use actual wires to connect each of the protective devices to the customer's

CPU. Wireless devices can generally be installed more simply and quickly than those that require alarm wiring, thus reducing labor costs. In addition, wireless devices are also easy to remove and reinstall when a customer relocates to a new residence.

SERVICES

  Extended Warranty. In September 1996, the Company commenced offering an extended warranty program to its customers in Australia and New Zealand, which offers the opportunity to extend the original manufacturers product warranty of twelve months by an additional twelve or twenty-four months. The cost of the extended warranty to the customer is AUD $99 for twelve months and AUD $169 for twenty-four months. The extended warranty contract covers all costs of repairs during the contract period. From the time the Company commenced its extended warranty program through March 31, 1998 it has entered into 14,140 extended warranty contracts. The percentage of contracts divided between twelve and twenty-four-month contracts were 37% and 63% respectively. The income derived from the sale of extended warranty contracts is recognized proportionately over the period of each contract.

  Installation And Field Services. Each distribution office is required by the Company to maintain its own installation and field service personnel. Distributors subcontract services and installation to third parties who are trained by the Company to install and maintain the SecurityGuard System. Installations of new systems are performed promptly, without charge, after the completion of the sale. After completing an installation, the technician instructs the customer on the use of the system and furnishes a written manual and, in many instances, an instructional video. In order to demonstrate its commitment to customer service the Company also requires each technician to clean up all debris caused by the installation of the system before completing the installation as well as offering to perform any other minor maintenance work for the customer. Additional follow-up instruction is provided by Independent Agents as needed. As the density of the Company's customer base increases, the Company will be able to more efficiently schedule and route field service technicians. The increased efficiency in scheduling and routing also allows the Company to provide faster field service response and support, which leads to a higher level of customer satisfaction.

  24 Hour Emergency Response Services; On-line Monitoring. The Company currently offers twenty-four hour emergency response service to its customers as part of its SecurityGuard System for five years from the date of installation. As part of this service the Company contracts with local security patrol services to send personnel to a residence upon telephonic notification that an alarm has sounded. In addition, the Company intends to market twenty-four hour on-line monitoring services to all of its Australian and New Zealand customers within the next twelve months and began providing (on a limited basis) twenty-four hour on-line monitoring to its South African customers in May 1998. Initially, the Company intends to outsource the monitoring in Australia and New Zealand to a central station in Sydney, Australia that utilizes advanced communications and computer systems to route incoming alarm signals and telephone calls to operators. The Company intends to begin construction of its own central monitoring station in Sydney, Australia in March 1999. Monitoring stations in each of the Company's international markets will be established as its installed base in such market is sufficient to support such an operation. Depending on the type of service chosen by the customer, central monitoring personnel will respond to alarms by relaying information to local security patrols or police departments, notifying the customer or taking other appropriate action. Non-emergency administrative signals will include power failures, low battery signals, deactivation and reactivation of the alarm monitoring system, and test signals, and will be processed automatically by central monitoring station computers.

DISTRIBUTOR NETWORK

  The Distributor Network is a structured sales hierarchy of Independent Agents, Area Distributors and Distributors who are compensated solely on the basis of sales of the Company's SecurityGuard Systems. The Company believes that it possesses an advantage over other direct sales companies since advancement through the Distributor Network is based exclusively on the participant's success in sales of the Company's products, rather than recruitment of other sales representatives. The Independent Agents, who are the entry level participants in the Distributor Network, are motivated by an attractive sales commission structure, as well as the opportunity to become Area Distributors who own and operate their own distribution business. Independent Agents are promoted based on a proven ability to sell the Company's products over a defined period of time. Each Area Distributor purchases products from the Company for resale to end users through Independent Agents who operate out of their offices. Successful Area Distributors, in turn, can become Distributors who earn an override on sales by the Company made to their attributed Area Distributors as well as continuing to earn profits on the sales made by its distribution business. The Company believes that the Distributor Network, in addition to offering a potential for substantial individual compensation and profit, is an effective motivational tool which emphasizes peer ranking and recognition in order to improve sales performance. The Company also believes the Distributor Network gives it a significant strategic advantage over its competitors by limiting the capital investment needed to grow the Company, since its Area Distributors and Distributors are responsible for most costs associated with running their distribution businesses (including all recruitment, telemarketing and Security Guard System installation costs). The following is a description of each tier of the Distributor Network.

  Level 1--Independent Agent. The majority of the sales personnel within the Distribution Network are Independent Agents who contract directly with Distributors and Area Distributors. Independent Agents are compensated solely by commissions paid by the Area Distributors or Distributors based solely on sales made by the Independent Agent. The Independent Agents primary responsibilities include the generation of leads and the delivery of scripted in home sales presentations to potential customers. Every prospective Independent Agent starts as an agent in training and goes through the Company's training program, which includes accompanying existing Independent Agents on in home sales presentations prior to becoming an Independent Agent. For an Independent Agent to be promoted to an Area Distributor he/she is required to achieve a predetermined level of sales over a specified period and must successfully complete a course in area distributorship operation. As of March 31, 1998, the Company had 769 Independent Agents (including 131 agents in training and 136 agents in markets outside of Australia and New Zealand).

  Level 2--Area Distributors. Area Distributors sell the SecurityGuard System to the public utilizing the Independent Agents as their sales representatives. Area Distributors own and operate their own offices and are responsible for most costs associated with the implementation of the Direct Sales Marketing Program within their assigned area, including telemarketing, lead generation and recruitment. Independent Agents operate from the Area Distributor's premises and are paid commissions by the Area Distributor based on their sales of SecurityGuard Systems. The Area Distributors purchase the SecurityGuard Systems directly from the Company, and their compensation is the profit earned from the sales of the SecurityGuard Systems less the payment of (i) commission to Independent Agents, (ii) cost of goods sold and (iii) operating expenses (including recruiting, telemarketing and installation costs). There is no limit to the number of Independent Agents that can operate out of an Area Distributor's office. For Area Distributors to be promoted to Distributors, they are required to achieve a predetermined level of sales within a specified period and must successfully complete a course in advanced distributorship operation. As of March 31, 1998, the Company had forty-six Area Distributors, including nine in markets outside of Australia and New Zealand.

  Level 3--Distributors. Distributors, with support from the Company, are responsible for ensuring that Independent Agents are motivated and proficient in all aspects of direct sales by, among other items: (i) ensuring all new Independent Agents go through a specified training program which includes proficiency tests, video taping and "on the job" observation and critical analysis; (ii) organizing major conferences annually, as well as running weekly internal training seminars; (iii) professionally videotaping major training conferences and seminars; (iv) professionally recording teleconferences of meetings where Distributors discuss topics on business enhancement, such as lead generation; (v) running reward programs for the introduction or recruitment of new staff members; and (vi) recognizing and rewarding other staff for securing new customers. Distributors are compensated in a manner similar to the Area Distributors although they may purchase Security Guard Systems from the Company at a slightly lower price per unit than the Area Distributors. In addition to earning profits on sales made by their own distribution business, Distributors receive a commission override for all purchases by Area Distributors that are attributed to them by the Distributor Network. Independent Agents working under a Distributor are paid the same commission structure as those working under an Area Distributor. As of March 31, 1998, the Company had 32 Distributors, including nine in markets outside of Australia and New Zealand.

  Historically, the Company has also utilized "Dealers" to sell the SecurityGuard System to the public. Dealers operate out of a Distributor's or an Area Distributor's office, under the supervision of the Distributor or Area Distributor, as the case may be. Dealers, like Independent Agents, are compensated solely by commissions on products sold, but earn a greater proportion of the sales price as commission than that earned by an Independent Agent. As of March 31, 1998 there were eight persons who had been designated as Dealers by the Company.

SALES AND MARKETING

  The Company's business success is dependent upon the continued successful implementation of its Direct Sales Marketing Program by its Distributor Network. The Direct Sales Marketing Program is a systematic approach to selling the Company's products through low cost lead generation, telemarketing and in home sales appointments. The program focus is on middle income families and retirees, a market which the Company believes has been historically underserved by the security alarm industry. Sales leads are generated using various methods, including referrals from in home sales appointments, shopping center "drop box" promotions and the collection of crime awareness and fire safety surveys conducted in shopping centers and in targeted neighborhoods. These leads are then utilized by telemarketers to set up in home sales appointments, during which the sales representatives make a crime awareness and fire safety presentation and then demonstrate the functionality of the SecurityGuard System. In order to increase the effectiveness of its Direct Sales Marketing Program, the Company requires participants in its Distributor Network to regularly participate in comprehensive training seminars developed by the Company relating to all aspects of its Direct Sales Marketing Program. The Company believes that its Direct Sales Marketing Program represents a competitive advantage over other security alarm companies.

  The Distributor Network is responsible for all marketing of the SecurityGuard System. The Company does not generally use media advertising to promote its products, instead it relies on the Independent Agents to generate leads. The Independent Agents solicit sales leads from every in home appointment, as well as through shopping center "drop box" promotions and the collection of crime awareness and fire safety surveys. In exchange for completing a survey or participating in a promotion, individuals are given a chance to win a free SecurityGuard System. Telemarketers contact individuals who respond to these efforts and make appointments for home visits by Independent Agents. Each individual who hosts an in home sales appointment, regardless of whether they make a purchase, receives a valuables register, a book containing crime, fire and general home safety tips and a personal attack alarm. During the in home presentation, the Independent Agents present a mounted display of the alarm and related equipment and describe their features. Furthermore, the Independent Agents use the in home presentation to educate the consumer with regard to the crime level of the area and the utility of the SecurityGuard System in dealing with crime and in reducing danger and losses to the property. The Company believes that these methods generate low cost, high quality sales leads, and since each home which an Independent Agent visits is selected based on a positive response to other aspects of the systematic sales approach, its sales rate resulting from home visits is much higher than for companies who rely on random door to door sales. The Company believes that by making sales to multiple homes in a neighborhood and increasing crime awareness in the neighborhood, crime prevention synergies and additional sales opportunities are achieved as neighbors begin to work together to minimize crime. While the Company's sales approach relies on an emotional response from the potential customer, the Company maintains an active training and compliance program to deter abusive sales practices and to ensure that the Independent Agents do not use a high-pressure approach to increase unit sales. The Company believes that its sales techniques have been very successful at both closing sales and generating additional leads from satisfied customers.

  The Company's sales and marketing approach stresses three aspects of the SecurityGuard System: deterrence, detection and ejection. The Company believes that the mere existence of a security alarm system in a home deters burglars and home invaders from attempting entry. The features of the SecurityGuard System are aimed at detecting any unauthorized access. Once activated, the alarm is designed to provoke a quick flight response by the intruder, preventing a burglary or, at a minimum, minimizing the loss.

  Customer Service. In 1995, the Company implemented its "We Care" customer satisfaction program by recruiting, as its Director of Customer Care and Compliance, an individual who had previously been a Senior

Investigation Officer of an Australian state government consumer affairs organization. The We Care program consists of a number of measures intended to maximize customer satisfaction, including an annual survey of customers, periodic awards to participants in the Distributor Network who maintain superior customer satisfaction, and the installation of a toll-free number which customers can call with any questions or complaints. The We Care program also includes a total quality management program through which the Company analyzes and documents all processes critical to customer satisfaction, including sales, installations, monitoring, billing and customer service. The Company then implements improvements and continually updates the analysis process.

STRATEGIC ACQUISITIONS

  FFC Transaction. On December 31, 1997, the Company purchased the FFC Shares from FAI Insurances in the FFC Transaction. FFC, a consumer finance company with operations in Australia and New Zealand, financed approximately 74% of the Company's financed sales, and 56% of all sales by the Company of the SecurityGuard System to end users in Australia and New Zealand for the nine months ended March 31, 1998. The purchase price for the FFC Shares of $7,016,525 was paid through the delivery of the FFC Note, a five year promissory note which bears interest at a rate of 7.75% per annum payable monthly in arrears and is secured by the FFC Shares. The first installment of $1,631,750 was paid on January 2, 1998. The next principal installment of $694,117 is due on December 31, 1998. Pursuant to the terms of the FFC Note, as amended, the Company is required to utilize any funds raised in any equity offering subsequent to the FFC Transaction to pay down the FFC Note if available after paying the Cash Portion of the Ness Transaction. The Company also received the FFC Option, at no additional cost, exercisable within four years of the date of the FFC Transaction, to purchase the remaining 50% interest in FFC from FAI Insurances, for the same consideration plus 50% of the net change in FFC's retained earnings from the date of the FFC Transaction until the date the FFC Option is exercised. If the FFC Option is exercised the purchase price will be financed by FAI Insurances over a four-year period from the date on which the FFC Option is exercised on terms comparable to the FFC Note. See "Certain Transactions--Transactions with FAI Insurances".

  FFC is a consumer and business finance company which specializes in the provision of consumer credit, primarily to purchasers of the SecurityGuard System through sales finance arrangements with the Company and participants in the Distributor Network, and also through personal loan and insurance products which are not currently part of the Company's business. The FFC Transaction ensures that the operations of FFC will be focused primarily on servicing the Company's customers. The Company believes the FFC Transaction is critical to the future growth of the Company because it will help ensure the availability of credit to purchasers of the SecurityGuard System in Australia and New Zealand. For the nine month period ended March 31, 1998, approximately 74% of sales by the Distributor Network to end-users were financed on an installment basis. The FFC Transaction also benefits the Company by enabling the Company to utilize the management of FFC to assist the Company in establishing financing arrangements in new international markets. FFC may also be able to capitalize on the Company's existing and future base of customers with installed alarms by marketing additional products and services to them, such as personal loans, as a way of generating additional revenue for FFC.

  FFC was founded in 1991 by FAI Insurances, primarily to provide financing for purchases of the SecurityGuard System in the Australia and New Zealand markets, particularly for certain groups of individuals not normally serviced by traditional financing companies, such as retired persons and renters. For the nine months ended March 31, 1998 approximately 80% of all consumer loans made by FFC were made to finance purchases of the SecurityGuard System in Australia and New Zealand.

  FFC was initially funded by an interest free loan from FAI Insurances of AUD $30 million, secured by a lien on all of its assets. Since the FFC Transaction, FFC has paid interest, at the rate of 7.75% per annum, on its outstanding loan balance from FAI Insurances (which was $21,204,336 as of March 31, 1998). In addition, FAI Insurances has agreed with the Company that for every dollar the Company loans to FFC, FAI Insurances is obligated to match the amount of the loan. The Company believes FFC will be an attractive use of funds for its excess cash flows from operations.

  Currently, FFC's principal source of funds is a Receivables Purchase Agreement with Westpac Banking Corporation ("Westpac"), pursuant to which FFC sells eligible receivables to Westpac and undertakes to continue to service the receivables in exchange for a management fee. The maximum currently available to FFC under the Receivables Purchase Agreement is AUD $30 million. The Receivables Puchase Agreement provides FFC the necessary capital to support its financing activities and future growth. The Company believes it will be able to actively grow the receivables balance of FFC. In addition to the funds which may be loaned to FFC by FAI Insurances and the Company, FFC is actively seeking to expand its receivables facility with Westpac and is evaluating additional options as a way of growing its receivable balance. See "Business--Strategy".

  Ness Transaction. On July 17, 1998, the Company entered into the Stock Purchase Agreement, whereby the Company agreed to purchase all of the issued and outstanding common stock of IIHSL. IIHSL is the holder of 75.04% of the issued and outstanding common stock of Ness. Ness is a designer and manufacturer of security alarm products in Australia and the Company's sole supplier of the SecurityGuard alarm. For the nine months ended March 31, 1998, the Company's purchases of the SecurityGuard alarm from Ness represented approximately 78% of Ness' total sales. The purchase price for all of the issued and outstanding common stock of IIHSL will consist of the following:
(i) 400,000 shares of Common Stock, (ii) warrants convertible into 360,000 shares of Common Stock at an exercise price of $13.00 per share, which will be exercisable through the year 2003 and (iii) $11,157,000 in cash representing the Cash Portion. The closing of the Ness Transaction, which will occur immediately following the closing of this Offering, is conditioned on certain events including the Company's successful closing of this Offering.

  Ness was founded in 1972 and has been the Company's sole supplier of its SecurityGuard alarm since 1989. The Company anticipates that one of the principal benefits of the Ness Transaction for the Company is that it will ensure that Ness' business operations will be focused primarily on producing products for the Company. The Ness Transaction will also enable the Company to better control production times and schedules. Furthermore, the Company will be able to achieve a higher profit margin on the sale of its SecurityGuard Systems by recovering in income 75% of the price mark-up charged by Ness to the Company and by more cost effectively purchasing the major component parts of Ness' primary products.

  Ness manufactures other products in addition to its SecurityGuard alarm, including its (i) Medi Alarm, a personal alarm that notifies an attendant when the user requires assistance, specifically designed for aged and immobile residents of retirement communities and nursing homes; (ii) D 8 Dialer Security Alarm Panel, a traditional electricity-based security alarm system designed for commercial and residential markets that utilizes a dialer to call a central monitoring station and features eight fully programmable zones, programmable siren, radio interface and secure DTMF remote arming/disarming capabilities; (iii) 10 +, a leading security alarm sensor which is temperature sensitive and utilizes the latest S.M.D. technology and has a special anti-creep zone lens that detects human movement directly below the lens where most detectors are "blind"; and (iv) other sensor detector products, including "Nessensor", an advanced high frequency vibration sensor for traditional residential and commercial security system installations.

  Ness has an accomplished research and development staff and a computer board manufacturing facility that utilizes state-of-the-art surface mount technology. The Company believes that Ness' research and development expertise will be extremely important in supporting the Company's ability to successfully provide on-line monitoring services, by assisting the Company in the incorporation of a dialer into the existing SecurityGuard alarm to permit communication with the proposed central monitoring station. The Company also believes that Ness currently has excess manufacturing capacity that may allow Ness to provide contract manufacturing services for third parties until such time as the Company's needs require all of Ness' manufacturing capacity. See "Business--Strategy".

  Ness' main office is located in Sydney, Australia, and Ness has distribution offices in each of Melbourne, Perth and Brisbane. Ness also maintains an office in Hong Kong. As of March 31, 1998, Ness had 137 employees in Australia and five employees in Hong Kong.

  Since the inception of Ness' relationship with the Company in 1989, senior management of the two companies have met regularly. The Company is currently a party to a manufacturing/supply agreement with Ness under which Ness manufactures the SecurityGuard alarm for the Company. The agreement precludes termination prior to the year 2007 under normal circumstances, also grants the Company the exclusive right to sell the SecurityGuard alarm throughout the world (except the United States) and a non-exclusive right to sell to the United States market. The agreement also provides that Ness may market and sell the SecurityGuard alarm within the Company's exclusive territory, but only upon the Company's prior written consent, which shall not be unreasonably withheld. The manufacturing agreement further provides that Ness will be permitted to market and sell the SecurityGuard alarm in places where the Company does not intend to carry on business. Ness' right to sell the SecurityGuard alarm in any country terminates if it supplies or sells any product to companies that sell products in that country using a marketing method or strategy which is similar in nature to that used by the Company. Upon consummation of the Ness Transaction the Company plans to renegotiate the manufacturing agreement in order to improve the terms on which it buys the SecurityGuard alarm and to gain the exclusive right to sell the SecurityGuard alarm in the United States.

OTHER INVESTMENTS

  On June 30, 1998, the Company purchased, for approximately $300,000, a 49% interest in a partnership that has entered into an agreement with Prime Life Corporation Limited to acquire a retirement village in Melbourne, Australia. The Company believes this passive investment will provide the Company with greater returns than interest earned on excess cash. The Company has given the operators of the partnership significant incentives and has limited the operators ability to take commercial risks, in order to maximize the Company's return on its investment.

COMPETITION

  The security alarm industry in Australia, New Zealand and the international markets in which the Company operates is highly competitive and fragmented. The Company competes with numerous other companies for new customers. The Company's three major competitors for first-time purchasers of alarm systems in Australia and New Zealand are Brambles Industries Ltd, Chubb Security Holdings Australia Ltd, and Tempo Services Ltd. Competition for new accounts is based primarily on purchase price, monthly monitoring fee, the range of services offered, and reputation for quality. The Company believes it has a superior marketing strategy because of its focus on underserved markets and the implementation of the Direct Sales Marketing Program to the end user through the Distributor Network. Although the Company believes that it is a leading seller of residential alarm systems in Australia and New Zealand, there is no assurance that the Company will continue to have a competitive advantage in those countries. The loss of any competitive position by the Company in either Australia or New Zealand could have a material adverse effect on the Company.

  In marketing the SecurityGuard System outside of Australia and New Zealand, the Company faces competition from large national and international alarm installation and monitoring companies. Many of those companies are better capitalized than the Company and which often offer low-priced installations of security systems. However, the Company believes that it will be able to successfully penetrate and compete in such markets using the same marketing and sales strategy that it uses in Australia and New Zealand.

TRADEMARKS AND INTELLECTUAL PROPERTY

  The Company operates under the registered Company name "FAI Home Security" in Australia, New Zealand, North America, Europe and South Africa. The Company's License Agreement with FAI Insurances permits it to use the "FAI" name and logos on a royalty free, non-exclusive, non transferable basis. The License Agreement has a perpetual term and will terminate only upon breach by the Company. See "Certain Transactions--Transactions with FAI Insurances". The Company also holds copyrights to significant marketing, training, promotional and organizational material.

GOVERNMENT REGULATION

  The Company's domestic operations in Australia and New Zealand, as well as its other worldwide operations, are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits prior to the commencement of operations, and the Company may also be required to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. Many jurisdictions also require certain of the Company's employees to obtain licenses or permits.

  The alarm industry is also subject to requirements imposed by various insurance, approval, licensing and standards organizations. Depending upon the type of customer served, the type of security service provided and the requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others. The Company has experienced delays in achieving product approval from local authorities in Belgium, which has resulted in larger than anticipated start-up expenses and delays in the commencement of sales in that country.

  In most countries, the Company's advertising and sales practices are regulated by various consumer protection laws. Such laws and regulations include restrictions on the manner in which the Company promotes the sale of its security alarm systems and require the Company to provide purchasers of its alarm systems with certain rescission rights.

  Recently, a trend has emerged on the part of local governmental authorities to adopt various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm customers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location and (v) requiring further verification of an alarm signal before the police will respond. See "Risk Factors--Government Regulation".

EMPLOYEES

  At March 31, 1998, the Company employed eighty-two individuals, including sixty-eight on a full-time basis, one on a part-time basis and thirteen employees on an hourly basis. Currently, none of the Company's employees are represented by a labor union or covered by a collective bargaining agreement. The Company believes it has an excellent relationship with its employees.

PROPERTY

  The Company's executive office, administrative, customer care and extended warranty divisions are located at Levels Ground, 3, 7 and 8, 77 Pacific Highway, North Sydney, Australia. The offices, which are leased from a subsidiary of FAI Insurances, constitute approximately 824 square meters and are leased at a rental rate of AUD $380 per square meter, per annum. The Company has entered into a five-year lease expiring in 2002, with an option to extend the lease arrangement for an additional five years with respect to Level 7. The Company is seeking to enter into a further long-term lease when floor space contiguous to Level 7 becomes available. See "Certain Transactions--Transactions with FAI Insurances". The Company has also taken a three year lease for its twenty-four hour on-line monitoring division at level 2, 80 Chandos Street, Leonards, Australia. The division will occupy 280 square meters at a cost of AUD $220 per square meter per annum and has acquired an option on 140 square meters at the same location. The Company intends to construct a central monitoring station at this address beginning in March, 1999. The Company believes that its existing office space is adequate to meet its future needs.

  The Company has an office in England at 2nd Floor Lodge House, Kay Street, Burnley, Lancashire. The lease expires on April 12, 2000 and has an annual rent of STG (pounds) 6640. The Company also leases a warehouse facility in Manchester, England. The Company believes that its existing office and warehouse space in Europe is adequate to meet its future needs.

LEGAL PROCEEDINGS

  The Company experiences routine litigation in the normal course of its business. The Company does not believe that any currently pending or threatened litigation will have a material adverse effect on the financial condition and results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The executive officers and directors of the Company and their ages as of March 31, 1998 are as follows:

               NAME           AGE                       POSITION
               ----           ---                       --------
      Bradley D. Cooper       39  Chairman of the Board of Directors, Chief Executive
                                   Officer
      Terrence J. Youngman    45  President
      Robert D. Appleby       47  Executive Vice President of International Business
                                   Development
      Mark Whitaker           31  Chief Financial Officer, Treasurer, Executive Vice
                                   President of Finance
      Geoffrey D. Knowles     33  Executive Vice President of Marketing
      Felicity A. Hilbert     28  Executive Vice President of Operations
      Timothy M. Mainprize(1) 48  Director
      Steven A. Rothstein     47  Director
      Steven Rabinovici(1)(2) 46  Director
      Dennis J. Puleo(1)(2)   52  Director
      Paul Brown(3)           38  Prospective Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Will become a director of the Company upon the closing of the Ness Transaction, or as soon as practicable thereafter, subject to the approval of the board of directors of the Company, which shall not be unreasonably withheld.

  Mr. Bradley D. Cooper is the founder of the Company and has been its Chief Executive Officer since its inception in 1988. Mr. Cooper became Chairman of the Board of the Company on May 1, 1997. Mr. Cooper is also a director and major shareholder of the Phoenix Leisure Group Pty Ltd, which holds the Australian license for Rossignol Skis. He is the founding director and major shareholder of Theme Products Pty Ltd, which holds exclusive licenses to manufacture, market and distribute children's furniture in Australia for such childhood favorites as Warner Bros. (Looney Tunes), Sesame Street, and Thomas the Tank Engine. and is Chairman of Vision Publishing Pty Ltd, a business publishing and conference company. Mr. Cooper is also a director of the Elizabethan Theatre Trust.

  Mr. Terrence J. Youngman is the President of the Company and is responsible for management of all senior departmental managers and overall Company operations, a position he has held since 1996. Mr. Youngman has been employed by the Company since 1992, serving as General Manager from 1995 to 1996 and Finance Administration Manager from 1992 to 1995. In 1991 and 1992 Mr. Youngman served as a Finance Accountant for Furniture Australia (BTS Subsidiaries).

  Mr. Robert D. Appleby is the Executive Vice President of International Business Development for the Company and has served in this position since 1993. His responsibilities include the recruitment, training, development and motivation of the Company's distributors in Australia and overseas. Prior to his present position, Mr. Appleby served as the Company's International Sales Director.

  Mr. Mark Whitaker is the Company's Chief Financial Officer, Treasurer and Executive Vice President of Finance and has served in this capacity since December 1996. Mr. Whitaker has been employed by the Company since 1992, serving as Assistant General Manager in 1995 and 1996, as Group Accountant from 1993 to 1995 and as a Financial Accountant from 1992 to 1993. Prior to his employment with the Company, Mr. Whitaker was employed by Hewlett Packard (in England) as a financial accountant from 1991 to 1992.

  Mr. Geoffrey D. Knowles has served as Executive Vice President of Marketing for the Company since 1994. Mr. Knowles is responsible for the development and implementation of all sales and marketing material, training programs and internal competitions for all sales personnel. Mr. Knowles has been employed by the Company since 1993, serving as Assistant General Manager of the Company from 1993 to 1994 and National Sales Manager during 1993. From 1986 to 1992 Mr. Knowles was the Managing Director of Knowles Enterprises Pty Ltd., a company which sold electrical appliances.

  Ms. Felicity A. Hilbert has served as the Company's Executive Vice President of Operations, responsible for the operational management of the Company, the Customer Service department and the Extended Services department in Australia and overseas, since 1996. Ms. Hilbert has been employed by the Company since 1992, serving as the International Operations Manager from 1994 to 1996, as Distributor Relations Manager and National Administration Manager from 1993 to 1994 and as an Administrative Assistant for the Company's Melbourne branch from 1992 to 1993. Ms. Hilbert was employed by Tilt Lift Equipment Pty Ltd., a company which specializes in providing commercial construction products and services, from 1988 to 1992.

  Mr. Timothy M. Mainprize was elected a director of the Company in April 1997. Mr. Mainprize is Chief Financial Officer of FAI Insurances, where he is also responsible for its Information Technology and is a member of the Investment Committee. Mr. Mainprize had been with FAI Insurances since 1988 and was appointed a director of FAI Insurances in 1993.

  Mr. Steven Rothstein was elected a director of the Company in April 1997. He became a member of the Board of Directors of National Securities Corporation ("National Securities") in May 1995 and was appointed Chairman on August 1, 1995. He is also the Chairman, Chief Executive Officer, President and a director of Olympic Cascade Financial Corporation, the parent company of National Securities and L.H. Friend. From 1979 through 1989, Mr. Rothstein was a registered representative and limited partner at Bear Stearns and Company, Inc. in Chicago, Illinois and Los Angeles, California. From 1989 to 1992, Mr. Rothstein was a Senior Vice President in the Chicago office of Oppenheimer and Company, Inc. In December 1992 he joined Rodman and Renshaw, Inc., a Chicago-based broker/dealer, serving as Managing Director, and joined H.J. Meyers, Inc., a New York Stock Exchange member firm in March 1994. Mr. Rothstein is a 1972 graduate of Brown University, Providence, Rhode Island. Presently, Mr. Rothstein is a board member of SigmaTron International, Inc. and Vita Food Products, Inc. National Securities was one of the IPO Representatives and Mr. Rothstein has been designated by National Securities as its director nominee pursuant to rights granted to it in the Underwriting Agreement relating to the IPO.

  Mr. Steven Rabinovici was elected a director of the Company in April 1997. He has been Chairman of the Board and Chief Executive Officer of Complete Management, Inc. ("CMI") since December 28, 1995. From December 31, 1992 through December 27, 1995 he was the President, Chief Executive Officer and a director of CMI. From July 1990 through December 31, 1992, he was an independent health care and business consultant. Earlier in his career, Mr. Rabinovici had more than 10 years experience in hospital administration, including approximately two years as associate administrator of Brookdale Hospital Medical Center, a 1,000 bed teaching hospital, and two years as the administrator of the Division of Psychiatry, Cornell University New York Hospital. Mr. Rabinovici has a Bachelors degree from City University of New York, Brooklyn College, a Masters degree in Public Health from Columbia University School of Public Health and a Juris Doctorate degree from New York Law School.

  Mr. Dennis Puleo was elected a director of the Company in April 1997. He has worked as a real estate agent for Century 21 since 1991 and holds real estate licenses in Florida and Massachusetts. During this time, Mr. Puleo has also worked as an independent consultant in the areas of sales, marketing and franchising.

  Pursuant to the Ness Transaction, International Home Security Investments Limited, the sole shareholder of IIHSL, will have the right to designate one nominee, subject to the reasonable approval of the Board of Directors, for election to the Board of Directors for the lesser of a period of five years, or until it is the beneficial owner of less than 5% of the Common Stock of the Company. Paul Brown, a private investor and the sole beneficial owner of International Home Security Investments Limited, has been designated.

STAGGERED BOARD OF DIRECTORS

  Pursuant to the Company's Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms.

  Class I Directors. The following persons serve as Class I directors with their term expiring in 1998: Steven A. Rothstein and Steven Rabinovici.

  Class II Directors. The following persons serve as Class II directors with their term expiring in 1999: Timothy M. Mainprize and Dennis J. Puleo.

  Class III Directors. The following person serves as a Class III director with his term expiring in 2000: Bradley D. Cooper. It is also anticipated that Paul Brown will be designated a Class III director.

  All directors of each class hold their positions until the annual meeting of shareholders held during the year in which the terms of the directors in such class expire, or until their respective successors are elected and qualified.

COMPENSATION OF DIRECTORS

  Non-employee directors receive annual compensation of $10,000 and are reimbursed for out-of-pocket expenses incurred in attending each committee or board meeting. Upon the closing of the Company's IPO, each non-employee director received, pursuant to the 1997 Non-Employee Director Stock Option Plan, options to purchase 5,000 shares of the Company's Common Stock at an exercise price of $10.00 per share. Thereafter, pursuant to the 1997 Non-Employee Director Stock Option Plan at each Annual Meeting of Stockholders held following the IPO (the first of which is expected to be conducted in December 1998), each non-employee director will be granted options to purchase 2,500 shares of Common Stock at an exercise price equal to the closing market price on the date of such meeting. All options will be exercisable six months after the effective date of grant of said options and expire on the fifth anniversary of such date. See "Stock Compensation Plans" below.

DIRECTORS COMMITTEES

  The Board of Directors has established an Audit Committee and a Compensation Committee, each consisting exclusively of non-employee directors. The Audit Committee is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for officers of the Company, and is also responsible for administering the 1997 Stock Option Plan.

LIMITATION OF DIRECTOR'S LIABILITY AND INDEMNIFICATION

  Article Nine of the Company's Certificate of Incorporation provides that the liability of the Company's directors to the Company for monetary damages is eliminated to the fullest extent permissible under Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief, rescission or damages. The Company's By-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At the present time, there is no pending litigation involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE EMPLOYMENT AGREEMENTS

  Certain executive employment agreements, which became effective upon the completion of the IPO and continue through June 30, 2000, have been executed with the Company by the following key executives: Messrs. Bradley Cooper, Terrence J. Youngman, David Appleby, Mark Whitaker and Geoffrey Knowles and Ms. Felicity Hiblert.

  The executive employment agreement (which has been superseded by a consulting agreement with a company beneficially owned by Mr. Cooper described below) with Mr. Cooper provides that he shall receive a base salary of $700,000 per year plus a bonus equivalent to 10% of Net Profit After Tax ("NPAT"), as calculated prior to his bonus entitlement. In addition, Mr. Cooper may receive an additional bonus, as may be determined by the Company's Board of Directors and its Compensation Committee. Mr. Cooper bears all expenses associated with his employment including rent, administrative support and travel costs, and the Company is not obligated to pay or reimburse Mr. Cooper for any out of pocket expenses incurred while he is on Company business. Mr. Cooper is eligible to receive stock options in accordance with the Company's 1997 Stock Option Plan or any other executive stock option plan as may be established from time to time by the Company's Board of Directors. The total remuneration received by Mr. Cooper is reviewed by the Company's Compensation Committee on an annual basis, and is subject to adjustment based on such review. In the event of termination during the first three years of the agreement, the Company must pay to Mr. Cooper an amount equal to Mr. Cooper's total remuneration (exclusive of bonuses) received or earned during the 12 month period preceding such termination. On October 1, 1997, the executive employment agreement with Mr. Cooper was replaced by a consulting agreement with Speakeasy Pty Ltd, a company beneficially owned by Mr. Cooper. The terms of the consulting agreement are substantially the same as the terms of the executive employment agreement that it replaced, except that the Company agreed to reimburse Speakeasy Pty Ltd for certain out of pocket costs which may be incurred by Mr. Cooper in connection with services rendered by him solely related to the Company's expansion into new markets outside of Australia and New Zealand.

  The executive employment agreement with Mr. Appleby provides that he receives no base salary. Instead, Mr. Appleby receives, on a monthly basis, a commission of approximately AUD $16 for each sale of a SecurityGuard System within Australia and New Zealand to a member of the public (provided the product has not been returned by the consumer and no refund of the purchase price has been made) and a bonus for reaching specified unit sale targets. For the twelve months ended June 30, 1997, Mr. Appleby received remuneration, based on the number of units sold, of $474,564 and a bonus of $78,170. The executive employment agreement with Mr. Knowles is substantially the same as that of Mr. Appleby except for his commission, which is approximately AUD $10 for each SecurityGuard System sold under the same conditions as Mr. Appleby. For the twelve months ended June 30, 1997, Mr. Knowles received remuneration, based on the number of units sold, of $271,213 and no bonus.

  Mr. Youngman's agreement provides for a base salary of $120,222 and does not entitle him to any bonus.

  The executive employment agreement for each of Mr. Whitaker and Ms. Hilbert provides for a base salary of $66,000.

  The total remuneration, including any bonus, received by Messrs. Appleby, Knowles, Youngman and Whitaker and Ms. Hilbert under their respective agreements is reviewed by the Company's Compensation Committee on an annual basis, and is subject to adjustment based on such review.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid by the Company for the years ended June 30, 1997 and 1996 to the Chief Executive Officer and to the other executive officers of the Company whose total annual salary and bonus for the year ended June 30, 1997 exceeded $100,000 (together, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                    ANNUAL        LONG-TERM
                                                 COMPENSATION   COMPENSATION
                                                 ------------- ---------------
                                                                STOCK
NAME AND PRINCIPAL POSITION                      YEAR  SALARY  OPTIONS  BONUS
---------------------------                      ---- -------- ------- -------
Bradley D. Cooper(1)............................ 1997 $692,192     0      0
 Chairman of the Board and Chief Executive
  Officer                                        1996 $ 59,708
Terry J. Youngman............................... 1997 $120,227     0      0
 President                                       1996 $120,227
Robert D. Appleby............................... 1997 $474,564     0   $78,170
 Executive Vice-President of International
  Business                                       1996 $113,826         $78,860
 Development
Geoffrey D. Knowles............................. 1997 $271,213     0      0
 Vice President of Marketing                     1996 $110,693

--------

(1) The salary paid to Mr. Cooper in fiscal year 1997 consisted solely of commissions for each SecurityGuard System sold by the Company. Mr. Cooper's employment agreement that became effective with the IPO, and the consulting agreement with Speakeasy Pty Ltd which has replaced the employment agreement, eliminated this commission arrangement. See "Management--Executive Employment Agreements".

STOCK COMPENSATION PLANS

  1997 Stock Option Plan. The Company has adopted the 1997 Stock Option Plan, under which the Compensation Committee may grant options to purchase up to an aggregate of 750,000 shares of Common Stock to management, employees and advisors of the Company. The 1997 Stock Option Plan provides for the grant of stock options ("Options"), including incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options that do not qualify as stock options under Section 422 of the Code ("Non-Statutory Options"). The Company has issued a total of 750,000 options under the 1997 Stock Option Plan, all at an exercise price of $10.00 per share, including 250,000 to Mr. Cooper, 90,000 to Mr. Youngman and 80,000 to each of Mr. Whitaker and Ms. Hilbert, granted on July 15, 1997, and 165,000 to Mr. Appleby and 85,000 to Mr. Knowles, granted on April 8, 1998. Each of these Options vests in annual 20% increments over a five year period, with the first 20% vested and exercisable on the first anniversary of the grant date, except that 85,000 Options granted to Mr. Appleby and 55,000 Options granted to Mr. Knowles will vest in increments upon the Company achieving certain unit sales numbers outside of Australia and New Zealand prior to June 30, 1999 or on October 31, 2003, if the Company fails to achieve the targeted unit sales numbers.

  1997 Non-Employee Director Stock Option Plan. The Company has adopted the 1997 Non-Employee Director Stock Option Plan, under which 50,000 shares of Common Stock have been authorized for issuance. Upon the closing of the Company's IPO, all four non-employee directors received options to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share under the 1997 Non-Employee Director Stock Option Plan. Commencing with the first annual meeting of shareholders following the IPO (expected to be conducted in December 1998), all non-employee directors continuing to serve as such will receive, on the day following each annual meeting, options to purchase an additional 2,500 shares of Common Stock at an exercise price equivalent to the market price of the stock on the date of such grant. All such grants will be Non-Statutory Options. The options granted under the 1997 Non-Employee Director Stock Option Plan are exercisable beginning six months from the date of grant.

                             CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING BRADLEY D. COOPER

  In 1990, FAI Insurances acquired 50% of the stock of the Company from Bradley D. Cooper. On September 5, 1994 and June 1, 1995 FAI Insurances acquired from Mr. Cooper an additional 4.18% and 5.98% of FAI, respectively, for approximately $2,552,000. On June 1, 1995, FAI Insurances acquired from Mr. Cooper the remaining 39.84% of the Company which it did not already own for a purchase price of approximately $6,280,800 payable over 49 months (subject to downward adjustment in the event certain Earnings Before Interest and Taxes ("EBIT") targets were not achieved). By May 1997, the purchase price was paid in full by FAI Insurances. As a result of these transactions, the Company became a wholly owned subsidiary of FAI Insurances.

 On November 11, 1995, Mr. Cooper acquired from FAI Insurances the International Assets for $220 and assumed approximately $2.0 million of intercompany debt associated with the International Assets owed to FAI Insurances. This intercompany debt was subsequently converted to a fixed term loan bearing interest at 10% per annum. On March 31, 1997, FAI Insurances reacquired the International Assets from Mr. Cooper for the purchase price of approximately $2.8 million. The International Assets included a license from FAI Insurances to distribute the SecurityGuard System in all countries outside Australia and New Zealand. FAI Insurances' purchase of the International Assets did not include the amount due under the fixed term loan and the right to repayment was not transferred by FAI Insurances to the Company in connection with the Reorganization or otherwise. As of March 31, 1998 Mr. Cooper was obligated to FAI Insurances under the term loan in an aggregate amount of $2,449,528.

  On July 1, 1996, the Company entered into a management agreement with Speakeasy Pty Ltd. (as the trustee for the Speakeasy Investment Trust, of which Bradley D. Cooper is the primary beneficiary), whereby the services of Mr. Cooper were made available to the Company. In exchange for services provided, Speakeasy Pty Limited was paid a commission of approximately $19.25 on each alarm unit sold by the Company. For the fiscal year ended June 30, 1997, the Company paid to Speakeasy Pty Limited approximately $692,192. This management agreement terminated on the closing of the Company's IPO and was replaced by an employment agreement between the Company and Mr. Cooper, which was subsequently replaced on October 1, 1997 by a consulting agreement with Speakeasy Pty Ltd., which provides Mr. Cooper's services to the Company on substantially the same terms as the employment agreement which became effective upon the IPO. See "Management--Executive Employment Agreements".

  On July 15, 1997 Mr. Cooper purchased 250,000 shares of the Company's Common Stock at $10.00 per share. Five percent (5%) of the purchase price for the shares was paid by Mr. Cooper in cash and the remainder was paid through a five-year note to the Company bearing interest at 7.0% per annum, payable semi-annually, and secured by the shares purchased. The note is repayable on the fifth anniversary of its issuance. The interest payable on the note is due on a full recourse basis.

  During the years ended June 30, 1996 and 1997, the Company made certain personal loan advances to Mr. Cooper. These loan advances were on a non-interest bearing basis and repayable on demand. The balance of these personal loans on June 30, 1996 and on June 30, 1997 were $105,432 and $14,076, respectively. These personal loan balances have been paid in full as of March 31, 1998.

TRANSACTIONS WITH FAI INSURANCES

  On June 30, 1997, pursuant to the Reorganization, the Company acquired from FAI Insurances, the Australian and New Zealand security alarm operations of FAI Insurances (the "Australia and New Zealand Operations") and the International Assets. The Reorganization was effected by a share purchase agreement through which the Company, in exchange for the International Assets and 100% of the issued capital stock of the wholly owned subsidiaries of FAI Insurances which owned the Australia and New Zealand Operations, executed a $911,892 non-interest bearing note payable to FAI Insurances within thirty days of the effective date of the Company's IPO (the "FAI Note"), assumed a $208,894 non-interest bearing note payable to FAI Insurances within thirty days of the effective date of the Company's IPO (the "NZ Note") and issued 4,499,999 shares of Common Stock of the Company to FAI Home Security Pty Limited, a wholly owned subsidiary of FAI Insurances. In connection with the Reorganization, the Company entered into the License Agreement through which the license previously granted by FAI Insurances to use the "FAI" name and logo was modified to eliminate the royalty fee in connection therewith. Prior to the Reorganization, the Company paid a royalty fee to FAI Insurances for the fiscal years ended June 30, 1995, June 30, 1996 and June 30, 1997 of $1,989,371, $2,750,468 and $3,697,376, respectively.
Immediately prior to the Reorganization, the Company, through its predecessor entities, made a final dividend distribution to FAI Insurances totaling approximately $5,876,224 (including a partial return of capital of $581,928) representing primarily the retained earnings of the Australia and New Zealand Operations on the date of the Reorganization. Following the Reorganization, the Company completed the IPO. The FAI Note and the NZ Note were paid in full by the Company from proceeds of the IPO.

  The Company leases from FAI General Insurances Limited, a subsidiary of FAI Insurances, approximately 824 square meters of office space for its principal executive and operational offices located at Levels Ground, 3, 7 and 8, 77 Pacific Highway, North Sydney NSW 2060. Under the terms of the agreement, the Company pays an annual rent of AUD $380 per square meter per annum. See "Business--Property".

  From time to time predecessor entities of the Company entered into loan transactions with other companies affiliated with FAI Insurances. These loan transactions were treated as intercompany loans since at the time the loans were made the Company was an affiliate of FAI Insurances. The balance of these loans as of June 30, 1995, 1996 and 1997 amounted to $2,675,655, $4,380,060, and $2,025,427, respectively. All of these loans were satisfied in full subsequent to June 30, 1997.

  Pursuant to the FFC Transaction, on December 31, 1997 the Company purchased the FFC Shares from FAI Insurances for $7,016,525 and acquired the FFC Option, at no cost, to acquire the remaining 50% equity interest of FFC for the same consideration as was paid for the FFC Shares plus 50% of the net change in FFC's retained earnings from the date of the FFC Transaction until the date the FFC Option is exercised. The Company delivered the FFC Note in payment of the purchase price. As of March 31, 1998 the aggregate principal amount of the FFC Note, plus accrued interest, totaled approximately $5,726,000. The payment of the principal balance of this note is secured by the FFC Shares purchased by the Company in the FFC Transaction.

TRANSACTIONS WITH STEVEN A. ROTHSTEIN

  National Securities, of which Steven A. Rothstein is Chairman of the Board, served as one of the IPO Representatives. In connection with the IPO, National Securities received, in addition to applicable underwriting discounts, commissions and a nonaccountable expense allowance, 130,000 of the IPO Warrants, and the right to delegate one nominee for election as a director of the Company during the five year period ending on July 18, 2002. Mr. Rothstein is also Chairman of the Board and Chief Executive Officer of Olympic Cascade Financial Corporation, which is the parent corporation of L.H. Friend, the Representative in this Offering.

TRANSACTIONS WITH INTERNATIONAL HOME SECURITY INVESTMENTS LIMITED AND PAUL
BROWN

  On July 17, 1998 the Company entered into the Stock Purchase Agreement with International Home Security Investments Limited, whereby it has agreed to purchase all of the issued and outstanding common of IIHSL for a purchase price of (i) 400,000 shares of Common Stock; (ii) the Ness Warrants; and (iii) $11,157,000 to be paid out of the proceeds of this Offering. Upon the closing of the Ness Transaction which will occur immediately following the closing of this Offering, International Home Security Investments Limited and its sole beneficial owner, Paul Brown, will beneficially own 10.5% of the Common Stock. Following the Ness Transaction International Home Security Investments Limited will have the right to designate one nominee for election to the board of directors of the Company. See "Business--Strategic Acquisitions".

TRANSACTION POLICY

  All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of June 30, 1998 and as adjusted to reflect the sale of the shares offered pursuant to this Offering and the shares issued pursuant to the Ness Transaction by (i) each executive officer of the Company, (ii) each director of the Company or nominee for director, (iii) all executive officers and directors as a group, and (iv) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock.

                                               BENEFICIAL        BENEFICIAL
                                             OWNERSHIP PRIOR   OWNERSHIP AFTER
                                             TO OFFERING(1)      OFFERING(2)
                                            ----------------- -----------------
                                            NUMBER OF         NUMBER OF
                                             SHARES   PERCENT  SHARES   PERCENT
                                            --------- ------- --------- -------
   EXECUTIVE OFFICERS AND DIRECTORS(3)
     Bradley D. Cooper(4)..................   300,000   5.8%    300,000   4.3%
     Terrence J. Youngman(5)...............    18,000     *      18,000     *
     Robert D. Appleby.....................       --    --          --    --
     Mark Whitaker(6)......................    16,000     *      16,000     *
     Geoffrey D. Knowles...................       --    --          --    --
     Felicity A. Hilbert(6)................    16,000     *      16,000     *
     Steven Rabinovici(7)..................     5,000     *       5,000     *
     Timothy M. Mainprize(7)(8)............     5,000     *       5,000     *
     Dennis J. Puleo(7)....................     5,000     *       5,000     *
     Steven A. Rothstein(7)(9).............     5,000     *       5,000     *
     Paul Brown(10)........................       --    --      760,000  10.5
     All executive officers and directors
      as a group(11) persons)..............   370,000   7.0   1,130,000  15.4
   FIVE PERCENT SHAREHOLDERS
     FAI Home Security Holdings Pty
      Ltd.(11)............................. 2,150,000  41.7   2,150,000  31.4
      Level 7, 77 Pacific Highway
      North Sydney, NSW 2060 Australia
     Robertson, Stephens & Company
      Investment Management L.P.(12).......   828,900  16.1     828,900  12.1
      555 California St., Suite 2600
      San Francisco, CA 94104
     Heartland Advisors, Inc.(13).......... 1,203,100  23.3   1,203,100  17.6
      790 North Milwaukee Street
      Milwaukee, WI 53202

--------
*Less than one percent.
(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting power and sole investment power with respect to all the shares reflected in this table.
(2)  Assumes no exercise of the Underwriters' over-allotment option.
(3) Unless otherwise noted, the address for each of the Executive Officers and Directors is c/o Home Security International, Inc., Level 7, 77 Pacific Highway, North Sydney, NSW 2060, Australia.
(4) Includes 250,000 shares owned by Mr. Cooper and 50,000 shares issuable upon the exercise of options exercisable within sixty days after June 30, 1998.
(5) Represents 18,000 shares issuable upon the exercise of options exercisable within sixty days after June 30, 1998.
(6) Represents 16,000 shares issuable upon the exercise of options exercisable within sixty days after June 30, 1998.
(7) Represents 5,000 shares issuable upon the exercise of options, all of which are currently exercisable.

(8) Does not include 2,150,000 shares beneficially owned by FAI Insurances, of which Mr. Mainprize is a director and the Chief Financial Officer.
(9) Does not include 130,000 shares issuable upon the exercise of the IPO Warrants held by National Securities, of which Mr. Rothstein is a director and Chairman. Mr. Rothstein is also Chairman, Chief Executive Officer, President and a director of Olympic Cascade Financial Corporation, the parent company of National Securities.
(10) Includes 400,000 shares to be issued to International Home Security Investments Limited pursuant to the Ness Transaction, the sole shareholder of IIHSL, of which Paul Brown is the sole beneficial owner and 360,000 shares issuable upon the exercise of the Ness Warrants also to be issued to International Home Security Investments Limited pursuant to the Ness Transaction.
(11) A wholly owned subsidiary of FAI Insurances. Based on information reported on Schedule 13G, filed on February 19, 1998.
(12) Includes 626,100 shares held of record by The Robertson Stephens Orphan Fund ("Orphan") of which Robertson, Stephens & Co. Investment Management, L.P. ("Robertson") is a General Partner, 132,800 shares held of record by The Robertson Stephens Orphan Offshore Fund ("Offshore") of which Robertson is the General Partner, and 70,000 shares held of record by the Robertson Stephens Global Low-Priced Stock Fund ("Low-Priced") of which Robertson is investment adviser. Based on information reported on
      Schedule 13D, Amendment No. 1, filed on October 14, 1997. Robertson, its general partner Bayview Holdings, Inc. ("Bayview"), Bayview's 100% parent, Robertson Stephens Investment Management Co. ("Parent"), and Parent's 100% parent, BankAmerica Corporation, each beneficially own the 828,900 shares held by Orphan, Offshore and Low-Priced. Additionally Bayview Investors Ltd., also a general partner of Orphan, and its managing member, Private Equity Group L.L.C., also jointly beneficially own the 626,100 shares held by Orphan. Based on information reported on
      Schedule 13D, Amendment No. 1, filed on October 14, 1997.
(13) Based on information reported on Schedule 13G, Amendment No. 2, filed on May 11, 1998.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The authorized capital stock of the Company is 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of Preferred Stock, $.001 par value. Immediately prior to the commencement of this Offering, 5,150,500 shares of Common Stock of the Company will be issued and outstanding. There are no shares of Preferred Stock outstanding. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets available therefor at such time and in such amounts as the Board may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of stockholders. As is permitted by Delaware law, there is no cumulative voting in connection with the election of directors. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities under the Company's charter documents. There are no sinking fund provisions applicable to the Common Stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock outstanding at that time. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering and the Ness Transaction will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue up to 1,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors--Anti-Takeover Considerations".

WARRANTS

  In connection with the Ness Transaction, the Company will issue to International Home Security Investments Limited warrants to purchase an aggregate of 360,000 shares of Common Stock, which warrants will be exercisable at the price of $13.00 per share ("Ness Warrants"). The Ness Warrants will be exercisable at any time during the five year period commencing on the closing of the Ness Transaction. The Company is not required to issue fractional shares upon the exercise of the Ness Warrants. The holders of the Ness Warrants do not possess any rights as a shareholder of the Company until such holders exercise such warrants.

  In connection with the IPO, the Company issued to the IPO Representatives warrants to purchase an aggregate of 240,000 shares of Common Stock which warrants are exercisable at the price of $16.50 per share ("IPO Warrants"). The IPO Warrants are exercisable at any time beginning on July 15, 1998 through July 15, 2002. The IPO Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock. The Company is not required to issue fractional shares upon the exercise of the IPO Warrants. The holders of the IPO Warrants do not possess any rights as a shareholder of the Company until such holders exercise such warrants.

  The IPO Warrants provide certain rights with respect to the registration under the Securities Act of shares of Common Stock issuable upon exercise of the IPO Warrants. The Company has agreed that, until July 15, 2002, it will register the issuance of such shares (and, if necessary, their resale) so as to permit their public resale without restriction. The holders of the IPO Warrants have, until July 15, 2002, the right to demand two registrations by the Company of their shares and an unlimited number of incidental, or "piggyback," registration rights. These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financing. Furthermore, the registration and sale of Common Stock of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the market price of the securities offered hereby.

  For the life of each of the IPO Warrants and the Ness Warrants, as well as options issued by the Company, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrants or options. The holders may be expected to exercise their warrants or options at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the warrants or options. Further, the terms on which the Company could obtain additional capital during the life of the warrants or options may be adversely affected.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND DELAWARE LAW

  Classified Board of Directors. The Company's By-laws provides for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire at the 1998, 1999 or 2000 annual meeting of the stockholders. Starting with the 1998 annual meeting of the stockholders, one class of directors will be individually elected each year for a three-year term. See "Management--Directors and Executive Officers." The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders. See "Management--Limitation of Director's Liability and Indemnification".

  Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

TRANSFER AGENT AND REGISTRAR

  The Company's Transfer Agent and Registrar is the Bank of New York, 101 Barclay Street, New York, New York 10286.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering and the Ness Transaction, the Company will have outstanding 6,850,500 shares of Common Stock. All of the 1,300,000 shares sold in this Offering, as well as the 2,750,500 shares sold in the Company's IPO, will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 2,800,000 shares will be subject to certain restrictions, as defined under Rule 144 (the "Restricted Shares"). Specifically, under Rule 144 (i) 2,150,000 shares held by a subsidiary of FAI Insurances may be resold under Rule 144, subject to volume and other resale limitations; (ii) 250,000 shares sold to Bradley D. Cooper may not be resold publicly pursuant to Rule 144 for a period of one year following the date on which full payment for such shares is made; and
(iii) the 400,000 shares issued pursuant to the Ness Transaction may not be resold publicly pursuant to Rule 144 until at least one year after the close of the Ness Transaction. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. Restricted Shares generally may be sold in the public market only if registered under the Securities Act or sold in compliance with Rule 144 or other applicable regulation.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted shares with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company (approximately 68,505 shares immediately after this Offering), or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior to sale and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

  Restricted Shares that have been issued in reliance on Rule 701 (such as shares of Common Stock issued under the Company's stock option plans) may be resold by persons other than affiliates of the Company, subject only to the manner of sale provisions of Rule 144, and may be resold by affiliates of the Company under Rule 144 without compliance with its one-year holding period requirement. In addition, the holders of the IPO Warrants will, subject to the satisfaction of certain conditions, be able to sell the Common Stock issuable upon exercise thereof publicly through the exercise of certain registration rights or (for shares issued, pursuant to the "cashless exercise" provisions thereof) pursuant to Rule 144.

  Rule 144A under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares issued prior to the IPO of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

  The Company cannot predict the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and could enjoin the Company's ability to raise capital through a sale of its securities.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom L. H. Friend is acting as the Representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and the Representative (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the shares of Common Stock set forth in the table below.

                                                                       NUMBER OF
      UNDERWRITERS                                                      SHARES
      ------------                                                     ---------
      L. H. Friend, Weinress, Frankson & Presson, Inc.................
                                                                       ---------
          Total....................................................... 1,300,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Common Stock are subject to certain conditions. The Underwriters are committed to purchase all the Common Stock offered by this Prospectus, if any are purchased.

  The Representative has advised the Company that the Underwriters propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to selected dealers at such price less
a concession not in excess of $       per share of Common Stock, and that the
Underwriters and such dealers may reallow a concession to other dealers,
including the Underwriters, not in excess of $       per share of Common
Stock. After the commencement of this Offering, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representative.

  The Company has granted the Underwriters the Underwriters' Over-Allotment Option, expiring at the close of business forty-five days after the closing of this Offering, to purchase up to an aggregate of 195,000 additional shares of Common Stock from the Company at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Common Stock as the percentage it was obligated to purchase pursuant to the Underwriting Agreement. The Underwriters may exercise the option only to cover over-allotments, if any, incurred in the sales of the Common Stock.

  The Representative has informed the Company that it does not expect the Underwriters to confirm sales of shares of Common Stock offered by this Prospectus to any accounts over which they exercise discretionary authority.

  The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons on the one hand, and the Underwriters and their respective controlling persons on the other hand, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  In connection with the IPO, the Company has agreed that, until July 18, 2002 National Securities (which is an affiliate of the Representative) shall have the right to designate for election one member of the Company's Board of Directors. However, if National Securities so chooses, National Securities may instead designate an observer, who shall receive all notices of meeting by the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and be entitled to attend all meetings of the Company's Board of Directors. The Company has agreed to reimburse the National Securities designee for out-of-pocket expenses incurred in connection with attending meetings of the Company's Board of Directors. Steven A. Rothstein has been designated by National Securities as its director.

  In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Company's Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which, such persons may bid for or purchase Common Stock of the Company for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more of the Common Stock in connection with this Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock of the Company in the open market following completion of this Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Underwriters' Over-Allotment Option. In addition, the Representative on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this Offering) for the account of other Underwriters, the selling concession with respect to the shares of Common Stock that are distributed in this Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may stabilize or maintain the price of the Common Stock of the Company at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

  Although the Representative has co-managed over fifty public offerings, it has served as the sole managing underwriter of only one public offering. However, the senior officers of the Representative overseeing the Offering have served, with various firms, as the lead investment bankers for more than one hundred registered public offerings over the last fifteen years.

  The foregoing is a summary of the principal terms of the Underwriting Agreement referred to above and does not purport to be complete. Reference is made to such agreement, which is filed as an exhibit to the registration statement filed in connection with this Offering.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Shares offered hereby will be passed upon for the Company by D'Ancona & Pflaum. Certain legal matters will be passed upon for the Underwriters by Camhy Karlinsky & Stein LLP, New York, New York. Arthur Don, a member of D'Ancona & Pflaum, acts as the Secretary for the Company, a non-executive position as defined in the Company's By-laws.

                                    EXPERTS

  The audited financial statements included in this Prospectus have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. In addition, the Company is subject to the informational requirements of Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange and the above materials may also be inspected at the office of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

                      CERTAIN FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements and information within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act that are based on beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, competitive factors and pricing pressures, shifts in market demand, the performance and needs of the residential security alarm industry, the costs of product development and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's shareholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned. See also "Risk Factors".

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Home Security International, Inc.:
  Report of Independent Public Accountants................................  F-3
  Consolidated Statements of Income for the Years Ended June 30, 1995,
   1996 and 1997 and the Unaudited Nine Months Ended March 31, 1997 and
   1998...................................................................  F-4
  Consolidated Balance Sheets as at June 30, 1996 and 1997 and the
   Unaudited Nine Months Ended March 31, 1998.............................  F-5
  Consolidated Statements of Cashflows for the Years Ended June 30, 1995,
   1996 and 1997 and the Unaudited Nine Months Ended March 31, 1997 and
   1998...................................................................  F-6
  Consolidated Statements of Changes in Shareholders' Equity for the Years
   Ended June 30, 1995, 1996 and 1997 and the Unaudited Nine Months Ended
   March 31, 1998.........................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
Cooper International Group:
  Report of Independent Public Accountants................................ F-21
  Combined Statements of Loss for the Period Ended June 30, 1995, Year
   Ended June 30, 1996 and the Nine Months Ended March 30, 1997........... F-22
  Combined Statements of Cashflows for the Period Ended June 30, 1995,
   Year Ended June 30, 1996 and the Nine Months Ended March 30, 1997...... F-23
  Combined Statements of Changes in Shareholders' Equity for the Period
   Ended June 30, 1995, Year Ended June 30, 1996 and the Nine Months Ended
   March 30, 1997......................................................... F-24
  Notes to Combined Financial Statements.................................. F-25
FAI Finance Corporation Pty Limited:
  Report of Independent Public Accountants................................ F-31
  Consolidated Statements of Income for the Years Ended June 30, 1995,
   1996 and 1997 and the Unaudited Nine Months Ended March 31, 1997 and
   1998................................................................... F-32
  Consolidated Balance Sheets as of June 30, 1996 and 1997 and Unaudited
   Nine Months Ended March 31, 1998....................................... F-33
  Consolidated Statements of Cashflows for the Year Ended June 30, 1995,
   1996 and 1997 and the Unaudited Nine Months Ended March 31, 1998....... F-34
  Consolidated Statements of Changes in Shareholders' Equity for the Years
   Ended June 30, 1995, 1996 and 1997 and the Unaudited Nine Months Ended
   March 31, 1998......................................................... F-35
  Notes to Consolidated Financial Statements.............................. F-36

                 (THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Home Security International, Inc.:

  We have audited the accompanying consolidated balance sheets of the Home Security International, Inc. as of June 30, 1997 and 1996, and related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Security International, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles in the United States of America.

  The consolidated financial statements of Home Security International, Inc. as of March 31, 1998 and for the nine months ended March 31, 1998 and 1997, which are presented solely for comparative purposes, were not audited by Independent Public Accountants.

                                          /s/ Arthur Andersen

Sydney
September 22, 1997

                       HOME SECURITY INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                         NINE MONTHS ENDED
                                       YEAR ENDED JUNE 30,                   MARCH 31,
                               -------------------------------------  ------------------------
                                  1995         1996         1997         1997         1998
                          NOTE     $US          $US          $US          $US          $US
                          ---- -----------  -----------  -----------  -----------  -----------
                                                                            (UNAUDITED)
Net sales...............    2   21,437,325   26,700,922   33,464,595   23,232,294   32,157,807
Cost of goods sold--
 related party..........   14   (1,989,371)  (2,750,468)  (3,647,376)  (2,668,985)         --
       --other..........       (12,229,324) (14,834,094) (20,626,411) (14,109,950) (18,864,996)
                               -----------  -----------  -----------  -----------  -----------
Gross profit............         7,218,630    9,116,360    9,190,808    6,453,359   13,292,811
Management fees
 received--related
 parties................   14      321,355          --       559,002      508,813          --
General and
 administrative
 expenses...............        (5,412,853)  (6,606,377)  (6,612,318)  (4,554,748)  (8,083,449)
                               -----------  -----------  -----------  -----------  -----------
Income from operations..         2,127,132    2,509,983    3,137,492    2,407,424    5,209,362
Non operating income--
 other..................               --           --         6,740          --           --
Interest income--related
 party..................   14          --        75,087      755,613      491,051       26,679
      --other...........            65,211      175,719       81,790       63,951      307,160
Interest expenses--
 related party..........   14          --       (47,625)     (60,046)         --      (111,425)
       --other..........               --           --           --           --        (6,950)
                               -----------  -----------  -----------  -----------  -----------
Income before taxes and
 equity in income of
 affiliated companies...         2,192,343    2,713,164    3,921,589    2,962,426    5,424,826
Income tax expense......   13     (722,523)  (1,054,170)  (1,629,973)  (1,124,066)  (1,948,779)
                               -----------  -----------  -----------  -----------  -----------
Income before equity in
 income of affiliated
 companies..............         1,469,820    1,658,994    2,291,616    1,838,360    3,476,047
Equity in income of
 affiliated companies...    9          --           --           --           --        97,274
                               -----------  -----------  -----------  -----------  -----------
    Net income..........         1,469,820    1,658,994    2,291,616    1,838,360    3,573,321
                               ===========  ===========  ===========  ===========  ===========
Net income per common
 share
  Basic earnings per
   share................       $      0.33  $      0.37  $      0.51  $      0.41  $      0.70
  Diluted earnings per
   share................       $      0.33  $      0.37  $      0.51  $      0.41  $      0.69
Weighted average number
 of shares outstanding
  Basic.................         4,500,000    4,500,000    4,500,000    4,500,000    5,106,000
  Diluted...............         4,500,000    4,500,000    4,500,000    4,500,000    5,157,417

  The accompanying notes are an integral part of these consolidated financial statements.

                       HOME SECURITY INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                   JUNE 30,          MARCH 31,
                                             ---------------------  -----------
                                                1996       1997        1998
ASSETS                                  NOTE    $US        $US          $US
------                                  ---- ---------- ----------  -----------
                                                                    (UNAUDITED)
Current assets
  Cash and cash equivalents............         369,837        118   5,803,023
  Accounts receivable--related party ..   14  4,380,060  2,025,455         --
  Accounts receivable--trade, net......    3  1,099,733    615,560   1,246,001
  Inventories..........................    4    339,602  1,277,104   2,791,109
  Prepaid expenses and other current
   assets..............................    5    751,426    449,458   1,225,606
                                             ---------- ----------  ----------
    Total current assets...............       6,940,658  4,367,695  11,065,739
                                             ---------- ----------  ----------
Non-current assets
  Investment in affiliated companies...    9        --         --    7,774,860
  Plant and equipment, net.............    7     12,706    869,571   1,060,114
  Intangibles, net.....................    8  5,948,255 10,142,077   9,736,962
  Deferred income taxes................   13    475,505    549,393     685,324
  Receivables--related party...........   14        --      24,366         --
  Other non-current assets.............           6,531      3,748       3,492
                                             ---------- ----------  ----------
    Total non-current assets...........       6,442,997 11,589,155  19,260,752
                                             ---------- ----------  ----------
    Total assets.......................      13,383,655 15,956,850  30,326,491
                                             ========== ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
  Bank overdraft.......................             --      31,795         --
  Note payable--FAI Insurances Group... 9,14        --         --      694,117
  Payables--trade......................       2,414,042  4,018,147   4,424,199
  Accrued--Warranty....................    1    332,336    411,778     309,563
  Accrued--Security Call-out expense...    1    354,423    486,864     494,380
  Other accrued liabilities............         269,548    206,970     140,099
  Lease liability......................             --      19,068       6,413
  Income tax payable...................             --     467,961   1,449,553
  Deferred income......................    1    119,479    479,307     647,359
                                             ---------- ----------  ----------
    Total current liabilities..........       3,489,828  6,121,890   8,165,683
                                             ---------- ----------  ----------
Non-current liabilities
  Note payable--FAI Insurances group... 9,14        --         --    5,032,346
  Lease liability......................             --      44,877      10,165
  Accrued liabilities..................             --         --      114,885
  Deferred income......................    1        --         --      205,646
                                             ---------- ----------  ----------
    Total non-current liabilities......             --      44,877   5,363,042
                                             ---------- ----------  ----------
    Total liabilities..................       3,489,828  6,166,767  13,528,725
                                             ---------- ----------  ----------
Shareholders' equity
  Preferred stock $.001 value;
   1,000,000 shares authorized, none
   outstanding.........................             --         --          --
  Common stock $.001 value; 20,000,000
   shares authorized and 5,150,500,
   4,500,000 and 5,150,500 shares
   issued and outstanding as of June
   30, 1997, June 30, 1996 and March
   31, 1998, respectively..............               2      4,500       5,150
  Additional paid-in capital...........       6,016,944 10,238,691  16,111,311
  Secured Note.........................    6        --         --   (2,375,000)
  Foreign currency translation reserve.         386,693   (406,534)   (470,442)
  Retained earnings (accumulated
   losses).............................       3,490,188    (46,574)  3,526,747
                                             ---------- ----------  ----------
    Total shareholders' equity.........       9,893,827  9,790,083  16,797,766
                                             ---------- ----------  ----------
    Total liabilities and shareholders'
     equity............................      13,383,655 15,956,850  30,326,491
                                             ========== ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements

                       HOME SECURITY INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENTS OF CASHFLOWS

                                                                NINE MONTHS ENDED
                                YEAR ENDED JUNE 30,                 MARCH 31,
                          ----------------------------------  ----------------------
                           1995 $US    1996 $US    1997 $US    1997 $US    1998 $US
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Cashflow from operating
 activities
 Net income.............   1,469,820   1,658,994   2,291,616   1,838,359   3,573,321
 Adjustments to
  reconcile net income
  to net cash from
  operating activities:
   Depreciation.........      12,350      11,192      42,100      33,422     143,407
   Amortization of
    goodwill............      47,884     226,498     391,924     273,685     494,844
   Deferred taxes and
    income tax payable..     478,995  (1,143,650)    427,573     322,492     840,079
   Provision for losses
    on accounts
    receivable..........       9,552      58,213     100,715      23,895     305,036
   (Increase) decrease
    in operating assets:
     Accounts
      receivable--trade.    (245,402)    (21,925)   (203,120)    (14,959)   (977,673)
     Inventories........      60,656    (239,731)   (965,610)   (259,667) (1,590,001)
     Prepaid expenses
      and other assets..    (262,407)   (305,224)    (33,054)   (201,814)   (848,757)
   Increase (decrease)
    in operating
    liabilities:
     Accounts payable...   1,740,323    (489,880)  2,159,629     933,636     681,494
     Accrued
      liabilities.......     195,823     734,742     627,011     396,959     407,995
                          ----------  ----------  ----------  ----------  ----------
      Net cash provided
       by operating
       activities.......   3,507,594     489,229   4,838,784   3,346,008   3,029,745
                          ----------  ----------  ----------  ----------  ----------
Cashflow from investing
 activities
 Proceeds from sale of
  plant and equipment...         --      112,062         --          --          --
 Investment in
  affiliated companies..         --          --          --          --   (2,130,285)
 Short term loans
  (granted)/repayments
  received..............        (927)     (3,129)    295,353       2,559      23,107
 Additions to plant and
  equipment.............     (43,632)    (70,701)   (871,894)   (762,408)   (391,245)
 Receipt from/(payments
  to) related parties...  (2,509,175) (1,429,568)  2,137,679  (2,722,800)  1,802,920
 Purchase of goodwill...         --          --     (271,826)        --          --
 Proceeds from sale of
  investment............         --          --        1,914         --          --
 Cash in predecessor
  entities not acquired.         --          --     (410,302)        --          --
                          ----------  ----------  ----------  ----------  ----------
      Net cash provided
       by/(used in)
       investing
       activities.......  (2,553,734) (1,391,336)    880,924  (3,482,649)   (695,503)
                          ----------  ----------  ----------  ----------  ----------
Cashflow from financing
 activities.............
 Dividend and trust
  distribution paid.....         --          --   (5,294,296)        --          --
 Return of capital......         --          --     (581,928)        --          --
 Capital subscribed.....         --          --          --          --    3,934,678
 Share issue costs......         --          --          --          --     (436,409)
 Increase in bank
  overdraft.............         --          --       31,795         --      (29,615)
                          ----------  ----------  ----------  ----------  ----------
      Net cash (provided
       by) financing
       activities.......         --          --   (5,844,429)        --    3,468,654
                          ----------  ----------  ----------  ----------  ----------
Net increase (decrease)
 in cash held...........     953,860    (902,107)   (124,721)   (136,641)  5,802,896
                          ----------  ----------  ----------  ----------  ----------
Cash at the beginning of
 the financial period...     247,000   1,229,501     369,837     369,837         118
Effect of exchange rate
 change on cash held....      28,641      42,443    (244,998)      3,289           9
                          ----------  ----------  ----------  ----------  ----------
Cash at the end of the
 financial period.......   1,229,501     369,837         118     236,485   5,803,023
                          ==========  ==========  ==========  ==========  ==========
Supplemental disclosure
 of cash flow
 information:
 Interest paid..........         874      59,945     515,763     314,915     118,376
 Income taxes paid......     212,736   1,279,393     946,230     595,981     796,153

  The accompanying notes are an integral part of these consolidated financial statements

                       HOME SECURITY INTERNATIONAL, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                           CAPITAL STOCK                               FOREIGN
                               ISSUED      ADDITIONAL                 CURRENCY      RETAINED        TOTAL
                          ----------------   PAID-IN      SECURED    TRANSLATION    EARNINGS    SHAREHOLDERS'
                           SHARES   AMOUNT   CAPITAL       NOTE        RESERVE   UNAPPROPRIATED    EQUITY
                          --------- ------ -----------  -----------  ----------- -------------- -------------
BALANCE, JUNE 30, 1994..          2 $    2 $       --   $       --    $     --    $   361,374    $   361,376
Foreign currency
 translation
 adjustment.............                                                 (4,240)                      (4,240)
Additional paid-in
 capital................                     2,085,090                                             2,085,090
Net Income 1995.........                                                            1,469,820      1,469,820
                          --------- ------ -----------  -----------   ---------   -----------    -----------
BALANCE, JUNE 30, 1995..          2      2   2,085,090          --       (4,240)    1,831,194      3,912,046
Foreign currency
 translation adjustment.                                                390,933                      390,933
Additional paid-in
 capital................                     3,931,854                                             3,931,854
Net Income 1996.........                                                            1,658,994      1,658,994
                          --------- ------ -----------  -----------   ---------   -----------    -----------
BALANCE, JUNE 30, 1996..          2      2   6,016,944          --      386,693     3,490,188      9,893,827
Foreign currency
 translation Adjustment.                                               (553,335)                    (553,335)
Additional paid-in
 capital................          1      1   4,803,675                                             4,803,676
Net Income 1997.........                                                            2,291,616      2,291,616
Dividends and Trust
 Distributions, and
 return of capital......                      (581,928)                            (5,294,296)    (5,876,224)
Reorganization
 Adjustments............  4,499,997  4,497                             (239,892)     (534,082)      (769,477)
                          --------- ------ -----------  -----------   ---------   -----------    -----------
BALANCE, JUNE 30, 1997..  4,500,000  4,500  10,238,691          --     (406,534)      (46,574)     9,790,083
(Unaudited)
Foreign currency
 translation Adjustment.                                                (63,908)                     (63,908)
Additional paid-in
 capital................    400,500    400   4,004,600                                             4,005,000
Issue of shares to
 Bradley D. Cooper......    250,000    250   2,499,750   (2,375,000)                                 125,000
Less share issue costs..                      (631,730)                                             (631,730)
Net Income July 1-March
 31, 1998...............                                                            3,573,321      3,573,321
                          --------- ------ -----------  -----------   ---------   -----------    -----------
BALANCE, MARCH 31, 1998.  5,150,500 $5,150 $16,111,311  $(2,375,000)  $(470,442)  $ 3,526,747    $16,797,766
                          ========= ====== ===========  ===========   =========   ===========    ===========


  The accompanying notes are an integral part of these consolidated financial statements

                       HOME SECURITY INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 (a) Nature of Business--

  Home Security International, Inc. ("HSI") was incorporated in Delaware, United States of America on April 11, 1997. On June 30, 1997 HSI acquired FAI Home Security Pty Limited (incorporated in New South Wales, Australia on August 13, 1990) and FAI Home Security (ENZED) Limited (incorporated in Auckland, New Zealand on April 24, 1997) as well as certain tangible and intangible assets of the United Kingdom (including certain European countries), South Africa, Canada and the United States of America Home Security operations ("International Operations") (all collectively called "the Company"). The background to the reorganization and acquisition is as follows:

  FAI Home Security (ENZED) Limited acquired all of the intangible assets, fixed assets and inventory, net of warranty provision from FAI Home Security
(NZ) Trust on April 30, 1997. The consideration for the acquisition was the issue of fully paid ordinary shares for the value of the intangibles, and a note payable ("NZ Note") of $208,894 for the net intangible assets acquired. FAI Home Security (NZ) Trust then sold these shares and the NZ Note to FAI Home Security Holdings Pty Ltd on June 30, 1997.

  The International Operations were acquired by FAI Home Security Holdings Pty Limited on March 31, 1997 from FAI Home Security (UK) Trust, FAI Home Security (Canada) Unit Trust and their subsidiaries FAI Home Security USA, Inc and FAI Home Security (AFRICA)(PROPRIETARY) Ltd (the "Cooper International Group").

  As part of the reorganization on June 30, 1997, HSI acquired from FAI Home Security Holdings Pty Ltd all of the shares of FAI Home Security Pty Limited and FAI Home Security (ENZED) Limited, plus the NZ Note and the inventory, fixed assets and intangible assets of the International Operations (the "International Assets") in exchange for the issue of 4,499,999 shares, the issue of a $911,892 note payable to FAI Home Security Holdings Pty Limited ("FAI Note") equivalent to the book value of assets acquired, being $641,138, plus $270,754, and a further note payable in the amount of $208,894 for the NZ Note.

  The main business activity of the Company, is the sale, service and monitoring of security alarm systems, which are sold via a distributor network to residential and small business premises in the countries of operations.

  The security alarm system, "SecurityGuard", and other major components are supplied exclusively by Ness Security Products Pty Limited, a company based in Sydney, Australia.

  On December 31, 1997 the Company acquired 50 percent of the equity interest in FAI Finance Corporation Pty Limited (together with its subsidiary FAI Finance Corporation (NZ) Limited (FFC)) from FAI Insurances Ltd. FFC is a consumer finance company in both Australia and New Zealand and finances more than 80% of all customer accounts financed by the Company's distributorship network in Australia and New Zealand.

 (b) Principles of Consolidation and Basis of Preparation--

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The investment in FFC is recorded on the equity method.

  The acquisition of FAI Home Security Pty Limited, FAI Home Security (ENZED) Limited was accounted for as a reorganization of entities under common control on an historic cost basis in a manner similar to a pooling of interests. The acquisition of the International Operations by the Company's predecessor and the acquisition of the interest in FFC were accounted for as purchases.

                       HOME SECURITY INTERNATIONAL, INC.

  The consolidated financial statements as of and for the nine months ended March 31, 1998 and 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments, which consist of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the period have been made.

  The consolidated statement of income for the year ended June 30, 1997, 1996 and 1995 include the financial statements of the Company and FAI Home Security
(NZ) Limited and FAI Home Security (NZ) Trust as those entities were under common control during those years. Results of the International Operation for the three months ended June 30, 1997 have been included in the 1997 financial statements since those operations were acquired by the Company's predecessor on March 31, 1997.

  All intercompany accounts and transactions have been eliminated upon consolidation.

 (c) Cash and Cash Equivalents--

  Cash equivalents consist of short-term investments with maturities of three months or less and are stated at cost, which approximates market.

 (d) Foreign Currencies--

  The consolidated financial statements are translated into US dollars to reflect the Company's reporting currency. The assets and liabilities are translated at the balance sheet date exchange rate. The profit and loss items have been translated at the average exchange rates throughout each period. The resulting translation effects are reflected in shareholders' equity.

  The functional currency for FAI Home Security (ENZED) Limited is New Zealand dollars, for FAI Home Security Pty Limited is Australian dollars, for Home Security International (UK) Limited is British Pound Sterling, for Home Security International (Canada), Inc is Canadian dollars, and for Home Security International (South Africa)(Proprietary) Limited is the South African Rand.

 (e) Use of Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

 (f) Income Taxes--

  The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 ("Accounting for Income Taxes") which requires an asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                       HOME SECURITY INTERNATIONAL, INC.

 (g) Revenue Recognition--

  Revenue is recognized at the time of shipment of products and is shown net of returns and rebates. The Company also sells extended product warranties for periods of one to two years and the income derived is recognized on a straight-line basis over the life of the warranties. All unearned portions of the warranties are deferred in the balance sheet as "Deferred Income".

 (h) Allowance for Doubtful Accounts--

  Management reviews the collectability of accounts receivable on a regular basis. Amounts, if any, which are determined to be uncollectable are provided for in the financial statements in the period such determination is made.

 (i) Inventories--

  Inventories consist of wholesale stock and sales aids and are stated at the lower of cost (first-in, first-out method), or market.

 (j) Plant and Equipment--

  Plant and equipment are recorded at cost. Maintenance and repairs are expensed in the period to which they relate. Depreciation on plant and equipment is calculated using the straight-line method over the following estimated useful lives of the assets:

                                                                          YEARS
                                                                          -----
      Furniture and fixtures.............................................  8.0
      Office equipment...................................................  8.0
      Plant..............................................................  5.0
      Motor vehicles.....................................................  6.5
      Computer equipment.................................................  3.5
      Leasehold improvements.............................................  3.0

 (k) Research and Development--

  The Company has no significant research and development activities.

 (l) Pension and Other Benefit Plans--

  The Company contributes to a pension plan on behalf of its employees. The pension plan is an accumulation fund and the Company has no liability to members under the plan. The Company has no other pension or other employment benefit plans.

 (m) Intangible Assets--

  Intangible assets represent the excess of cost over fair value of assets acquired and are amortized using the straight-line method over twenty years. The carrying value of intangible assets is periodically reviewed by the Group based on the expected future undiscounted operating cash flows of the related business unit. Based upon its most recent analysis, the Group believes that no material impairment of intangible assets exists at March 31, 1998.

                       HOME SECURITY INTERNATIONAL, INC.

  The excess of cost over fair value of the assets of FFC acquired will be amortized using the straight-line method over 20 years and will be recognized as part of the Company's equity in net income of FFC.

 (n) Warranty--

  The Company warrants its products against defects in design, materials and workmanship for one year from the date of installation. A provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual expense.

 (o) Security Call-out expense--

  The Company provides a security call-out service for emergency response for five years from the date of installation. A provision for security call-outs is recorded at the time of the sale and is periodically adjusted to reflect actual expense.

 (p) Derivative Financial Instruments--

  The Company periodically enters into forward currency exchange contracts and options to manage the risk of foreign currency fluctuations, since a significant portion of its sale are in foreign currencies. The change in fair value of the contracts is recognized immediately and included in the determination of net income. The Company is not a trader in derivative securities, and it has not used speculative derivative products for the purpose of generating earnings from changes in market conditions.

 (q) Earnings per Share--

  Earnings per share have been computed according to the provisions of SFAS No. 128, "Earnings Per Share" using the weighted average number of shares outstanding and assuming the 1997 reorganization occurred as of January 1, 1995. Earnings per share assuming dilution have been computed based on the assumption that all stock options have been exercised.

 (r) Stock Option Plan--

  The Company accounts for its stock option plans (the "Option Plans") in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. FASB Statement No. 123, which became effective in 1996, allows entities to continue to apply the provisions of APB Opinion No. 25 but requires pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and thereafter as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has determined that the net income and net income per common share would not be materially affected by the provision of SFAS No. 123.

 (s) New accounting pronouncements--

  SFAS No. 130, "Reporting Comprehensive Income" was issued in July 1997 and will be adopted by the Company effective July 1, 1998. This new pronouncement establishes standards for reporting and display of comprehensive income and its components. Adoption of this standard will not impact the Company's financial position or results of operations.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" introduces a new model for segment reporting, called the "management approach". The management approach is based on the way that the chief operating decision maker organizes segments within the company for making operating decisions and assessing performance. Management of the Company is evaluating this new pronouncement to determine its impact upon current reporting. Adoption of this new standard is scheduled for June 1999.

  SFAS No. 132, "Employers' Disclosure about Pensions and Other Post Retirement Benefits" was issued February 1998 and will be adopted by the Company in June 1999. This new pronouncement standardizes employers' disclosures about pension and other post retirement benefit plans. It does not change the measurement or recognition of these plans. Adoption of this standard will not have a material impact on the Company's financial position or results of operations.

                       HOME SECURITY INTERNATIONAL, INC.

NOTE 2: NET SALES

                                                                  NINE MONTHS ENDED
                                  YEAR ENDED JUNE 30,                 MARCH 31,
                            ----------------------------------  ----------------------
                             1995 $US    1996 $US    1997 $US    1997 $US    1998 $US
                            ----------  ----------  ----------  ----------  ----------
                                                                     (UNAUDITED)
   Direct retail sales.....  5,773,208   1,366,926         --          --          --
   Distributor sales....... 15,452,646  25,053,110  33,183,267  23,019,224  31,563,680
   Other...................    426,901     497,637     516,601     340,363     838,161
                            ----------  ----------  ----------  ----------  ----------
   Gross sales............. 21,652,755  26,917,673  33,699,868  23,359,587  32,401,841
   Less: returns and
    rebates................   (215,430)   (216,751)   (235,273)   (127,293)   (244,034)
                            ----------  ----------  ----------  ----------  ----------
   Net sales............... 21,437,325  26,700,922  33,464,595  23,232,294  32,157,807
                            ==========  ==========  ==========  ==========  ==========

NOTE 3: ACCOUNTS RECEIVABLE--TRADE

                                                    JUNE 30,          MARCH 31,
                                               --------------------  -----------
                                               1996 $US   1997 $US    1998 $US
                                               ---------  ---------  -----------
                                                                     (UNAUDITED)
   Accounts receivable........................ 1,245,808    745,280   1,679,571
   Less: allowances for doubtful debts........  (146,075)  (129,720)   (433,570)
                                               ---------  ---------   ---------
                                               1,099,733    615,560   1,246,001
                                               =========  =========   =========

NOTE 4: INVENTORIES

                                                    JUNE 30,          MARCH 31,
                                               --------------------  -----------
                                               1996 $US   1997 $US    1998 $US
                                               ---------  ---------  -----------
                                                                     (UNAUDITED)
   Wholesale stock............................   117,115    879,476   2,449,347
   Sales aids.................................   222,487    397,628     341,762
                                               ---------  ---------   ---------
                                                 339,602  1,277,104   2,791,109
                                               =========  =========   =========

NOTE 5: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                    JUNE 30,          MARCH 31,
                                               --------------------  -----------
                                               1996 $US   1997 $US    1998 $US
                                               ---------  ---------  -----------
                                                                     (UNAUDITED)
   Prepayments................................    50,620    210,556     630,920
   Director's loan............................   105,432     14,076    (180,175)
   Sundry debtors.............................   595,374    224,826     774,861
                                               ---------  ---------   ---------
                                                 751,426    449,458   1,225,606
                                               =========  =========   =========

NOTE 6: SECURED NOTE

  The Company has issued 250,000 shares at par value $0.001 to Bradley D. Cooper in exchange for cash of $125,000 and the issue of a 5 year 7.0% semi-annual interest bearing note secured by the shares issued to the value of $2,375,000.

                       HOME SECURITY INTERNATIONAL, INC.

NOTE 7: PLANT AND EQUIPMENT

                                                   JUNE 30,          MARCH 31,
                                             ---------------------  -----------
                                             1996 $US    1997 $US    1998 $US
                                             ---------  ----------  -----------
                                                                    (UNAUDITED)
   Furniture and fixtures...................     3,098     168,457     225,074
   Office equipment.........................    11,966     157,051     224,478
   Plant....................................         0      47,607       3,871
   Motor vehicles...........................         0     164,884     273,266
   Computer equipment.......................     4,329     255,764     390,312
   Leasehold improvements...................         0     114,140     161,744
   Less: Accumulated depreciation...........    (6,687)    (38,332)   (218,631)
                                             ---------  ----------  ----------
                                                12,706     869,571   1,060,114
                                             =========  ==========  ==========

NOTE 8: INTANGIBLES

                                                   JUNE 30,          MARCH 31,
                                             ---------------------  -----------
                                             1996 $US    1997 $US    1998 $US
                                             ---------  ----------  -----------
                                                                    (UNAUDITED)
   Initial goodwill on investment........... 2,086,864   2,086,864   2,086,864
   Increment of goodwill.................... 4,135,773   8,716,208   8,716,208
   Less: Accumulated amortization...........  (274,382)   (660,995) (1,066,110)
                                             ---------  ----------  ----------
                                             5,948,255  10,142,077   9,736,962
                                             =========  ==========  ==========

  Goodwill represents the excess of the purchase price paid by the ultimate parent entity, FAI Insurances Limited, intermediate parent entities, such as FAI Home Security Holdings Pty Limited and FAI Home Security (Aust) Unit Trust, and Home Security International, Inc., over the fair value of assets acquired when FAI Insurances Limited acquired its additional shareholding in FAI Home Security Holdings Pty Limited from Mr. Bradley Cooper in 1995, and the goodwill associated with the acquisition of the International Assets in March 1997. The goodwill includes additional consideration paid in 1996 and 1997, relating to the acquisition under the purchase agreement. The goodwill associated with the above transaction is being amortized over 20 years.

NOTE 9: INVESTMENT IN AFFILIATED COMPANIES (UNAUDITED)

  On December 31, 1997 the Company acquired a 50 percent equity interest in FAI Finance Corporation Pty Limited and its subsidiary FAI Finance Corporation
(NZ) Limited (FFC) from FAI Insurances Ltd. FFC is a consumer finance company in both Australia and New Zealand and finances more than 80% of all customer accounts serviced by the Company's distributorship network in Australia and New Zealand.

  The purchase price of $7,016,525 has been financed by the seller over a period of five years at a fixed interest rate of 7.75% per annum payable monthly in arrears and is secured by the FFC Shares. The first installment of $1,631,750 was paid on January 2, 1998. The remaining long term debt, $5,032,346, is payable on December 31, of each year beginning in 1999 in the following amounts: $1,388,233 in 1999, 2000 and 2001, and $867,616 in 2002.
The Agreement also grants the Company the Option at no additional cost, exercisable over four years from the date of the Agreement, to purchase the remaining 50% interest in FFC, from FAI, for $7,016,525 plus 50% of the increase in FFC's retained earnings from January 1, 1998 to the time the Option is exercised. The total purchase price for the remaining shares in FFC will be financed by FAI over four years from the date the Option is exercised.

                       HOME SECURITY INTERNATIONAL, INC.

  In the event the Company, or any of its subsidiaries, receives funds from any private or public issue of any debt or equity instruments, up to 40% of the proceeds from such issue must be used to pay down the then outstanding balance of the FAI Insurances Group Note.

  The Company has capitalized costs of $219,312 relating to this acquisition.

NOTE 10: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reflected in the consolidated balance sheets for cash equivalents, accounts receivable and payable approximate their respective fair values due to short maturities of those instruments. The foreign exchange contracts are carried at their market value. The carrying value of the long-term payable to FAI Insurances Limited approximates its fair value as the loan was granted on December 31, 1997 at market rates.

NOTE 11: LEASE COMMITMENTS

  Operating lease commitments of the Company consist of property rentals and computer equipment leases.

                                               YEAR ENDED JUNE 30,    MARCH 31,
                                              ---------------------- -----------
                                               1995    1996   1997      1998
                                                $US    $US     $US       $US
                                              ------- ------ ------- -----------
                                                                     (UNAUDITED)
   Payable not later than one year..........  175,650 47,243 181,166   152,378
   Payable later than one year but not later
    than two years..........................   49,651 18,194 181,166   151,051
   Payable later than two years but not
    later than three years..................   38,197  5,325 179,243   151,051
   Payable later than three years but not
    later than four years...................   38,197    --  173,717   151,051
   Payable later than four years but not
    later than five years...................   22,282    --  126,143    37,761
                                              ------- ------ -------   -------
                                              323,977 70,762 841,435   643,292
                                              ======= ====== =======   =======

                                                                   NINE MONTHS
                                           YEAR ENDED JUNE 30,   ENDED MARCH 31,
                                         ----------------------- ---------------
                                          1995    1996    1997    1997    1998
                                           $US     $US     $US     $US     $US
                                         ------- ------- ------- ------- -------
                                                                   (UNAUDITED)
  Rental expense........................ 150,649 218,610 214,229 160,385 167,471

                       HOME SECURITY INTERNATIONAL, INC.

NOTE 12: SEGMENT INFORMATION
  The Company operates principally in one industry segment which includes the sale, service and monitoring of security alarm systems. The Company's area of current operations is principally in Australia and New Zealand with start-up operations in the United Kingdom, Canada, USA and South Africa. No single customer accounts for more than 10% of the Company's revenues. Information about the Company's operations split by geographic location is shown below.

                                                                  NINE MONTHS ENDED
                                  YEAR ENDED JUNE 30,                 MARCH 31,
                            ----------------------------------  ----------------------
                             1995 $US    1996 $US    1997 $US    1997 $US    1998 $US
                            ----------  ----------  ----------  ----------  ----------
                                                                     (UNAUDITED)
   Net Sales:
     Australia............. 17,358,783  21,937,533  22,488,078  15,847,086  22,694,334
     New Zealand...........  4,078,542   4,763,389  10,327,184   7,385,208   6,006,513
     United Kingdom........        --          --      547,083         --    2,325,392
     South Africa..........        --          --          --          --      609,180
     Canada................        --          --      102,250         --      522,388
     United States.........        --          --          --          --          --
                            ----------  ----------  ----------  ----------  ----------
                            21,437,325  26,700,922  33,464,595  23,232,294  32,157,807
                            ==========  ==========  ==========  ==========  ==========
   Income (loss) from
    operations before
    related party royalty
    payment:
     Australia.............  3,012,295   3,707,419   3,956,520   3,257,754   4,461,418
     New Zealand...........  1,104,208   1,553,032   2,839,174   1,818,655     974,525
     United Kingdom........        --          --       90,175         --      285,333
     South Africa..........        --          --       (8,481)        --      143,201
     Canada................        --          --      (40,400)        --     (370,166)
     United States.........        --          --      (52,120)        --     (284,949)
                            ----------  ----------  ----------  ----------  ----------
                             4,116,503   5,260,451   6,784,868   5,076,409   5,209,362
   Less related party
    royalty................ (1,989,371) (2,750,468) (3,647,376) (2,668,985)        --
                            ----------  ----------  ----------  ----------  ----------
                             2,127,132   2,509,983   3,137,492   2,407,424   5,209,362
                            ==========  ==========  ==========  ==========  ==========
   Income (Loss) from
    Operations:
     Australia.............  1,393,175   1,448,608   1,457,489   1,436,009   4,461,418
     New Zealand...........    733,957   1,061,375   1,690,829     971,415     974,525
     United Kingdom........        --          --       90,175         --      285,333
     South Africa..........        --          --       (8,481)        --      143,201
     Canada................        --          --      (40,400)        --     (370,166)
     United States.........        --          --      (52,120)        --     (284,949)
                            ----------  ----------  ----------  ----------  ----------
                             2,127,132   2,509,983   3,137,492   2,407,424   5,209,362
                            ==========  ==========  ==========  ==========  ==========
   Depreciation:
     Australia.............     12,350      11,192      36,453      28,397     149,557
     New Zealand...........        --          --        3,757       5,025       2,817
     United Kingdom........        --          --          --          --          --
     South Africa..........        --          --          --          --          --
     Canada................        --          --        2,225         --        4,344
     United States.........        --          --          --          --          --
                            ----------  ----------  ----------  ----------  ----------
                                12,350      11,192      42,435      33,422     156,718
                            ==========  ==========  ==========  ==========  ==========
   Amortization:...........     47,884     226,498     391,925     273,685     412,032
                            ==========  ==========  ==========  ==========  ==========
   Capital Expenditure:
     Australia.............     43,632      70,701     856,205     761,407     348,536
     New Zealand...........        --          --        9,696       1,001      16,321
     United Kingdom........        --          --          --          --       45,934
     South Africa..........        --          --          --          --          --
     Canada................        --          --       43,648         --          --
     United States.........        --          --          --          --          --
                            ----------  ----------  ----------  ----------  ----------
                                43,632      70,701     909,549     762,408     410,791
                            ==========  ==========  ==========  ==========  ==========

                       HOME SECURITY INTERNATIONAL, INC.

                                                YEAR ENDED JUNE 30,   MARCH 31,
                                               --------------------- -----------
                                                1996 $US   1997 $US   1998 $US
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
   Identifiable Assets
     Australia................................  6,528,704 14,892,968 18,710,442
     New Zealand..............................  6,485,114    430,468  1,140,197
     United Kingdom...........................        --     418,863  1,873,056
     South Africa.............................        --      24,368    204,112
     Canada...................................        --     183,631    614,008
     United States............................        --       6,434  1,981,653
                                               ---------- ---------- ----------
                                               13,013,818 15,956,732 24,523,468
     Corporate Assets.........................    369,837        118  5,803,023
                                               ---------- ---------- ----------
                                               13,383,655 15,956,850 30,326,491
                                               ========== ========== ==========

  Identifiable assets are those assets that are identified with the operation in each geographic area. Corporate assets are principally cash and short-term deposits.

NOTE 13: INCOME TAXES

  The actual income tax expense attributable to net income differed from the amounts computed by applying local federal tax rates to income before taxes as a result of the following:

                                                              NINE MONTHS ENDED
                                 YEAR ENDED JUNE 30,              MARCH 31,
                             ------------------------------  --------------------
                             1995 $US  1996 $US   1997 $US   1997 $US   1998 $US
                             --------  ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
   Expected income tax
    expense at statutory
    rates..................  723,473     940,639  1,351,883  1,030,975  1,877,475
   Tax effect of permanent
    and other differences:
     Over provision for
      income tax in prior
      years................  (21,192)       (862)    (8,538)    (8,606)       --
     Non-deductible
      expenses and other
      items................   12,820      32,854    145,535     15,507   (70,485)
     Amortization of
      goodwill.............   17,238      81,539    141,093     86,190    141,789
     Change in tax rates in
      deferred tax
      benefits.............  (9,816)         --         --         --         --
                             -------   ---------  ---------  ---------  ---------
                             722,523   1,054,170  1,629,973  1,124,066  1,948,779
   The tax expense is split
    between:
     Current...............  643,893     699,653  1,711,286  1,081,419  2,073,309
     Deferred..............   78,630     354,517    (81,313)    42,647   (124,530)
                             -------   ---------  ---------  ---------  ---------
                             722,523   1,054,170  1,629,973  1,124,066  1,948,779
                             =======   =========  =========  =========  =========

                       HOME SECURITY INTERNATIONAL, INC.

  Tax losses were purchased by FAI Home Security Pty Limited at June 30, 1996 from FAI Home Security Holdings Pty Limited and FAI Insurances Limited for $110,202 and $766,344 respectively. These tax losses were utilized during the financial year by offsetting them against taxable income.

                                                  JUNE 30,         MARCH 31,
                                              ------------------  -----------
                                              1996 $US  1997 $US   1998 $US
                                              --------  --------  -----------
                                                                  (UNAUDITED)
   Deferred tax assets are comprised of
    timing differences on:
     Provisions not currently deductible for
      tax purposes for:
       Doubtful debts........................  35,803    46,982      59,104
       Warranty.............................. 124,203   118,293      85,720
       Security call-out..................... 143,860   126,563     176,100
       Extended warranty.....................  14,946   172,550     302,721
       Other.................................  72,122    60,851      50,226
     Sundry accruals.........................  23,546    29,638      52,252
     Quarantined overseas expenses...........  70,345       --          --
     Tax losses carried forward..............   8,903       --          --
     Prepayments............................. (18,223)   (5,484)    (40,799)
                                              -------   -------     -------
   Net deferred tax assets................... 475,505   549,393     685,324
                                              =======   =======     =======

NOTE 14: RELATED PARTY TRANSACTIONS

  FAI Finance Corporation (NZ) Limited, FAI Home Security (NZ) Trust, FAI Home Security (NZ) Limited and FAI Home Security (ENZED) Limited are related by the majority holding of the ultimate parent entity, FAI Insurances Limited as of June 30, 1997.

  FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust were formerly related to FAI Home Security Pty limited by the ultimate holdings of the ultimate parent entity, FAI Insurances Limited. In November 1995, the trusts were acquired by Bradley D. Cooper. On March 31, 1997 FAI Home Security Holdings Pty Ltd. acquired all of the intangible assets, inventories and fixed assets of these trusts and their subsidiaries FAI Home Security USA, Inc. and FAI Home Security (AFRICA) (Proprietary) Limited.

  Interest has been charged on all amounts due to or payable from all related parties with the exception of the amount payable to FAI Home Security Pty Limited by its previous parent, FAI Home Security Holdings Pty Limited, which was non-interest bearing. Interest has been charged in arrears at an annualized commercial rate on a monthly basis.

  Management fees charged to or received from related parties are an apportionment of overhead costs incurred by the relevant related entity. FAI Home Security Pty Limited incurs staff and administration costs whereas a related entity FAI Finance Corporation (NZ) Limited incurred costs to administer the New Zealand customer loan book.

  During the years ended June 30, 1995, 1996 and 1997 royalties were paid to the ultimate parent entity, FAI Insurances Limited, for naming rights in relation to all business conducted by the Company. The basis of royalty payments was 6% of the final retail value of sales made by the Company entities and its distributors. No further royalties were charged for the use of the FAI trade name after July 1, 1997.

                       HOME SECURITY INTERNATIONAL, INC.

  FAI General Insurances Ltd., a subsidiary of FAI Insurances Ltd., leases office space to FAI Home Security Pty Limited at a commercial rate.

                                                      JUNE 30,        MARCH 31,
                                                 ------------------- -----------
                                                 1996 $US  1997 $US   1998 $US
                                                 --------- --------- -----------
                                                                     (UNAUDITED)
   Amounts due from related parties:
     Current Assets:
       FAI Home Security Holdings Pty Limited... 1,465,364 2,025,465     --
       FAI Finance Corporation (NZ) Ltd......... 2,877,353       --      --
       FAI Secure Home Finance Pty Limited......    37,343       --      --
                                                 --------- ---------    ----
                                                 4,380,060 2,025,465     --
     Non Current Assets:
       FAI Secure Home Finance Pty Limited......       --     24,366     --

  The above loans are unsecured, bear interest at the Westpac Bank indicator rate and are repayable on demand, with the exception of FAI Home Security Holdings Pty Limited. Loans to FAI Home Security Holdings Pty Limited were non-interest bearing until June 30, 1997, but bear interest since that date. The loan to FAI Home Security Holdings Pty Limited at June 30, 1997 is net of a note payable to that company in respect of the acquisition of tangible and intangible assets of the Cooper International Group (the FAI note). The loan to FAI Home Security Holdings Pty Limited was repaid in full on July 31, 1997.

                                                       JUNE 30,       MARCH 31,
                                                   ----------------- -----------
                                                   1996 $US 1997 $US  1998 $US
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
   Amounts due to related party:
     Current Liabilities:
       FAI Insurances Limited.....................    --       --       694,117
     Non Current Liabilities:
       FAI Insurances Limited.....................    --       --     5,032,346

  The above loans of $5,726,463 relate to the acquisition of FFC. The purchase price of $7,016,525 was financed by the seller and the loans are payable in annual installments over a period of five years at a fixed interest rate of 7.75% per annum payable monthly in arrears. The first installment of $1,631,750 was paid on January 2, 1998. Refer to Note 9 for details on the terms of and conditions of the loans.

                       HOME SECURITY INTERNATIONAL, INC.

                                                            NINE MONTHS ENDED
                                   YEAR ENDED JUNE 30,          MARCH 31,
                              ----------------------------- ------------------
                              1995 $US  1996 $US  1997 $US  1997 $US  1998 $US
                              --------- --------- --------- --------- --------
                                                               (UNAUDITED)
   Net income is stated
    after the following
    items:
     Interest on direct
      advances to:
       FAI Insurances
        Limited.............        --     47,625    60,046       --      --
     Royalty fees paid to:
       FAI Insurances
        Limited.............  1,989,371 2,750,468 3,647,376 2,668,985     --
     Interest on loans paid
      to:
       FAI Insurances
        Limited.............        --        --        --        --  111,425
     Interest on loans
      received from:
       FAI Home Security
        Holdings Pty
        Limited.............        --        --        --        --   26,679
       FAI Finance
        Corporation (NZ)
        Ltd.................        --     75,087   755,613   491,051     --
     Management fees paid
      to:
       FAI Finance
        Corporation (NZ)
        Ltd.................        --     43,628    58,394    29,831     --
     Management fees
      received from:
       FAI Home Security
        Holdings Pty
        Limited.............        --        --    559,002   508,813     --
       FAI Home Security
        (UK) Trust..........     74,198       --        --        --      --
       FAI Home Security
        (Canada) Unit Trust.    140,977       --        --        --      --
       FAI Secure Home
        Finance Pty Limited.    106,180       --        --        --      --
     Office rentals paid to:
       FAI Insurances
        Limited.............    150,652   218,613   213,240   106,451 159,948
     Computer rentals paid
      to:
       FAI Home Security
        Holdings Pty
        Limited.............     76,923    96,925    92,937       163     --

NOTE 15: STOCK OPTION PLANS

 The Company has two stock option plans.

  1997 Stock Option Plan. The Company has adopted the 1997 Stock Option Plan (the "1997 Plan"), under which the Compensation Committee may grant options to purchase up to an aggregate of 750,000 shares of Common Stock to management, employees and advisers of the Company. The 1997 Plan provides for the grant of stock options ("Options"), including incentive stock options within the meaning of Section 422 of the United States Internal Revenue Chose of 1986, as amended (the "Code"), and non-statutory stock options that do not qualify as stock options under Section 422 of the Code ("Non-Statutory Options"). On July 15, 1997, the Company issued 250,000 Options to Bradley D. Cooper, exercisable at a rate of 20% per year commencing on the first anniversary date of the Company's initial public offering ("IPO"), at an exercise price of $10.00 per share. In addition, on July 15, 1997, the Company issued an additional 250,000 Options for issuance to key employees of the Company, other than Bradley D. Cooper, which are exercisable at a rate of 20% per year commencing on the first anniversary date of the effective date of the IPO, at an exercise price of $10.00 per share.

                       HOME SECURITY INTERNATIONAL, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  1997 Non-Employee Director Stock Option Plan. The Company has adopted the 1997 Non-Employee Director Stock Option Plan (the "Director Plan"), under which 50,000 share of Common Stock have been authorized from issuance. Upon the closing of the IPO in July 1997, all of the Company's non-employee directors received options to purchase 5,000 shares of Common Stock at $10.00 per share under the Director Plan. On the day after each annual meeting of the shareholders of the Company, provided that he or she continues to serve as a member of the Board of Directors, all non-employee directors will receive options to purchase an additional 2,500 shares of Common Stock at an exercise price equivalent to the market price of the stock on the date of such grant. All such grants will be Non-Statutory Options. On July 15, 1997, 20,000 options were issued to non-executive directors. The options granted under the Director Plan are exercisable beginning six months from the date of grant.

NOTE 16: DERIVATIVES (UNAUDITED)

  On December 4, 1997 the Company had entered into a forward currency exchange contract which matures on June 30, 1998. Under the contract the Company has agreed to sell Australian Dollars ("AUD") $1,000,000 and to receive $680,000 on maturity.

  The Company has also entered two foreign currency options which mature on June 30, 1998. The Company has purchased an Australian dollar put / United States dollar call for AUD $2,500,000 with an exercise price of AUD $1 = $0.72 and has sold an Australian dollar call / United States dollar put for AUD $2,500,000 with an exercise price of AUD $1 = $0.7461.

  For the nine months ended March 31, 1998 the Company has recorded a gain of $122,207 on its derivatives.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Trustees of
FAI Home Security (Canada) Unit Trust and FAI Home Security (UK) Trust ("Cooper International Group"):

  We have audited the accompanying combined statements of loss, changes in shareholders' equity and cash flows of Cooper International Group for the nine months ended March 30, 1997, for the year ended June 30, 1996 and for the period from date of declaration to June 30, 1995. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Cooper International Group and its cash flows for the nine months ended March 30, 1997, the year ended June 30, 1996 and for the period from date of declaration to June 30, 1995, in conformity with generally accepted accounting principles in the United States of America.

                                          /s/ Arthur Andersen

Sydney, NSW
September 22, 1997

                           COOPER INTERNATIONAL GROUP

                          COMBINED STATEMENTS OF LOSS

                                                                     NINE MONTHS
                                                                     ENDED MARCH
                                              YEAR ENDED JUNE 30,        30,
                                             ----------------------  -----------
                                     NOTE     1995 $US    1996 $US    1997 $US
                                     ----    ----------  ----------  -----------
Net sales..........................    2        876,693   1,750,028   1,397,997
Cost of goods sold.................            (446,246) (1,028,583)   (770,155)
                                             ----------  ----------  ----------
Gross profit.......................             430,447     721,445     627,842
General and administrative expenses
  --other..........................          (2,378,947) (3,199,590) (1,140,054)
  --related party..................    6(a)    (206,344)        --          --
  --FAI Group......................    6(b)         --          --     (560,172)
                                             ----------  ----------  ----------
Loss from operations...............          (2,154,844) (2,478,145) (1,072,384)
Interest income....................                 --        7,927       6,514
Interest expense--FAI Group........    6(b)         --          --     (290,997)
                                             ----------  ----------  ----------
Loss before taxes..................          (2,154,844) (2,470,218) (1,356,867)
Income tax expense.................    5            --          --          --
                                             ----------  ----------  ----------
Net loss...........................          (2,154,844) (2,470,218) (1,356,867)
                                             ==========  ==========  ==========



 The accompanying notes are an integral part of these combined financial state-
                                     ments.

                           COOPER INTERNATIONAL GROUP

                        COMBINED STATEMENTS OF CASHFLOWS

                                                                    NINE MONTHS
                                           PERIOD ENDED YEAR ENDED     ENDED
                                             JUNE 30,    JUNE 30,    MARCH 30,
                                           ------------ ----------  -----------
                                             1995 $US    1996 $US    1997 $US
                                           ------------ ----------  -----------
Cashflow from operating activities
  Net Loss................................  (2,154,844) (2,470,218) (1,356,867)
  Adjustments to reconcile net loss to net
   cash from operating activities:
    Depreciation..........................      11,307      45,847      21,119
    Provision for losses on accounts
     receivable...........................      15,810     129,602     123,773
    (Increase) decrease in operating
     assets:
      Accounts receivable--trade..........    (184,230)    (38,558)   (366,219)
      Inventories.........................    (347,800)   (115,504)     15,026
      Prepaid expenses and other assets...     (11,645)   (114,911)    (21,051)
    Increase (decrease) in operating
     liabilities:
      Accounts payable....................     281,256     143,349     206,385
      Accrued liabilities.................      56,501       2,928      82,066
                                            ----------  ----------  ----------
        Net cash used in operating
         activities.......................  (2,333,645) (2,417,465) (1,295,768)
                                            ----------  ----------  ----------
Cashflow from investing activities
  Proceeds from sale of plant and
   equipment..............................         --          --        8,472
  Additions to plant and equipment........    (152,878)    (15,475)    (19,569)
                                            ----------  ----------  ----------
        Net cash used in investing
         activities.......................    (152,878)    (15,475)    (11,097)
                                            ----------  ----------  ----------
Cashflow from financing activities
  Increase in bank overdraft..............         --       20,943         --
  Provided by FAI Group debt..............         --    1,655,291     805,179
  Receipts from related parties...........     355,971     425,908     481,752
  Capital subscribed......................   2,207,436     344,598         --
                                            ----------  ----------  ----------
        Net cash provided by financing
         activities.......................   2,563,407   2,446,740   1,286,931
                                            ----------  ----------  ----------
Net increase (decrease) in cash held......      76,884      13,800     (19,934)
                                            ----------  ----------  ----------
Cash at the beginning of the financial
 year.....................................         --       69,982      82,214
Effect of exchange rate change on cash
 held.....................................      (6,902)     (1,568)     (2,074)
                                            ----------  ----------  ----------
Cash at the end of the period.............      69,982      82,214      60,206
                                            ----------  ----------  ----------
Supplemental disclosure of cash flow
 information:
  Interest paid...........................         --          --      290,997


    The accompanying notes are an integral part of these combined financial statements

                           COOPER INTERNATIONAL GROUP

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                   FOREIGN                    TOTAL
                            TRUST    TRUST UNITS  CURRENCY   ACCUMULATED  SHAREHOLDERS'
                          SETTLEMENT   ISSUED    TRANSLATION   LOSSES        EQUITY
                             $US         $US     RESERVE $US     $US           $US
                          ---------- ----------- ----------- -----------  -------------
October 14, 1994........         15    690,446         --           --        690,461
March 28, 1995..........  1,516,975                                         1,516,975
Foreign currency
 translation adjustment.                            (5,871)                    (5,871)
Net loss 1995...........                                     (2,154,844)   (2,154,844)
                          ---------    -------     -------   ----------    ----------
Balance June 30, 1995...  1,516,990    690,446      (5,871)  (2,154,844)       46,721
Foreign currency
 translation adjustment.                           (24,080)                   (24,080)
Forgiveness of debt.....    344,598                                           344,598
Net loss 1996...........                                     (2,470,218)   (2,470,218)
                          ---------    -------     -------   ----------    ----------
Balance June 30, 1996...  1,861,588    690,446     (29,951)  (4,625,062)   (2,102,979)
Foreign currency
 translation adjustment.                           (64,301)                   (64,301)
Net loss for nine months
 to March 31, 1997......                                     (1,356,867)   (1,356,867)
                          ---------    -------     -------   ----------    ----------
Balance March 30, 1997..  1,861,588    690,446     (94,252)  (5,981,929)   (3,524,147)
                          =========    =======     =======   ==========    ==========



    The accompanying notes are an integral part of these combined financial statements

                          COOPER INTERNATIONAL GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 (a) Nature of Business--

  FAI Home Security (UK) Trust was declared in Manchester, England on March 28, 1995 and FAI Home Security (Canada) Unit Trust was declared in Toronto, Canada on October 14, 1994.

  The main business activity of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust, collectively ("the Group"), is the sale, service and monitoring of security alarm systems, which are sold via a distributor network to residential and small business premises in North America, Europe and South Africa.

  The security alarm system, "SecurityGuard", and other major components are supplied exclusively by Ness Security Products Pty Ltd, an unrelated company based in Sydney, Australia.

 (b) Principles of Consolidation and Combined Statements--

  The two entities are subsidiaries of the current ultimate beneficiary, Cooper Investment Trust. Accordingly, the accompanying financial statements have been presented on a combined basis, and include the consolidated accounts of FAI Home Security (UK) Trust, and its wholly-owned subsidiary, FAI Home Security (Africa) Pty Ltd, and the consolidated accounts of FAI Home Security (Canada) Unit Trust, and its wholly-owned subsidiary, FAI Home Security (USA) Inc.

  All intercompany accounts and transactions have been eliminated.

  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

 (c) Cash and Cash Equivalents--

  Cash equivalents consist of short-term investments with maturities of three months or less and are stated at cost which approximates market.

 (d) Net Income/(Loss) per Common Share--

  There has been no calculation of net income/(loss) per common share because of the combined group structure.

 (e) Foreign Currencies--

  The combined financial statements of the Group are translated into US dollars to reflect the local currency of the proposed ultimate parent entity, Home Security International Inc. The profit and loss items of the Group have been translated at the average exchange rates throughout each period. The resulting translation effects are reflected in shareholders' equity.

  The local currency of FAI Home Security (UK) Trust is British Pound Sterling, the local currency of FAI Home Security (Canada) Unit Trust is Canadian dollars, and the local currency of FAI Home Security (Africa) Pty Ltd is South African Rand. FAI Home Security (USA) Inc. reports its financial statements in United States dollars.

 (f) Use of Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

 (g) Income Taxes--

  The group accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 ("Accounting for Income Taxes") which requires an asset and liability method of accounting for income

                          COOPER INTERNATIONAL GROUP
taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Revenue Recognition--

  Revenue is recognized at the time of shipment of products and is shown net of returns and rebates.

 (i) Allowance for Doubtful Accounts--

  Management reviews the collectibility of accounts receivable on a regular basis. Amounts, if any, which are determined to be uncollectable are provided for in the financial statements in the period such determination is made.

 (j) Plant and Equipment--

  Plant and equipment are recorded at cost. Maintenance and repairs are expensed in the period to which they relate. Depreciation on plant and equipment is calculated using the straight-line method with the exception of Canada which uses the declining balance method for all assets except leasehold improvements, over the following estimated useful lives:

                                                                 UNITED
                                                                 KINGDOM CANADA
                                                                  YEARS  YEARS
                                                                 ------- ------
      Furniture and fixtures....................................   4.0    5.0
      Office equipment..........................................   4.0    5.0
      Plant.....................................................   4.0    --
      Computer equipment........................................    --    3.3
      Motor vehicles............................................   4.0    --
      Leasehold improvements....................................    --    5.0

 (k) Research and Development--

  The Group has no significant research and development activities.

 (l) Pension and Other Benefit Plans--

  The Group has no pension or other post-employment benefit plans.

NOTE 2: NET SALES

                                                                     NINE MONTHS
                                            PERIOD ENDED YEAR ENDED     ENDED
                                              JUNE 30,    JUNE 30,    MARCH 30,
                                            ------------ ----------  -----------
                                                1995        1996        1997
                                                $US         $US          $US
                                            ------------ ----------  -----------
Direct retail sales........................   377,983      539,845       88,626
Distributor sales..........................   513,368    1,251,325    1,330,031
Other......................................       --        12,996        1,834
                                              -------    ---------    ---------
Gross sales................................   891,351    1,804,166    1,420,491
Less: returns and rebates..................   (14,658)     (54,138)     (22,494)
                                              -------    ---------    ---------
Net sales..................................   876,693    1,750,028    1,397,997
                                              =======    =========    =========

                          COOPER INTERNATIONAL GROUP

NOTE 3: ACCOUNTS RECEIVABLE--TRADE

                                                       JUNE 30,       MARCH 30,
                                                   -----------------  ---------
                                                    1995      1996      1997
                                                     $US      $US        $US
                                                   -------  --------  ---------
Accounts receivable............................... 185,443   238,589   578,706
Less: allowances for doubtful accounts............ (15,810) (145,412) (269,326)
                                                   -------  --------  --------
                                                   169,633    93,177   309,380

NOTE 4: INVENTORIES

                                                          JUNE 30,     MARCH 30,
                                                       --------------- ---------
                                                        1995    1996     1997
                                                         $US     $US      $US
                                                       ------- ------- ---------
Service stock.........................................     --   30,023   10,600
Sales aids............................................  47,274  37,372  111,705
Goods for resale...................................... 302,013 367,883  337,563
                                                       ------- -------  -------
                                                       349,287 435,278  459,868

NOTE 5: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                           JUNE 30,    MARCH 30,
                                                        -------------- ---------
                                                         1995   1996     1997
                                                         $US     $US      $US
                                                        ------ ------- ---------
Prepayments............................................  5,193  19,934   47,307
Pre-paid VAT...........................................    --  106,622   65,536
Sundry debtors.........................................  6,452     --     3,112
                                                        ------ -------  -------
                                                        11,645 126,556  115,955

NOTE 6: PLANT AND EQUIPMENT

                                                        JUNE 30,       MARCH 30,
                                                     ----------------  ---------
                                                      1995     1996      1997
                                                       $US      $US       $US
                                                     -------  -------  ---------
Furniture and fixtures..............................  42,739   65,718    82,395
Plant and equipment.................................  98,775   98,117    97,117
Motor vehicles......................................  11,895      --        --
less: Accumulated depreciation...................... (11,350) (54,208)  (76,883)
                                                     -------  -------   -------
                                                     142,059  109,627   102,629

NOTE 7: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reflected in the combined balance sheets for cash and cash equivalents, and accounts receivable and payable approximate their respective fair values due to the short maturities of these instruments.

                           COOPER INTERNATIONAL GROUP

NOTE 8: LEASE COMMITMENTS

  Operating leases exist for the premises and motor vehicles in Canada and the United Kingdom.

                                                          JUNE 30,    MARCH 30,
                                                        ------------- ---------
                                                         1995   1996    1997
                                                         $US    $US      $US
                                                        ------ ------ ---------
   The future minimum payments on operating leases are
    as follows:
     Payable no later than one year...................  21,004 45,163   53,620
     Payable later than one year but not later than
      two years.......................................  14,988 35,836   39,124
     Payable later than two years but not later than
      three years.....................................   5,749  7,688   13,081
     Payable later than three years but not later than
      four years......................................     --     --       --
     Payable later than four years but not later than
      five years .....................................     --     --       --
                                                        ------ ------  -------
                                                        41,741 88,687  105,825
                                                        ====== ======  =======

NOTE 9: SEGMENT INFORMATION

  The Group operates principally in one industry segment which includes the sale, service and monitoring of security alarm systems. The Group's area of operations includes Canada, South Africa, United Kingdom and United States and no single customer accounts for more than 10% of the Group's revenues. Information about the Group's operations split by geographic location is shown below.

                                                                    NINE MONTHS
                                           PERIOD ENDED YEAR ENDED     ENDED
                                             JUNE 30,    JUNE 30,    MARCH 30,
                                           ------------ ----------  -----------
                                               1995        1996        1997
                                               $US         $US          $US
                                           ------------ ----------  -----------
Net Sales:
  --United Kingdom........................     386,639     698,508     960,847
  --South Africa..........................         --          --       23,975
  --Canada................................     490,054     999,268     437,647
  --United States.........................         --       52,252      34,148
                                            ----------  ----------  ----------
                                               876,693   1,750,028   1,456,617
less: Eliminations........................         --          --      (58,620)
                                            ----------  ----------  ----------
    Total Net Sales.......................     876,693   1,750,028   1,397,997
                                            ==========  ==========  ==========
Operating Loss
  --United Kingdom........................  (1,606,332) (1,995,479)   (597,883)
  --South Africa..........................         --          --       (3,917)
  --Canada................................    (548,512)   (429,911)   (391,521)
  --United States.........................         --      (52,755)    (79,063)
                                            ----------  ----------  ----------
                                            (2,154,844) (2,478,145) (1,072,384)
less: Eliminations........................         --          --          --
                                            ----------  ----------  ----------
    Total Operating Loss..................  (2,154,844) (2,478,145) (1,072,384)
                                            ==========  ==========  ==========
Capital Expenditure
  --United Kingdom........................      91,042      10,350         --
  --South Africa..........................         --          --          661
  --Canada................................         --          --       18,908
  --United States.........................         --          --          --
                                            ----------  ----------  ----------
                                                91,042      10,350      19,569
                                            ==========  ==========  ==========
Depreciation
  --United Kingdom........................       5,371      28,280       8,800
  --South Africa..........................         --          --          --
  --Canada................................       5,936      17,567      12,319
  --United States.........................         --          --          --
                                            ----------  ----------  ----------
                                                11,307      45,847      21,119
                                            ==========  ==========  ==========

                          COOPER INTERNATIONAL GROUP

NOTE 10: INCOME TAXES

  The Group has estimated, unconfirmed income tax loss carry forwards available to offset future taxable income, the tax benefit of which has not been recorded in these combined financial statements. These losses expire as follows (using the balance sheet date exchange rate):

                                                        JUNE 30,       MARCH 30,
                                                   ------------------- ---------
                                                     1995      1996      1997
                                                      $US       $US       $US
                                                   --------- --------- ---------
   2002........................................... 2,154,997 2,154,997 2,154,997
   2003...........................................       --  2,470,150 2,470,150
   2004...........................................       --        --  1,356,867
                                                   --------- --------- ---------
                                                   2,154,997 4,625,147 5,982,014
                                                   ========= ========= =========

  These income tax losses are not available to the Home Security
International, Inc.

NOTE 11: RELATED PARTY TRANSACTIONS

 (a) Related party transactions

  FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust were related to FAI Home Security Holdings Pty Limited by the ultimate holdings of the ultimate parent company FAI Insurances Ltd. until November 11, 1995 at which time the trusts were sold to entities related to Mr. Cooper.

                                                       JUNE 30,     MARCH 30,
                                                    --------------- ---------
                                                     1995    1996     1997
                                                      $US     $US      $US
                                                    ------- ------- ---------
   Portion of debt forgiven by FAI Home Security
    Holdings Pty Limited to:
     FAI Home Security Trust.......................     --  344,598    --

  The debt forgiven by FAI Home Security Holdings Pty Limited was part of the total consideration for the sale of international operations that occurred on November 15, 1995.

   Management fees paid to FAI Home Security Pty
    Limited by:
     FAI Home Security (UK) Trust..................  71,283     --     --
     FAI Home Security (Canada) Trust.............. 135,061     --     --

  The management fees relate to an apportionment of costs incurred by FAI Home Security Pty Limited on behalf of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust.

 (b) Transactions with FAI Group

  On November 15, 1995 the FAI Group sold its interest in the International Group to Mr. Cooper at which time the international group ceased to be related to the FAI Group. FAI Home Security Holdings Pty Limited contracted to provide management services to the International Group at market rates. The loans outstanding from the International Group to FAI Home Security Holdings Pty Limited became interest bearing after the sale carrying an interest rate of 10% per annum.


                                                           JUNE 30,    MARCH 30,
                                                        -------------- ---------
                                                        1995   1996      1997
                                                        $US     $US       $US
                                                        ---- --------- ---------
   Current Liabilities:
     FAI Home Security Holdings Pty Limited............ --   2,012,472 2,845,560

                          COOPER INTERNATIONAL GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)


  The amount due to FAI Home Security Holdings Pty Limited has been subordinated to June 30, 1998.

                                                           JUNE 30,  MARCH 30,
                                                           --------- ---------
                                                           1995 1996   1997
                                                           $US  $US     $US
                                                           ---- ---- ---------
   Management fees received by FAI Home Security Holdings
    Pty Limited from--
     FAI Home Security (UK) Trust........................  --   --    448,138
     FAI Home Security (Canada) Trust....................  --   --    112,034

  The management fees relate to an apportionment of costs incurred by FAI Home
Security Holdings Pty Limited on behalf of FAI Home Security (UK) Trust and FAI
Home Security (Canada) Unit Trust.

                                                           JUNE 30,  MARCH 30,
                                                           --------- ---------
                                                           1995 1996   1997
                                                           $US  $US     $US
                                                           ---- ---- ---------
   Interest paid to FAI Home Security Holdings Pty
    Limited by:
     FAI Home Security (UK) Trust........................  --   --    238,246
     FAI Home Security (Canada) Trust....................  --   --     52,751

  The interest was charged on the balance of the loans outstanding from FAI Home Security Holdings Pty Limited from June 30, 1996.

NOTE 12: POST BALANCE SHEET EVENTS

  The Group has entered into the International asset purchase agreement with FAI Home Security Holdings Pty Limited. Under the agreement FAI Home Security Holdings Pty Limited has agreed to purchase from the Group all of its intangible and tangible assets, (including but not limited to inventories, fixed assets, licenses, goodwill but excluding accounts receivable) in exchange for a cash payment of approximately $2,784,431 as at March 30, 1997.

NOTE 13: CONTINGENT LIABILITIES

  In the United Kingdom an estimated 400 alarm units have been sold with an extended warranty period of 10 years by a distributor of FAI Home Security
(UK) Trust. FAI Home Security (UK) Trust has undertaken with the Office of Fair Trading to honor this warranty in full.

  The Company's historical experience with these warranties has been that less than 10% of units sold will require a service call outside the normal 12 month warranty period. Based upon these assumptions 400 units at the maximum service cost of US$70 per visit over the 10 year period would give rise to a potential liability of $28,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of FAI Finance Corporation Pty
Limited:

  We have audited the accompanying consolidated balance sheet of FAI Finance Corporation Pty Limited as of June 30, 1997, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FAI Finance Corporation Pty Limited as of June 30, 1997, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended 30 June 1997 in conformity with generally accepted accounting principles in the United States of America.

  The consolidated financial statements of FAI Finance Corporation Pty Limited as of and for the nine months ended March 31, 1998, and 1997, which are presented solely for comparative purposes, were not audited by Independent Public Accountants.

                                          /s/ Arthur Andersen

Sydney
September 12, 1997

                            FAI FINANCE CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  NINE MONTHS ENDED
                                    YEAR ENDED JUNE 30,               MARCH 31,
                               -------------------------------  ----------------------
                                 1995      1996        1997        1997        1998
                          NOTE   $US        $US        $US         $US         $US
                          ---- --------  ---------  ----------  ----------  ----------
                                                                     (UNAUDITED)
Interest income--related
 party..................            --         --          --          --          --
--other.................        263,177  2,814,877   6,399,516   4,484,631   6,047,812
Interest expenses--
 related party..........   11       --     (75,087)   (755,741)   (491,052)   (887,181)
--other.................            --    (145,479) (1,170,662)   (875,823)   (862,621)
                               --------  ---------  ----------  ----------  ----------
Net interest income.....        263,177  2,594,311   4,473,113   3,117,756   4,298,010
Management fee income--
 related party..........   11       --      43,628      61,675      44,650      31,958
                               --------  ---------  ----------  ----------  ----------
Operating revenues......        263,177  2,637,939   4,534,788   3,162,406   4,329,968
General and
 Administrative
 expenses--other........   4   (344,158)  (888,377) (2,042,788) (1,409,792) (2,190,055)
General and
 Administrative
 expenses--related
 party..................   11  (106,180)       --          --          --          --
Bad debts and allowance
 for losses.............   2    (20,652)  (402,017)   (807,800)   (519,962)   (705,299)
                               --------  ---------  ----------  ----------  ----------
Income (loss) before
 taxes..................       (207,813) 1,347,545   1,684,200   1,232,652   1,434,614
Income tax expense......   10    71,551   (491,898)   (580,205)   (433,711)   (501,650)
                               --------  ---------  ----------  ----------  ----------
Net income (loss).......       (136,262)   855,647   1,103,995     798,941     932,964
                               ========  =========  ==========  ==========  ==========



  The accompanying notes are an integral part of these consolidated financial statements

                            FAI FINANCE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                   JUNE 30,          MARCH 31,
                                             ---------------------  -----------
                                                1996       1997        1998
                                       NOTE     $US        $US          $US
                                       ----- ---------- ----------  -----------
ASSETS
------                                                              (UNAUDITED)
Cash and cash equivalents.............   5       17,576    211,096     624,868
Receivables...........................   2
  Consumer loans......................       21,281,787 34,488,681  38,188,452
  Business finance loans..............              --   1,020,528     623,980
                                             ---------- ----------  ----------
    Total receivables.................       21,281,787 35,509,209  38,812,432
  Less: Allowance for losses of
   receivables........................   2      271,781    550,974     708,456
                                             ---------- ----------  ----------
    Net receivables...................       21,010,006 34,958,235  38,103,976
Prepaid expenses and other current
 assets...............................   6      244,463    684,198     662,596
Restricted deposits................... 7, 14    788,600    893,588     938,139
Plant and equipment, net..............   8      140,143    343,050     435,110
Deferred income taxes.................  10       89,260    208,814     340,455
Intangibles...........................   9      331,461    296,440     251,706
                                             ---------- ----------  ----------
    Total assets......................       22,621,509 37,595,421  41,356,850
                                             ========== ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Bank overdraft........................           11,819  1,541,954         --
Borrowing--Westpac Banking
 Corporation..........................  14   12,062,036 16,348,950  16,741,589
Payables--trade.......................          220,874     84,793     166,856
Accrued liabilities...................           30,834     43,141      50,872
Income tax payable....................           42,523      1,063     634,822
Payables--related party...............  11    9,126,269 17,445,050  21,204,336
                                             ---------- ----------  ----------
    Total liabilities.................       21,494,355 35,464,951  38,798,475
                                             ---------- ----------  ----------
Shareholders' equity
  Common stock ($A1.00 value; 100,000
   shares authorized; 50,002 shares
   outstanding).......................           36,976     36,976      36,976
  Additional paid in capital..........          335,592    335,592     335,592
  Foreign currency translation
   reserve............................           36,578    (64,101)   (569,160)
  Retained earnings...................          718,008  1,822,003   2,754,967
                                             ---------- ----------  ----------
    Total shareholders' equity........        1,127,154  2,130,470   2,558,375
                                             ---------- ----------  ----------
    Total liabilities and
     shareholders' equity.............       22,621,509 37,595,421  41,356,850
                                             ========== ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements

                            FAI FINANCE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASHFLOWS

                                                                NINE MONTHS ENDED MARCH
                                 YEAR ENDED JUNE 30,                      31,
                          ------------------------------------  ------------------------
                             1995        1996         1997         1997         1998
                             $US          $US          $US          $US          $US
                          ----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Cashflow from operating
 activities
  Net income (loss).....    (136,262)     855,647    1,103,995      798,941      932,964
  Adjustments to
   reconcile net income
   (loss) to net cash
   from Operating
   activities:
  Depreciation..........       4,193       24,860       55,318       24,477       87,279
  Amortization of
   goodwill.............       5,363       17,185       35,020       14,730       44,734
  Deferred taxes and
   income tax payable...     (78,944)      43,308     (613,974)     433,045      502,118
  Provision for losses
   on term loans
   receivable...........       7,584      257,633      279,192      174,300      157,482
  (Increase) decrease in
   operating assets:
  Prepaid expenses and
   other assets.........       2,528     (244,198)    (450,320)      12,911       21,601
  Increase (decrease) in
   operating
   liabilities:
  Accounts payable......      16,864      201,529        7,443     (114,655)      82,062
  Accrued liabilities...      46,514      (15,679)      12,306        9,969        7,731
                          ----------  -----------  -----------  -----------  -----------
  Net cash provided by
   operating activities.    (132,160)   1,140,285      428,980    1,353,718    1,835,971
                          ----------  -----------  -----------  -----------  -----------
Cashflow from investing
 activities
  Additions to plant and
   equipment............     (61,919)    (107,277)    (258,225)    (128,491)    (179,339)
  Term loans funded.....  (5,629,730) (26,548,547) (38,119,265) (31,907,395) (29,303,786)
  Collection of
   principal............   1,575,196    9,950,145   23,706,843   20,755,866   26,000,564
                          ----------  -----------  -----------  -----------  -----------
  Net cash used in
   investing activities.  (4,116,453) (16,705,679) (14,670,647) (11,280,020)  (3,482,561)
                          ----------  -----------  -----------  -----------  -----------
Cashflow from financing
 activities
  Net proceeds from
   borrowings...........         --    12,062,036    4,286,914    2,788,264      392,639
  Decrease in restricted
   deposits.............         --      (788,600)    (104,988)     (92,537)     (44,551)
  Receipts from related
   parties..............   4,613,623    3,890,195    8,679,306    6,304,199    3,254,229
  Increase (decrease) in
   bank overdraft.......         --        11,819    1,530,134      909,575   (1,541,953)
                          ----------  -----------  -----------  -----------  -----------
  Net cash provided by
   financing activities.   4,613,623   15,175,450   14,391,366    9,909,501    2,060,364
                          ----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash held...........     365,010     (389,944)     149,699      (16,801)     413,774
                          ----------  -----------  -----------  -----------  -----------
Cash at the beginning of
 the financial period...      10,170      379,406       17,576       17,576      211,096
Effect of exchange rate
 change on cash held....       4,226       28,114       43,821          --            (2)
                          ----------  -----------  -----------  -----------  -----------
Cash at the end of the
 financial period.......     379,406       17,576      211,096          775      624,868
                          ==========  ===========  ===========  ===========  ===========
Supplemental disclosure
 of cashflow information
  Interest paid.........         --       220,566      755,742    1,366,875    1,749,802
  Income taxes paid.....         --       497,783    1,200,788          --           --

  The accompanying notes are an integral part of these consolidated financial statements

                            FAI FINANCE CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                          CAPITAL STOCK ISSUED
                          ---------------------        ADDITIONAL   FOREIGN      RETAINED        TOTAL
                          ($1 AUSTRALIAN DOLLAR         PAID-IN    CURRENCY      EARNINGS    SHAREHOLDERS'
                               PAR VALUE)       AMOUNT  CAPITAL   TRANSLATION UNAPPROPRIATED    EQUITY
                                 SHARES          $US      $US     RESERVE $US      $US            $US
                          --------------------- ------ ---------- ----------- -------------- -------------
BALANCE, JUNE 30, 1994..         50,002         36,976      --          --         (1,377)        35,599
Foreign currency
 translation adjustment.                                            (14,151)                     (14,151)
Additional paid-in
 capital................                                335,592                                  335,592
Net income 1995.........                                                         (136,262)      (136,262)
                                 ------         ------  -------    --------     ---------      ---------
BALANCE, JUNE 30, 1995..         50,002         36,976  335,592     (14,151)     (137,639)       220,778
Foreign currency
 translation adjustment.                                             50,729                       50,729
Net income 1996.........                                                          855,647        855,647
                                 ------         ------  -------    --------     ---------      ---------
BALANCE, JUNE 30, 1996..         50,002         36,976  335,592      36,578       718,008      1,127,154
Foreign currency
 translation adjustment.                                           (100,679)                    (100,679)
Net income 1997.........                                                        1,103,995      1,103,995
                                 ------         ------  -------    --------     ---------      ---------
BALANCE, JUNE 30, 1997..         50,002         36,976  335,592     (64,101)    1,822,003      2,130,470
(Unaudited)
Foreign currency
 translation Adjustment.                                           (505,059)                    (505,059)
Net income July 1--
 March 31, 1998.........                                                          932,964        932,964
                                 ------         ------  -------    --------     ---------      ---------
BALANCE,
 MARCH 31, 1998.........         50,002         36,976  335,592    (569,160)    2,754,967      2,558,375
                                 ======         ======  =======    ========     =========      =========


  The accompanying notes are an integral part of these consolidated financial statements

                            FAI FINANCE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 (a) Nature of Business--

  FAI Finance Corporation Pty Ltd was incorporated in New South Wales, Australia on October 15, 1991 and FAI Finance Corporation (NZ) Ltd was incorporated in Auckland, New Zealand on May 23, 1996.

  FAI Finance Corporation Pty Ltd and FAI Finance Corporation (NZ) Ltd, collectively ("FFC") or ("FAI Finance Corporation") is a consumer and business finance company operating in Australia and New Zealand. The main business activity of FFC is the sale and management of consumer, commercial and business finance products. Currently more than 80 percent of all consumer loans rise from Home Security International, Inc's (the "Company") distributor network in Australia and New Zealand.

 (b) Principles of Consolidation and Basis of Preparation--

  The consolidated financial statements comprise the accounts of FAI Finance Corporation Pty Limited and its controlled entity FAI Finance Corporation (NZ) Ltd and have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

  All intercompany accounts and transactions have been eliminated.

 (c) Cash and Cash Equivalents--

  Cash equivalents consist of short-term investments with maturities of three months or less and are stated at cost, which approximates market.

 (d) Foreign Currencies--

  The consolidated financial statements of FFC are translated into US dollars to reflect the reporting currency of the Company. The assets and liabilities of FFC are translated at the balance sheet date exchange rate. The profit and loss items of FFC have been translated at the average exchange rates throughout each period. The resulting translation effects are reflected in shareholders' equity.

  The functional currency of FAI Finance Corporation Pty Limited is Australian dollars and the functional currency of FAI Finance Corporation (NZ) Ltd is New Zealand dollars.

 (e) Use of Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

 (f) Income Taxes--

  FFC accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 ("Accounting for Income Taxes") which requires an asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                            FAI FINANCE CORPORATION

 (g) Receivables--

  Receivables are presented net of unearned interest. Unearned interest is amortized to interest income using the effective interest method over the life of the related loan or commitment period.

 (h) Allowance for Losses--

  The allowance for losses of receivables is established through direct charges to income. The allowance for losses is determined by management after analysis of the current trend in the loan portfolio including charge offs, loan arrears and recoveries. FFC has adopted the policy of charging off receivables for which no loan installment has been received in the last six months.

 (i) Plant and Equipment--

  Plant and equipment are recorded at cost. Maintenance and repairs are expensed in the period to which they relate. Depreciation on plant and equipment is calculated using the straight-line method over the following estimated useful lives of the assets:

                                                                           YEARS
                                                                           -----
      Office equipment....................................................  7.7
      Plant...............................................................  6.0
      Motor vehicles......................................................  6.5
      Computer equipment..................................................  4.0
      Leasehold improvements..............................................  6.0

 (j) Research and Development--

  FFC has no significant research and development activities.

 (k) Pension and Other Benefit Plans--

  FFC contributes to a pension plan on behalf of its employees. The pension plan is an accumulation fund and FFC has no liability to members under the plan. FFC has no other pension or other employment benefit plans.

 (l) Derivative Financial Instruments

  FFC uses derivatives as part of its asset/liability management to reduce its overall level of financial risk arising from normal business operations. FFC currently uses interest rate options to cap its interest expense on part of its external borrowings. FFC is not a trader in derivatives, and it has not used speculative derivative products for the purpose of generating earnings from changes in market conditions.

NOTE 2: LENDING ASSETS

  Lending assets include receivables.

 (a) Diversification of Credit Risk--

  FFC predominantly lends to consumers. There are no individual loans which exceed 5% of the lending assets at June 30, 1996, June 30, 1997 and March 31, 1998.

                            FAI FINANCE CORPORATION

 (b) Contractual Maturity of Loan Receivable (unaudited)--

  The contractual maturities of FFC's receivables at March 31, 1998, are due as follows:

                                                              AFTER
                                         1998       1999      2000      TOTAL
                                         $US        $US        $US       $US
                                      ---------- ---------- --------- ----------
   Consumer loans.................... 19,020,974 15,333,983 3,833,495 38,188,452
   Business finance loans............    436,786    187,194       --     623,980
                                      ---------- ---------- --------- ----------
       Total......................... 19,457,760 15,521,177 3,833,495 38,812,432
                                      ========== ========== ========= ==========

  The average yield on the Company's receivables at March 31, 1998 was 22.97% per annum.

 (c) Allowance for Losses--

  The change in the allowance for losses of receivables were as follows:

                                                        JUNE 30,      MARCH 31,
                                                     --------------- -----------
                                                      1996    1997      1998
                                                       $US     $US       $US
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
   Balance at the beginning of the year.............  14,148 271,781   550,974
   Provision for losses............................. 257,633 279,193   157,482
                                                     ------- -------   -------
   Balance at the end of the year................... 271,781 550,974   708,456
                                                     ======= =======   =======

  FFC maintains an allowance for losses of receivables based upon management's best estimate of future possible losses in the portfolio of receivables. Management's estimate is based upon current economic conditions, previous loss history, and knowledge of clients' financial position. Changes in these estimates could result in an increase or decrease in the reserves maintained.

 (d) Bad Debts and Allowance for Losses--

  Bad debts and allowance for losses comprises:

                                                                  NINE MONTHS
                                          YEAR ENDED JUNE 30,   ENDED MARCH 31,
                                         ---------------------- ---------------
                                          1995   1996    1997    1997    1998
                                          $US     $US     $US     $US     $US
                                         ------ ------- ------- ------- -------
                                                                  (UNAUDITED)
   Increase in allowance for losses.....  7,923 257,633 279,193 174,329 157,482
   Bad debts charged off................ 12,729 144,384 528,607 345,633 547,817
                                         ------ ------- ------- ------- -------
       Total............................ 20,652 402,017 807,800 519,962 705,299
                                         ====== ======= ======= ======= =======

NOTE 3: LEGAL PROCEEDINGS

  FFC is party to a number of legal proceedings as plaintiff and defendant, all arising in the ordinary course of its business. Although the ultimate amount for which FFC may be held liable, if any, is not ascertainable, a FFC believes that the amounts, if any, which may ultimately be funded or paid with respect to these matters will not have a material adverse effect on the financial condition or results of operations of FFC.

                            FAI FINANCE CORPORATION

NOTE 4: GENERAL AND ADMINISTRATIVE EXPENSES

  The following table sets forth a summary of the major components of general and administrative expenses:

                                                                 NINE MONTHS
                                      YEAR ENDED JUNE 30,      ENDED MARCH 31,
                                   ------------------------- -------------------
                                    1995    1996     1997      1997      1998
                                     $US     $US      $US       $US       $US
                                   ------- ------- --------- --------- ---------
                                                                 (UNAUDITED)
   Employee salaries.............. 184,075 370,786   836,372   544,509   901,070
   Communications.................   6,336  68,925   315,020    46,784   139,113
   Space costs....................   6,978  39,138   104,812   100,386   249,325
   Legal fees.....................  18,029  16,642    81,337    50,338    72,410
   Research information...........  13,446  43,699    99,591    67,853    98,196
   Office expenses................  57,261 130,280   175,695   218,758   292,543
   Bank charges...................  27,775 108,151    72,081    80,196    86,284
   Other..........................  30,258 110,756   357,880   300,968   351,114
                                   ------- ------- --------- --------- ---------
       Total...................... 344,158 888,377 2,042,788 1,409,792 2,190,055
                                   ======= ======= ========= ========= =========

NOTE 5: CASH

                                                         JUNE 30,     MARCH 31,
                                                      -------------- -----------
                                                       1996   1997      1998
                                                       $US     $US       $US
                                                      ------ ------- -----------
                                                                     (UNAUDITED)
Cash on hand.........................................    394     373       636
Cash at bank......................................... 17,182 210,723   624,232
                                                      ------ -------   -------
                                                      17,576 211,096   624,868
                                                      ====== =======   =======

NOTE 6: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                        JUNE 30,      MARCH 31,
                                                     --------------- -----------
                                                      1996    1997      1998
                                                       $US     $US       $US
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Prepayments.........................................  59,143  46,628    18,786
Sundry Debtors...................................... 185,320 637,570   643,810
                                                     ------- -------   -------
                                                     244,463 684,198   662,596
                                                     ======= =======   =======

NOTE 7: RESTRICTED DEPOSITS

                                                        JUNE 30,      MARCH 31,
                                                     --------------- -----------
                                                      1996    1997      1998
                                                       $US     $US       $US
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Deposits--Westpac Banking Corporation............... 788,600 893,588   938,139
                                                     ------- -------   -------
                                                     788,600 893,588   938,139
                                                     ======= =======   =======

  Access to the funds in this account is restricted in accordance with the Receivable Purchase Agreement entered into with Westpac Banking Corporation. Refer to Note 14.

                            FAI FINANCE CORPORATION

NOTE 8: PLANT AND EQUIPMENT

                                                      JUNE 30,        MARCH 31,
                                                   ----------------  -----------
                                                    1996     1997       1998
                                                     $US      $US        $US
                                                   -------  -------  -----------
                                                                     (UNAUDITED)
Office equipment..................................  37,470  104,574    176,109
Plant.............................................  28,032   29,318     25,997
Motor vehicles....................................  28,961   47,210     78,328
Computer equipment................................  57,092  177,738    243,749
Leasehold improvements............................  17,641   68,582     82,577
Less: Accumulated depreciation.................... (29,053) (84,372)  (171,650)
                                                   -------  -------   --------
                                                   140,143  343,050    435,110
                                                   =======  =======   ========

NOTE 9: INTANGIBLES

                                                      JUNE 30,        MARCH 31,
                                                   ----------------  -----------
                                                    1996     1997       1998
                                                     $US      $US        $US
                                                   -------  -------  -----------
                                                                     (UNAUDITED)
Initial goodwill on investment.................... 335,137  335,592    297,583
Less accumulated amortization..................... (23,676) (39,152)   (45,877)
                                                   -------  -------    -------
                                                   331,461  296,440    251,706
                                                   =======  =======    =======

  Goodwill represents the excess of the purchase price paid by the ultimate parent entity, FAI Insurances Limited, over the fair value of assets acquired when FAI General Insurance Companies Limited acquired the shares in Secure Home Finance Pty Limited (later FAI Finance Corporation Pty Limited) from FAI Home Security Holdings Pty Limited on March 1, 1995. The goodwill associated with this acquisition has been pushed down to FFC and is being amortized over 20 years.

NOTE 10: INCOME TAX

  The actual income tax expense attributable to net income differed from the amounts computed by applying local federal tax rate to net income before taxes as a result of the following:

                                                                 NINE MONTHS
                                      YEAR ENDED JUNE 30,      ENDED MARCH 31,
                                    -------------------------  ----------------
                                     1995     1996     1997     1997     1998
                                      $US      $US     $US       $US      $US
                                    -------  ------- --------  -------  -------
                                                                 (UNAUDITED)
   Expected income tax expense
    (recovery) at statutory rates.  (72,314) 474,017  591,684  420,412  489,540
   Tax effect of permanent and
    other differences:
     Over provision for income tax
      in prior years..............    2,986      696  (42,152)       2      415
     Non-deductible expenses and
      other items.................      --       --    24,336      --       --
     Amortization of goodwill.....    5,569   17,185    6,337   13,297   11,695
   Change in tax rates in deferred
    tax benefits..................   (7,792)     --       --       --       --
                                    -------  ------- --------  -------  -------
                                    (71,551) 491,898  580,205  433,711  501,650
   The tax expense is split
    between:
     Current......................   21,957  482,101  710,273  486,255  501,235
     Deferred.....................  (93,508)   9,797 (130,068) (52,544)     415

                            FAI FINANCE CORPORATION

  Tax losses have been purchased by FFC at June 30, 1996 for $497,783 and June 30, 1997 for $671,751 from the FAI Insurances Group. These were utilized in the year of acquisition.

                                             JUNE 30,        MARCH 31,
                                          ----------------  ------------
                                           1996     1997     1998
                                            $US      $US      $US
                                          -------  -------  -------
                                                              (UNAUDITED)
   Deferred tax assets are comprised of
    timing differences on:
     Provisions not currently deductible
      for tax purposes for:
       Doubtful debts...................   97,841  198,351  253,386
       Leave............................   11,100   15,530   17,125
       Other............................      --     4,389    3,892
     Sundry accruals....................    1,272      --    72,582
     Deferred costs.....................  (21,292)     --       --
     Prepayments........................      339   (9,456)  (6,530)
                                          -------  -------  -------
   Net deferred tax asset...............   89,260  208,814  340,455
                                          =======  =======  =======

NOTE 11: RELATED PARTY TRANSACTIONS

  FAI Home Security (NZ) Trust, FAI Home Security Holdings (New Zealand) Limited and FAI General Insurance Company Limited are related by the 50% holding of their ultimate parent entity, FAI Insurances Limited, in FAI Finance Corporation Pty Limited as at March 31, 1998.

  Management fees charged to related parties are an allocation of overhead costs incurred by the relevant related entity. FAI Finance Corporation (NZ) Limited incurred costs to administer the FAI Home Security Holdings (New Zealand) Limited's New Zealand customer loans book.

                                             JUNE 30,       MARCH 31,
                                       -------------------- ----------
                                         1996       1997       1998
                                          $US       $US        $US
                                       --------- ---------- ----------
                                                               (UNAUDITED)
   Amounts due to related party:
     Non Current Liabilities
       FAI Insurances Limited......... 1,971,500        --  10,445,136
       FAI General Insurance Company
        Limited....................... 4,240,074  7,511,515 10,449,554
       FAI Home Security Pty Limited..    37,343        --         --
       FAI Home Security (NZ) Trust... 2,636,866  9,546,227        --
       FAI Home Security (NZ) Ltd.....   240,486    387,308    309,646
                                       --------- ---------- ----------
                                       9,126,269 17,445,050 21,204,336
                                       ========= ========== ==========

  The above loans are unsecured, bear interest at the Westpac Bank indicator rate and are repayable on demand, with the exception of the FAI Insurances Limited and FAI General Insurance Company Limited loans which are non-interest bearing and repayable on demand as at December 31, 1997. As from January 1, 1998 these two loans bear interest at the Westpac Bank indicator rate.

                            FAI FINANCE CORPORATION

                                                JUNE 30,           MARCH 31,
                                         ---------------------- ---------------
                                          1995    1996   1997    1997    1998
                                           $US    $US     $US     $US     $US
                                         ------- ------ ------- ------- -------
                                                                  (UNAUDITED)
   Net income is stated after the
    following items:
     Interest on loans paid by FAI
      Finance Corporation (NZ) Limited
      to:
       FAI Home Security (NZ) Trust....      --  67,174 754,176 464,790 325,681
       FAI Home Security Holdings (New
        Zealand) Limited...............      --   7,913   1,565  26,262  24,599
     Interest on loans paid by FAI
      Finance Corporation Pty Limited
      to:
       FAI General Insurance Company
        Ltd............................      --     --      --      --  245,238
       FAI Insurances Ltd..............      --     --      --      --  291,663
     Management fees received by FAI
      Finance Corporation (NZ) Limited
      From:
       FAI Home Security Holdings (New
        Zealand) Limited...............      --  43,628  61,675  44,650  31,958
     Management fees paid by FAI
      Finance Corporation to:
       FAI Home Security Pty Limited...  106,180    --      --      --      --
     Office rentals paid by FAI Finance
      Corporation Pty Limited to:
       FAI General Insurance Company
        Limited........................    6,036 65,611  51,535  24,158  73,223

NOTE 12: FAIR VALUE DISCLOSURES

  SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information for certain financial instruments, for which it is practicable to estimate that value. Since there is no well established market for many of FFC's assets, fair values are estimated using present value and other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. These assumptions are inherently judgmental and changes in such assumptions could significantly affect fair value calculations. The derived fair value estimates may not be substantiated by comparison to independent markets and may not be realized in immediate liquidation of the instrument.

  For variable rate borrowings that reprice frequently, fair values were assumed to equal carrying values. The loans from FAI General Insurance Company Limited and FAI General Insurances Limited were renegotiated as part of the Company's acquisition of a 50% interest in FFC. These loans bear interest from January 1, 1998, and as a consequence their carrying values approximate fair values.

  For fixed rate consumer and business loans, the fair values were assumed to equal carrying values as the market interest rates charged on the loans have not changed significantly since the loans were granted.

  Carrying values approximate fair values for all other financial instruments.

                            FAI FINANCE CORPORATION

NOTE 13: SEGMENT INFORMATION

  The following table shows certain financial information by geographical region.

                                                            NINE MONTHS ENDED
                                 YEAR ENDED JUNE 30,            MARCH 31,
                             ----------------------------- -------------------
                               1995      1996      1997      1997      1998
                               $US        $US       $US       $US       $US
                             --------  --------- --------- --------- ---------
                                                               (UNAUDITED)
   Net interest income:
     --Australia............  263,177  2,480,922 3,496,927 2,482,859 3,034,907
     --New Zealand..........      --     113,389   976,186   634,897 1,263,103
                             --------  --------- --------- --------- ---------
                              263,177  2,594,311 4,473,113 3,117,756 4,298,010
                             ========  ========= ========= ========= =========
   Operating revenues:
     --Australia............  263,177  2,481,860 3,496,927 2,482,859 3,034,907
     --New Zealand..........      --     156,079 1,037,861   679,547 1,295,061
                             --------  --------- --------- --------- ---------
                              263,177  2,637,939 4,534,788 3,162,406 4,329,968
                             ========  ========= ========= ========= =========
   Bad debts and allowance
    for losses:
     --Australia............   20,652    401,610   754,141   479,967   589,477
     --New Zealand..........      --         407    53,659    39,995   115,822
                             --------  --------- --------- --------- ---------
                               20,652    402,017   807,800   519,962   705,299
                             ========  ========= ========= ========= =========
   Net income (loss):
     --Australia............ (136,262)   781,853   750,864   467,684   498,888
     --New Zealand..........      --      73,794   353,131   331,257   434,076
                             --------  --------- --------- --------- ---------
                             (136,262)   855,647 1,103,995   798,941   932,964
                             ========  ========= ========= ========= =========


                                                     JUNE 30,         MARCH 31,
                                               --------------------- -----------
                                                  1996       1997       1998
                                                  $US        $US         $US
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
   Identifiable Assets
     --Australia.............................. 19,478,616 27,251,057 29,685,459
     --New Zealand............................  3,142,893 10,344,364 11,671,391
                                               ---------- ---------- ----------
                                               22,621,509 37,595,421 41,356,850
                                               ========== ========== ==========

NOTE 14: FINANCE FACILITIES

  On June 28, 1996, FFC entered into the Receivables Purchase Agreement with Westpac Banking Corporation ("Westpac"). Under this agreement, FFC has the right to sell eligible receivables to Westpac and undertakes to continue to service the receivables in exchange for a management fee.

  FFC also has the option to re-purchase the receivables at an amount determined by Westpac which is to take into account the outstanding principal on purchased loans and any outstanding obligations to Westpac under the agreement, including unpaid interest and facility fees.

  Under the Receivables Purchase Agreement, FAI General Insurance Company Limited must maintain a subordinated loan with Westpac equal to the greater of $2,643,200 and 25% of the outstanding sold receivable

                            FAI FINANCE CORPORATION
in the first year or not less than 20% in subsequent years. The right of FAI General Insurance Company Limited to receive interest and principal repayments in respect of the loan are subject to Westpac's prior ranking as agreed between the parties. FAI General Insurance Company Limited has agreed to provide a subordinated loan to Westpac to a maximum of $13,216,000.

  FFC is required to maintain a cash reserve account (restricted deposit) with Westpac, the balance of which is not less than the greater of $660,800 and 5% of the outstanding principal on sold receivables. Interest on the cash reserve account is only paid after the interest obligations under the Westpac loan and subordinated loan have been met. The balance of the account is only available to FFC after all outstanding obligations to Westpac and the subordinated loans have been met.

  FFC has not recognized the sales of receivables under the agreement as a sale for financial reporting purposes. The sales proceeds received from Westpac have been recognized as secured borrowing, and interest, program and line fees under the Westpac facility have been recognized as interest expense. Under the agreement FFC pays interest to Westpac at the Australian Bank Bill rate plus 2.0% per annum. In addition, FFC pays program and line fees as agreed between the parties.

  The current limit of the facility provided by Westpac is $19,824,000 (utilized at March 31, 1998--$16,741,589). The scheduled commitment termination date for the Receivables Purchase Agreement is the third anniversary of the date the agreement was entered into. This date may be extended at the sole discretion of Westpac on the second or any subsequent anniversary of the Agreement for a further period of one year. If FFC wants an extension of the scheduled commitment termination date it must give a written request to Westpac at least 60 days before the relevant anniversary. If Westpac agrees, it must give written notice to FFC not later than the day of the relevant anniversary.

  FAI Insurances Limited and FAI General Insurance Company Limited have agreed to each provide a loan of up to $10,000,000 to FFC to enable it to fund its financing activities. This facility is secured by FFC's assets.

NOTE 15: DERIVATIVES

  FFC has entered into an interest rate collar with Westpac. Under the collar FFC has capped its interest payable on a notional borrowing of $19,801,000 at 13.5% per annum, until 14 August 2001. FFC has also set a floor on the same notional principal and maturity, at 6.03% per annum.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICI-TATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    5
Use of Proceeds...........................................................   10
Dividend Policy...........................................................   10
Price Range of Common Stock...............................................   10
Capitalization............................................................   11
Selected Financial Information............................................   12
Pro Forma Financial Information...........................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   27
Management................................................................   39
Certain Transactions......................................................   44
Principal Shareholders....................................................   47
Description of Securities.................................................   49
Shares Eligible for Future Sale...........................................   51
Underwriting..............................................................   52
Legal Matters.............................................................   53
Experts...................................................................   53
Additional Information....................................................   53
Certain Forward-Looking Statements........................................   54
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,300,000 SHARES

                       HOME SECURITY INTERNATIONAL, INC.

                                     LOGO

                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------

                L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the Representatives' nonaccountable expense allowance, payable in connection with the sale of the Shares being registered hereby. All amounts are estimates, except the registration fee and the NASD filing fee: the total estimated fees set forth below shall be paid by the Company.

      SEC Registration Fees (includes State)........................ $   4,602
      NASD Filing Fee............................................... $   2,060
      Accountants' Fees and Expenses................................  $ 96,000
      American Stock Exchange Listing Fee...........................  $ 17,500
      Legal Fees and Expenses.......................................  $137,506
      Printing and Engraving........................................  $100,000
      Transfer Agent and Registration Fees..........................  $  3,000
      Miscellaneous.................................................  $147,156
                                                                     ---------
          Total..................................................... $ 507,824
                                                                     =========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 102(b) of the Delaware General Corporations Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

  Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

  With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit as brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

  Reference is made to Section 7 of Article VII of the Registrant's By-laws and Article Seventh of the Certificate of Incorporation of the Registrant for the provisions which the Registrant has adopted relating to indemnification of officers, directors, employees and agents, which provides for the indemnification of such persons to the full extent permitted by Delaware law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  Reference is also made to Section 7 of the Underwriting Agreement filed as
Exhibit 1 to this Registration Statement which provides for the indemnification of the Company, its controlling persons, directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the securities laws.

  Reference is also made to Section 7 of the underwriting agreement between the Company, National and Nolan Securities Corporation, which also provides for the indemnification of the Company, its controlling persons, directors and National and Nolan against certain liabilities under the securities laws.

  The Registrant has purchased directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

                                                         AGGREGATE
                         DATE OF              NUMBER OF  PURCHASE          FORM OF
       PURCHASERS         SALE    SECURITIES   SHARES      PRICE        CONSIDERATION
       ----------        -------  ----------  --------- ----------- ----------------------
FAI Home Security
 Holdings Pty Ltd....... 4/11/97 Common Stock         1 $      .001 Cash
FAI Home Security
 Holdings Pty Ltd....... 6/30/97 Common Stock 4,499,999 $10,538,213 Common Stock of FAI
                                                                    Home Security Pty Ltd.
                                                                    and FAI Home Security
                                                                    (ENZED) Ltd.
Bradley D. Cooper....... 7/15/97 Common Stock   250,000 $ 2,500,000 $125,000 Cash and
                                                                    $2,375,000 Note
                                                                    Payable

  The sales of all of the aforementioned securities were made, in reliance upon the exemption from the registration provisions of the Act afforded by section 4(2) thereof and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. To the best of the Registrant's knowledge, the purchasers of securities described above acquired them for their own account.

ITEM 16. EXHIBITS

  (a) EXHIBITS

     *1        Form of Underwriting Agreement
      2.1      Share Purchase Agreement relating to the purchase of shares in
               FAI Home Security Pty Limited and FAI Home Security (ENZED) Lim-
               ited (4)
      2.2      NZ Asset Purchase Agreement between FAI Home Security Holdings
               New Zealand Limited and FAI Home Security (ENZED) Limited (4)
      2.3      NZ Share Sale Agreement between FAI Home Security Holdings New
               Zealand Limited and FAI Home Security Holdings Pty Limited (4)
      2.4      Trade Mark License Agreement between FAI Insurances and FAI Home
               Security Pty Limited (4)
      3.1      Certificate of Incorporation of the Company (1)
      3.2      Bylaws of the Company (1)
      4.1      National Securities Corporation Warrant Agreement (1)
      4.2      Form of the Company Common Stock Certificate (3)
     *5.1      Opinion and Consent of D'Ancona & Pflaum
     10.1      1997 Employee Stock Option Plan (5)


      10.2     1997 Non-Employee Directors' Stock Option Plan (5)
      10.3     International Asset Purchase Agreement between FAI Insurances and Cooper International Group (2)
      10.4     Manufacturing Agreement among Ness Security Products Pty Limit-
               ed, FAI Home Security Pty Limited and FAI Home Security Holdings
               Pty Limited (4)
      10.5     Executive Service Agreement with Bradley D. Cooper (4)
      10.6     Amendment to Executive Service Agreement with Bradley D. Cooper
               (4)
      10.7     Executive Service Agreement dated July 15, 1997 between the Com-
               pany and Terrance J. Youngman (4)
      10.8     Executive Service Agreement dated July 15, 1997 between the Com-
               pany and Robert
               D. Appleby (4)
      10.9     Executive Service Agreement dated July 15, 1997 between the Com-
               pany and
               Mark Whitaker (4)
      10.10    Executive Service Agreement dated July 15, 1997 between the Com-
               pany and
               Geoffrey D. Knowles (4)
      10.11    Executive Service Agreement dated July 15, 1997 between the Com-
               pany and
               Felicity A. Hilbert (4)
      10.12    Option Agreement dated September 5, 1994 between Bradley D. Coo-
               per and FAI Insurances Limited (2)
      10.13    Sale Agreement dated November 11, 1995, among Bradley D. Cooper,
               FAI Insurances Ltd, FAI Home Security Holding Pty Ltd. and
               Kamarasi Pty Ltd. (2)
      10.14    Management Services Agreement with Speakeasy Ltd. (2)
      10.15    Promissory Note Payable to Bradley D. Cooper (4)
      10.16    Promissory Note Payable to FAI Home Security Holdings Pty Lim-
               ited (4)
      10.17    Promissory Note Payable to FAI Home Security (ENZED) Limited (4)
      10.18    Share Sale Agreement dated December 31, 1997 by and between FAI
               Insurances Limited and FAI Home Security Pty. Limited (6)
      10.19    Shareholders Agreement dated December 31, 1997 by and between
               FAI Insurances
               Limited and FAI Home Security Pty. Limited (6)
      10.20    Consultancy Engagement Agreement effective October 1, 1997, among the Company, Speakeasy Pty. Ltd. and Bradley D. Cooper (7)
      10.21    Stock Purchase Agreement dated July 17, 1998 between the Company and International Home Security Investments Limited.
      21.1     List of Subsidiaries
     *23.1     Consent of D'Ancona & Pflaum (to be included in Exhibit 5.1)


     23.2      Consent of Arthur Andersen
     23.3      Consent of Paul Brown
     24.1      Power of Attorney (included on Page II-6)

--------
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-26399), as amended, filed with the Securities Exchange Commission on May 2, 1997
(2) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-26399), as amended, filed with the Securities Exchange Commission on June 10, 1997
(3) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-26399), as amended, filed with the Securities Exchange Commission on June 25, 1997
(4) Incorporated by reference to the Company's Registration Statement on Form 10-K (Registration No. 333-26399), filed with the Securities Exchange Commission on September 29, 1997
(5) Incorporated by reference to the Company's Registration Statement on Form 10-Q (Registration No. 333-26399), filed with the Securities Exchange Commission on November 14, 1997
(6) Incorporated by reference to the Company's Registration Statement on Form 8-K (Registration No. 333-26399), filed with the Securities Exchange Commission on January 15, 1998
(7) Incorporated by reference to the Company's Registration Statement on Form 10-Q (Registration No. 333-26399), filed with the Securities Exchange Commission on February 17, 1998
*  To be filed by Amendment

ITEM 17. UNDERTAKINGS

  (a) The Company will file, during any period in which it offers or sells securities, all post-effective amendments to this Registration Statement as to:

  (i) Include any prospectus required by Section 10(a)(3) of the Securities
  Act;

  (ii) Reflect in this Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

  (iii) Include any additional or changed material information on the plan of distribution.

  (b) For determining liability under the Securities Act, the Company will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (c) The Company will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted (other than the expenses of a successful defense), the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and the Company will be governed by the final adjudication of such issues.

  (e) The Company will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IS HAS REASONABLE GROUNDS TO BELIEVE THE REGISTRANT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM S-1 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED IN THE CITY OF SYDNEY, AUSTRALIA ON JULY 17, 1998.

                                          Home Security International, Inc.

                                                 /s/ Bradley D. Cooper
                                          By:__________________________________
                                                     Bradley D. Cooper
                                                  Chief Executive Officer

  KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of Home Security International, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Bradley D. Cooper, Terrence J. Youngman and Mark Whitaker, and each of them, each of their true and lawful attorneys-in-fact and agents; with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign such Registration Statement and any or all pre-effective and post-effective amendments to the Registration Statements, including a Prospectus or an amended Prospectus therein and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


      /s/ Bradley D. Cooper          Chairman and Chief Executive    July 17, 1998
____________________________________  Officer (Principal
         Bradley D. Cooper            Executive Officer)

        /s/ Mark Whitaker            Chief Financial Officer,        July 17, 1998
____________________________________  Executive Vice President of
           Mark Whitaker              Finance and Treasurer
                                      (Principal Financial and
                                      Accounting Officer)

     /s/ Timothy M. Mainprize        Director                        July 17, 1998
____________________________________
        Timothy M. Mainprize

     /s/ Steven A. Rothstein         Director                        July 17, 1998
____________________________________
        Steven A. Rothstein

       /s/ Steve Rabinovici          Director                        July 17, 1998
____________________________________
          Steve Rabinovici

       /s/ Dennis J. Puleo           Director                        July 17, 1998
____________________________________
          Dennis J. Puleo
